                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

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      Check the appropriate box:
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                 by Rule 14a-6(e)(2))
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      / /        Soliciting Material Pursuant to Section240.14a-11(c) or
                 Section240.14a-12

                       TEXAS INSTRUMENTS INCORPORATED
--------------------------------------------------------------------
          (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the
                            Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/        No fee required.
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           and 0-11.
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

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 APRIL 20, 2000

Dear Stockholders:

You are cordially invited to attend the 2000 ANNUAL MEETING OF STOCKHOLDERS on THURSDAY, APRIL 20, 2000 at the cafeteria on our property at 12500 TI Boulevard, Dallas, Texas, at 10:00 a.m. (Dallas time). At the meeting we will:

    - Elect directors for the next year.

    - Consider and act upon a proposal to approve an amendment to the company's Restated Certificate of Incorporation for the purpose of increasing the authorized shares of common stock of the company from 1,200,000,000 to 2,400,000,000.

    - Consider and act upon a board proposal to approve a Texas Instruments 2000 Long-Term Incentive Plan.

    - Consider and act upon such other matters as may properly come before the meeting.

Stockholders of record at the close of business on February 22, 2000 are entitled to vote at the annual meeting.

WE URGE YOU TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE BY: (1) CALLING THE TOLL-FREE NUMBER, (2) ACCESSING THE INTERNET WEB SITE, OR (3) SIGNING, DATING AND MAILING THE ENCLOSED PROXY.

                                          Sincerely,

                                          /s/ RICHARD J. AGNICH
                                          Richard J. Agnich
                                          SENIOR VICE PRESIDENT
                                          AND SECRETARY

Dallas, Texas
March 2, 2000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------

Voting Procedures...........................................       1

Election of Directors.......................................       1

  Nominees for Directorship.................................       1

  Nominees' Ages, Service and Share Ownership...............       4

Board Organization..........................................       5

  Board and Committee Meetings..............................       5

  Committees of the Board...................................       5

Directors Compensation......................................       7

  Cash Compensation.........................................       7

  Deferral Election.........................................       7

  Restricted Stock Units....................................       7

  Stock Options.............................................       7

  Director Award Program....................................       7

Executive Compensation......................................       8

  Compensation Overview.....................................       8

  Summary Compensation Table................................       8

  Table of Option Grants in 1999............................       9

  Table of Option Exercises in 1999 and Year-End Option
    Values..................................................      10

  U.S. Pension Plan Table...................................      10

  U.K. Pension Plan Table...................................      11

Compensation Committee Report on Executive Compensation.....      12

Comparison of Total Shareholder Return......................      14

Proposal to Approve Amendment to Restated Certificate of
  Incorporation to Increase Authorized Common Stock.........      15

Proposal to Approve the Texas Instruments 2000 Long-Term
  Incentive Plan............................................      17

Additional Information......................................      19

  Financial Statements......................................      19

  Voting Securities.........................................      19

  Share Ownership of Certain Persons........................      20

  Certain Business Relationships............................      20

  Cost of Solicitation......................................      21

  Proposals of Stockholders.................................      21

  Quorum Requirement........................................      21

  Vote Required.............................................      21

  Telephone and Internet Voting.............................      22

  Independent Auditors......................................      22

Exhibit A--Texas Instruments 2000 Long-Term Incentive
  Plan......................................................     A-1

Exhibit B--Financial Statements.............................     B-1

                                     [LOGO]

              EXECUTIVE OFFICES: 12500 TI BOULEVARD, DALLAS, TEXAS MAILING ADDRESS: POST OFFICE BOX 660199, DALLAS, TEXAS 75266-0199

                                PROXY STATEMENT

                                 MARCH 2, 2000

                               VOTING PROCEDURES

TI's board of directors requests your proxy for the annual meeting of stockholders on April 20, 2000. If you sign and return the enclosed proxy, or vote by telephone or on the Internet, you authorize the persons named in the proxy to represent you and vote your shares for the purposes we mentioned in the notice of annual meeting.

If you come to the meeting, you can of course vote in person. But, if you don't come to the meeting, your shares can be voted only if you have returned a properly executed proxy or followed the telephone or Internet voting instructions. If you execute and return your proxy but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the board of directors. You can revoke your authorization at any time before the shares are voted at the meeting.

                             ELECTION OF DIRECTORS

Directors are elected at the annual meeting to hold office until the next annual meeting and until their successors are elected and qualified. The board of directors has designated the following persons as nominees. Unless you withhold authority to vote for directors in your proxy, your shares will be voted for:
JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, WAYNE R. SANDERS, RUTH J. SIMMONS and CLAYTON K. YEUTTER.

NOMINEES FOR DIRECTORSHIP

All of the nominees for directorship are now directors of the company. If any nominee becomes unable to serve before the meeting, the people named as proxies may vote for a substitute or the number of directors will be reduced accordingly.

                           JAMES R. ADAMS DIRECTOR
[Photo of J.R. Adams]
                           Chair, Board Organization and Nominating Committee; member, Audit Committee.

                           Chairman of the board of the company from 1996 to April 1998. Group president, SBC Communications Inc. from 1992 until retirement in 1995; president and chief executive officer of Southwestern Bell Telephone Company, 1988-92. Director, Inet Technologies, Inc., Prodigy Communications Corporation and Storage Technology Corp.

                           DAVID L. BOREN DIRECTOR
[Photo of D.L. Boren]

                           Member, Audit and Stockholder Relations and Public Policy Committees.

                           President of the University of Oklahoma since 1994. U.S. Senator, 1979-94; Governor of Oklahoma, 1975-79. Director, AMR Corporation, Phillips Petroleum Company, Torchmark Corporation and Waddell & Reed, Inc.; chairman, Oklahoma Foundation for Excellence.

                           JAMES B. BUSEY IV DIRECTOR
[Photo of J.B. Busey IV]

                           Chair, Audit Committee; member, Board Organization and Nominating Committee.

                           Retired from U.S. Navy as Admiral in 1989. President and chief executive officer, Armed Forces Communications and Electronics Association, 1992-96; Deputy Secretary, Department of Transportation, 1991-92; Administrator, Federal Aviation Administration, 1989-91. Director, Curtiss-Wright Corporation; trustee and vice-chairman, MITRE Corporation.

                           DANIEL A. CARP DIRECTOR
[Photo of D.A. Carp]

                           Member, Audit and Board Organization and Nominating Committees.

                           Chief executive officer of Eastman Kodak Company since January 2000; president since January 1997; also director since December 1997. Executive vice president and assistant chief operating officer of Eastman Kodak, 1995-97; general manager, European Region, 1991-95. Member, The Business Roundtable.

                           THOMAS J. ENGIBOUS CHAIRMAN, PRESIDENT AND
                           CHIEF EXECUTIVE OFFICER
[Photo of T.J. Engibous]
                           President and chief executive officer of the company since 1996; also, chairman since April 1998. Joined the company in 1976; elected executive vice president in 1993. Director, Catalyst and J.C. Penney Company, Inc.; member, The Business Council and The Business Roundtable; trustee, Southern Methodist University.

                           GERALD W. FRONTERHOUSE DIRECTOR
[Photo of G.W. Fronterhouse]

                           Member, Board Organization and Nominating and Compensation Committees.

                           Investments. Former chief executive officer (1985-88) of First RepublicBank Corporation. President and director, Hoblitzelle Foundation.

                           DAVID R. GOODE DIRECTOR
[Photo of D.R. Goode]

                           Chair, Compensation Committee; member, Board
                           Organization and Nominating Committee.

                           Chairman of the board and chief executive officer of Norfolk Southern Corporation since 1992; also, president since 1991. Director, Caterpillar, Inc., Delta Air Lines, Inc. and Georgia-Pacific Corporation; member, The Business Council and The Business Roundtable; trustee, Hollins College.

                           WAYNE R. SANDERS DIRECTOR
[Photo of W.R. Sanders]

                           Member, Compensation and Stockholder Relations and Public Policy Committees.

                           Chairman of the board of Kimberly-Clark Corporation since 1992; also, chief executive officer since 1991. Director, Adolph Coors Company, Coors Brewing Company and Chase Bank of Texas, N.A.; trustee, Marquette University.

                           RUTH J. SIMMONS DIRECTOR
[Photo of R.J. Simmons]
                           Member, Audit and Stockholder Relations and Public Policy Committees.

                           President of Smith College since 1995. Vice provost of Princeton University, 1992-95; provost of Spelman College, 1990-91. Director, Metropolitan Life Insurance Company, Pfizer, Inc. and The Goldman Sachs Group, Inc.; fellow, American Academy of Arts and Sciences; member, Council on Foreign Relations; trustee, Carnegie Corporation of New York.

                           CLAYTON K. YEUTTER DIRECTOR
[Photo of C.K. Yeutter]

                           Chair, Stockholder Relations and Public Policy Committee; member, Compensation Committee.

                           Of counsel, Hogan & Hartson. Counselor to President Bush for domestic policy during 1992; chairman, Republican National Committee, 1991-92; Secretary, Department of Agriculture, 1989-91; U.S. Trade Representative, 1985-89. Director, Allied Zurich, P.L.C., Caterpillar Inc., ConAgra, Inc., FMC Corporation, Oppenheimer Funds and Weyerhaeuser Company.

NOMINEES' AGES, SERVICE AND SHARE OWNERSHIP

    The table below shows the ages and holdings of common stock of the nominees and the year they became a director.

                                                   COMMON STOCK
                                    DIRECTOR       OWNERSHIP AT
       NOMINEE             AGE       SINCE      DECEMBER 31, 1999*
----------------------   --------   --------   --------------------
James R. Adams              60        1989            300,857
David L. Boren              58        1995             15,140
James B. Busey IV           67        1992             19,790
Daniel A. Carp              51        1997              6,832
Thomas J. Engibous          47        1996          1,232,378
Gerald W. Fronterhouse      63        1986             26,045
David R. Goode              59        1996              9,316
Wayne R. Sanders            52        1997             10,100
Ruth J. Simmons             54        1999              4,000
Clayton K. Yeutter          69        1992             21,140

------------------------

* Includes (a) shares that can be acquired within 60 days through the exercise of options by Mr. Adams, 257,500 shares, Mr. Engibous, 1,103,000 shares and Messrs. Boren, Busey, Carp, Fronterhouse, Goode, Sanders and Yeutter,
    2,500 shares; (b) shares credited to profit sharing stock accounts for Mr. Adams, 1,660 shares, and Mr. Engibous, 8,685 shares; and (c) shares subject to restricted stock unit awards for Mr. Adams, 9,256 shares, Mr. Boren, 11,440 shares, Mr. Busey, 11,440 shares, Mr. Carp, 4,332 shares, Mr. Engibous, 80,000 shares, Mr. Fronterhouse, 11,440 shares, Mr. Goode, 6,816 shares, Mr. Sanders, 4,800 shares, Ms. Simmons, 4,000 shares and
    Mr. Yeutter, 11,440 shares. Excludes shares held by a family member if a director has disclaimed beneficial ownership. Each director owns less than 1% of the company's common stock.

                               BOARD ORGANIZATION

BOARD AND COMMITTEE MEETINGS

During 1999, the board held 12 meetings. The board has four standing committees described below. Overall attendance at board and committee meetings was approximately 93%.

COMMITTEES OF THE BOARD

AUDIT COMMITTEE.  The Audit Committee is generally responsible for:

    - Making recommendations to the board regarding the appointment of independent public accountants for the company.

    - Approving:

       - The company's annual report to stockholders required by Securities and Exchange Commission or stock exchange rules.

       - Certain non-audit services of the independent public accountants.

    - Reviewing:

       - The company's quarterly reports to the SEC.

       - Proposed changes in major accounting policies.

       - Scope of the annual audit.

       - Reports of compliance of management and operating personnel with the company's code of ethics.

       - Adequacy of the company's system of internal accounting controls.

       - Other factors affecting the integrity of published financial reports.

The Audit Committee met 6 times in 1999.

BOARD ORGANIZATION AND NOMINATING COMMITTEE. The Board Organization and Nominating Committee is generally responsible for:

    - Making recommendations to the board regarding:

       - Nominees for election as directors.

       - Structure, size and composition of the board.

       - Compensation of board members.

       - Organization and responsibilities of board committees.

    - Reviewing:

       - General responsibilities and functions of the board.

       - A desirable balance of expertise among board members.

       - Overall company organizational health, particularly succession plans for top management positions within TI.

Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to Richard J. Agnich, Secretary, Board Organization and Nominating Committee, c/o Texas Instruments Incorporated, Post Office Box 660199, MS 8658, Dallas, Texas 75266-0199.

The Board Organization and Nominating Committee met 6 times in 1999.

COMPENSATION COMMITTEE. The Compensation Committee is generally responsible for:

    - Making recommendations to the board regarding:

       - Revisions in and actions under benefit plans of the company that the board must approve.

       - Institution of, revisions in, terminations of and actions under pension, profit sharing or other benefit plans that only benefit officers of the company or disproportionately benefit officers and plans requiring or permitting the issuance of the company's stock.

       - Reservation of company stock for use as awards or grants under plans or as contributions or sales to any trustee of a company employee benefit plan.

       - Purchase of company stock in connection with benefit plans.

    - Taking action as appropriate regarding:

       - Changes in compensation of executive officers of the company.

       - Actions that are required or permitted to be taken by the committee under employee benefit plans of the company.

The Compensation Committee met 6 times in 1999.

STOCKHOLDER RELATIONS AND PUBLIC POLICY COMMITTEE. The Stockholder Relations and Public Policy Committee is generally responsible for:

    - Making recommendations to the board regarding:

       - Topics affecting the relationship between management and stockholders and public issues.

       - Responses to proposals submitted by stockholders.

       - Declaration of dividends and stock splits.

    - Reviewing:

       - Contribution policies of the company and of the TI Foundation.

       - Revisions to TI's code of ethics.

The Stockholder Relations and Public Policy Committee met 5 times in 1999.

                             DIRECTORS COMPENSATION

CASH COMPENSATION

Directors who are not employees are paid each year:

    - A retainer of $55,000 ($40,000 for board service, $15,000 for all committee service).

    - $2,500 for attendance at the company's strategic planning conference.

    - $2,500 for attendance at the company's annual planning conference.

Compensation for other activities, like visits to TI facilities and attendance at certain company events, is $1,000 per day. In 1999, the company made payments (an aggregate of $7,500) relating to premiums for life, medical, dental, travel and accident insurance policies covering directors.

DEFERRAL ELECTION

Subject to some limitations, directors can choose to have all or part of their compensation deferred until they leave the board (or certain other specified times). The deferred amounts are credited to either a cash account or stock unit account. Cash accounts earn interest from the company at a rate (currently based on published interest rates on certain corporate bonds) determined by the Board Organization and Nominating Committee. Stock unit accounts fluctuate in value with the underlying shares of company common stock, which will be issued after the deferral period.

RESTRICTED STOCK UNITS

Under the company's restricted stock unit plan for directors, new non-employee directors are given 2,000 restricted stock units (each representing one share of company common stock). The restricted stock units provide for issuance of company common stock at the time of retirement from the board, or upon earlier termination of service from the board after completing eight years of service or because of death or disability.

STOCK OPTIONS

Under the company's stock option plan for non-employee directors, non-employee directors are annually granted a 10-year option to purchase 5,000 shares of the company's common stock. The purchase price of the shares is 100% of the fair market value on the date of grant. These nonqualified options become exercisable in four equal annual installments beginning on the first anniversary date of the grant and also may become fully exercisable in the event of a change in control (as defined in the plan) of the company.

DIRECTOR AWARD PROGRAM

Each director who has been on the board for five years, and whose board membership ceases because of the mandatory retirement age or, in the case of non-employee directors, because of death or disability, can participate in a director award program. The program was established to promote the company's interest in supporting charitable institutions. The company may contribute a total of $500,000 per eligible director to up to three charitable institutions recommended by the director and approved by the company. The contributions will be made in five annual installments of $100,000 each following the director's death. Directors receive no financial benefit from the program, and all charitable deductions belong to the company.

                             EXECUTIVE COMPENSATION

COMPENSATION OVERVIEW

The company is committed to building shareholder value through improved performance and growth. To achieve this objective, the company seeks to create an environment in which employees recognize that they are valued as individuals and treated with respect, dignity and fairness.

The company uses a merit-based system of compensation to encourage individual employees to reach their productive and creative potential, and to link individual financial goals to company performance. The company regularly compares its compensation system with those of competitors and refines its system as necessary to encourage a motivated and productive work force.

The following tables provide information regarding the compensation of the company's chief executive officer and each of the four other most highly compensated executive officers.

SUMMARY COMPENSATION TABLE

The following table shows the compensation of the company's chief executive officer and each of the four other most highly compensated executive officers for services in all capacities to the company in 1997, 1998 and 1999.

                                                                                  LONG-TERM COMPENSATION
                                     ANNUAL COMPENSATION                 -----------------------------------------
                        ----------------------------------------------                                   PAYOUTS
                                                                                    AWARDS              ----------
                                                              OTHER      ----------------------------   LONG-TERM       ALL
      NAME AND                                                ANNUAL     RESTRICTED        STOCK        INCENTIVE      OTHER
      PRINCIPAL                                              COMPEN-        STOCK         OPTIONS          PLAN       COMPEN-
      POSITION            YEAR      SALARY       BONUS      SATION (1)   AWARDS (2)    (IN SHARES)(3)    PAYOUTS     SATION (4)
      --------            ----      ------       -----      ----------   ----------    --------------    -------     ----------
T.J. Engibous             1999     $744,170    $2,200,000      --                 0       500,000           0         $588,731
Chairman,                 1998     $677,540    $1,800,000      --                 0       400,000           0         $174,732
President & CEO           1997     $645,870    $1,500,000      --                 0       520,000           0         $ 98,604

R.K. Templeton            1999     $457,670    $1,500,000      --                 0       300,000           0         $430,643
Executive Vice            1998     $407,540    $1,200,000      --                 0       180,000           0         $135,948
President                 1997     $358,770    $1,100,000      --                 0       280,000           0         $ 41,248

K.S. Lu(5)                1999     $321,500    $  650,000      --                 0       100,000           0         $174,108
Senior Vice               1998     $292,000    $  500,000      --                 0        80,000           0         $ 53,007
President

J.C. Scarisbrick(5)       1999     $359,666    $  800,000      --        $3,505,000       100,000           0         $251,816
Senior Vice               1998     $325,396    $  595,607      --                 0        80,000           0         $115,538
President

D.A. Whitaker(5)          1999     $352,340    $  600,000      --                 0       100,000           0         $211,686
Senior Vice               1998     $332,080    $  650,000      --                 0        80,000           0         $ 60,753
President

------------------------

(1) The dollar value of perquisites and other personal benefits for each of the named executive officers was less than the established reporting thresholds.

(2) As of December 31, 1999, the value of restricted stock units awarded to Messrs. Engibous, Templeton, Lu, Scarisbrick and Whitaker was $7,730,000, $5,797,500, $7,343,500, $3,865,000 and $2,705,500, respectively. The restricted stock units for Messrs. Templeton, Lu and Whitaker were awarded prior to their becoming executive officers. The restricted stock units awarded to Messrs. Engibous and Scarisbrick are performance-based and will only be earned if the performance goals are achieved.

(3) The number of shares granted has been adjusted to give effect to the 1999 two-for-one stock split.

(4) During 1999, the company made payments in connection with split-dollar life insurance policies in the following amounts: Mr. Engibous, $56,652 and Mr. Templeton, $13,951. Also, the company made payments in connection with travel and accident insurance policies in the amount of $200 for each of the executive officers named in the summary compensation table.

    During 1999, the company made matching contributions to 401(k) accounts in the amount of $3,200 for Messrs. Engibous, Lu and Whitaker and $6,400 for Mr. Templeton.

    For 1999, cash profit sharing payments were as follows: Mr. Engibous, $528,679; Mr. Templeton, $344,464; Mr. Lu, $170,708; and Mr. Whitaker,
    $208,286. Also, the company made a contribution of $187,286 under the U.K. profit sharing plan for Mr. Scarisbrick.

    The company made a contribution (plus an ERISA reduction for which the company will provide an offsetting supplemental benefit) in the amount of $65,628 under the deferred contribution retirement plan for Mr. Templeton.

    The amount shown for Mr. Scarisbrick includes $43,629 for special allowances and $20,701 of tax reimbursement payments relating to his assignment outside the United States.

(5) Messrs. Lu, Scarisbrick and Whitaker became executive officers of the company in 1998.

TABLE OF OPTION GRANTS IN 1999

The following table shows stock options granted to the named executive officers in 1999. Additionally, in accordance with the rules of the Securities and Exchange Commission, the table shows the hypothetical gains or option spreads that would exist for the respective options. These gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date the options were granted over the full option term.

                                                                                  POTENTIAL REALIZABLE VALUE AT
                                                                               ASSUMED ANNUAL RATES OF STOCK PRICE
                                                                             APPRECIATION FOR OPTION TERM (10 YEARS)
                                                                       ---------------------------------------------------
                                                                                  5%                        10%
                                  % OF TOTAL                           ------------------------   ------------------------
                      OPTIONS       OPTIONS     EXERCISE                 STOCK                      STOCK
                      GRANTED     GRANTED TO      PRICE      EXPIR-      PRICE                      PRICE
                        (IN        EMPLOYEES      (PER       ATION        (PER                       (PER
        NAME        SHARES) (1)     IN 1999      SHARE)       DATE     SHARE) (2)      GAIN       SHARE) (2)      GAIN
  ----------------  -----------   -----------   ---------   --------   ----------   -----------   ----------   -----------
  T.J. Engibous       500,000        3.05%       $49.80     1/20/09      $81.11     $15,656,951    $129.16     $39,680,167

  R.K. Templeton      300,000        1.83%       $49.80     1/20/09      $81.11     $ 9,394,171    $129.16     $23,808,100

  K.S. Lu             100,000        0.61%       $49.80     1/20/09      $81.11     $ 3,131,390    $129.16     $ 7,936,033

  J.C. Scarisbrick    100,000        0.61%       $49.80     1/20/09      $81.11     $ 3,131,390    $129.16     $ 7,936,033

  D.A. Whitaker       100,000        0.61%       $49.80     1/20/09      $81.11     $ 3,131,390    $129.16     $ 7,936,033

------------------------

(1) These nonqualified options become exercisable in four equal annual installments beginning on January 20, 2000 and also may become fully exercisable in the event of a change in control (as defined in the options) of the company. The number of shares granted and the exercise price per share have been adjusted to give effect to the 1999 two-for-one stock split. In some cases, the exercise price may be paid by delivery of already-owned shares and tax withholding obligations related to exercise may be paid in shares.

(2) The price of TI common stock at the end of the 10-year term of the stock options granted at a 5% annual appreciation would be $81.11, and at a 10% annual appreciation would be $129.16.

TABLE OF OPTION EXERCISES IN 1999 AND YEAR-END OPTION VALUES

The following table lists the number of shares acquired and the value realized as the result of option exercises in 1999 by the named executive officers. It also includes the number and value of the exercisable and unexercisable options as of December 31, 1999. The table contains values for "in-the-money" options, meaning a positive spread between the year-end share price of $96.63 and the exercise price.

                                                          NUMBER OF                 VALUE OF UNEXERCISED
                                                   UNEXERCISED OPTIONS AT          IN-THE-MONEY OPTIONS AT
                       SHARES                         DECEMBER 31, 1999               DECEMBER 31, 1999
                    ACQUIRED ON      VALUE      -----------------------------   -----------------------------
        NAME        EXERCISE(1)     REALIZED    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
  ----------------  ------------   ----------   ------------   --------------   ------------   --------------
  T.J. Engibous       200,000      $7,451,340     748,000        1,060,000      $61,554,820     $66,187,700
  R.K. Templeton      152,000      $7,508,550     705,000          575,000      $59,515,875     $35,129,325
  K.S. Lu              80,000      $4,179,625     400,000          220,000      $33,962,400     $13,875,100
  J.C. Scarisbrick    147,000      $5,177,246      20,000          220,000      $ 1,470,300     $13,875,100
  D.A. Whitaker        20,000      $  868,725      80,000          200,000      $ 6,361,200     $12,281,200

------------------------

(1) The number of shares acquired upon exercise has been adjusted to give effect to the 1999 two-for-one stock split.

U.S. PENSION PLAN TABLE

The following table shows the approximate annual benefits relating to the company's U.S. pension plan that would be payable as of December 31, 1999 to employees in higher salary classifications for the average credited earnings and years of credited service indicated. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings include salary and bonus as shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

In 1997, the company's U.S. employees were given the option of continuing to participate in the pension plan or to participate in a new defined contribution retirement plan. Mr. Templeton chose to participate in the new plan. Accordingly, his benefits under the pension plan (discussed in footnote 1) were frozen as of December 31, 1997. Contributions to the new plan for Mr. Templeton's benefit are shown in the summary compensation table.

Mr. Scarisbrick participated in the company's U.K. pension plan which is described on page 11.

                                           ESTIMATED ANNUAL BENEFITS UNDER PENSION PLAN FOR
                                              SPECIFIED YEARS OF CREDITED SERVICE(2)(3)
  AVERAGE CREDITED      --------------------------------------------------------------------------------------
     EARNINGS(1)        15 YEARS    20 YEARS     25 YEARS     30 YEARS     35 YEARS     40 YEARS     45 YEARS
---------------------   ---------   ---------   ----------   ----------   ----------   ----------   ----------
     $  500,000          108,781     145,041       181,301      217,562      253,822      291,322      328,822
     $1,000,000          221,281     295,041       368,801      442,562      516,322      591,322      666,322
     $1,500,000          333,781     445,041       556,301      667,562      778,822      891,322    1,003,822
     $2,000,000          446,281     595,041       743,801      892,562    1,041,322    1,191,322    1,341,322
     $2,500,000          558,781     745,041       931,301    1,117,562    1,303,822    1,491,322    1,678,822
     $3,000,000          671,281     895,041     1,118,801    1,342,562    1,566,322    1,791,322    2,016,322

------------------------

(1) The average credited earnings is the average of the five consecutive years of highest earnings.

    At December 31, 1999, the named executive officers were credited with the following years of credited service and had the following average credited earnings: Mr. Engibous, 22 years, $1,573,515; Mr. Lu 25 years, $648,417; and Mr. Whitaker, 31 years, $725,559. Mr. Templeton had 16 years of credited service and $536,761 in average credited earnings as of December 31, 1997.

(2) If the amount otherwise payable under the pension plan should be restricted by the applicable provisions of ERISA, the amount in excess of ERISA's restrictions will be paid by the company.

(3) The benefits under the plan are computed as a single life annuity beginning at age 65.

    The amounts shown in the table reflect the offset provided in the pension plan under the pension formula adopted July 1, 1989 to comply with the social security integration requirements. The integration offset is $3,719 for 15 years of credited service, $4,959 for 20 years of credited service, $6,199 for 25 years of credited service, $7,439 for 30 years of credited service, $8,678 for 35 years of credited service, $8,678 for 40 years of credited service and $8,678 for 45 years of credited service.

U.K. PENSION PLAN TABLE

The following table shows the approximate annual benefits relating to the company's U.K. pension plan that would be payable as of December 31, 1999 to employees in higher salary classifications for the average credited earnings and years of service indicated. It assumes retirement at age 65. Benefits are based on eligible earnings. Eligible earnings are principally salary shown in the summary compensation table. Other elements of compensation shown in the summary compensation table or referred to in the footnotes to that table are not included in eligible earnings.

                                         ESTIMATED ANNUAL BENEFITS UNDER PENSION PLAN FOR
                                              SPECIFIED YEARS OF CREDITED SERVICE(2)
  AVERAGE CREDITED      -----------------------------------------------------------------------------------
     EARNINGS(1)        15 YEARS    20 YEARS    25 YEARS    30 YEARS    35 YEARS     40 YEARS     45 YEARS
---------------------   ---------   ---------   ---------   ---------   ---------   ----------   ----------
     $  300,000           78,750     105,000     131,250     157,500     183,750       200,000      200,000
     $  500,000          131,250     175,000     218,750     262,500     306,250       333,333      333,333
     $1,000,000          262,500     350,000     437,500     525,000     612,500       666,667      666,667
     $1,500,000          393,750     525,000     656,250     787,500     918,750     1,000,000    1,000,000

------------------------

(1) At December 31, 1999, Mr. Scarisbrick was credited with 23 years of service and had $310,521 of average credited earnings for purposes of the U.K. pension plan.

(2) The benefits under the plan are computed as a joint life annuity beginning at age 65.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors has furnished the following report on executive compensation paid or awarded to executive officers for 1999:

The company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the Committee), which is composed of the individuals listed below, all of whom are independent directors of the company. The program consists of base salaries, annual performance awards and long-term compensation. At higher management levels, the mix of compensation is weighted more to the performance-based components--annual performance awards and long-term compensation.

In determining the compensation of the executive officers, the Committee considered compensation practices of competitor companies (based on the best available data from as many competitor companies as practicable) and the relative performance of TI and competitor companies. The competitor companies are major high-technology competitors of the company. While many of these companies are included in the S&P Technology Sector Index appearing in the graph regarding total shareholder return on page 14, these companies are not the same as the companies comprising that index. The Committee also considered the contribution of each executive officer toward achieving the company's prior year and long-term strategic objectives; in this connection, the Chairman and CEO made recommendations regarding the components of each executive officer's compensation package except his own.

In its considerations, the Committee did not assign quantitative relative weights to different factors or follow mathematical formulae. Rather, the Committee exercised its discretion and made a judgment after considering the factors it deemed relevant. The Committee's decisions regarding 1999 executive compensation were designed to: (1) align the interests of executive officers with the interests of the stockholders by providing performance-based awards; and (2) allow the company to compete for and retain executive officers critical to the company's success by providing an opportunity for compensation that is comparable to the levels offered by competitor companies.

Section 162(m) of the Internal Revenue Code generally denies a deduction to any publicly held corporation for compensation paid in a taxable year to the company's CEO and four other highest compensated officers to the extent that the officer's compensation (other than qualified performance-based compensation) exceeds $1 million. The company believes the Executive Officer Performance Plan approved in April 1997 allows performance-based compensation for the company's executive officers that complies with the requirements for full deductibility under Section 162(m).

COMPENSATION COMPONENTS AND DETERMINATION

Compensation decisions for 1999 were made such that TI executive officers will receive a level of total annual compensation that, when compared to the total annual compensation of competitor companies, reflects the company's performance relative to those competitor companies. In order to weight more of total compensation to performance-based components, the Committee's base salary decisions are intended to provide salaries somewhat lower than the median level of salaries for similarly situated executive officers of competitor companies, or of divisions within competitor companies, of similar size (in terms of total revenues). Annual performance awards for 1999 were primarily driven by each individual's contribution to the company's primary strategic focus on the digital signal processing and analog markets, and its performance on three measures: profit from operations as a percent of revenues for the year, change in net revenues from the prior year, and total shareholder return for the year.

Guidelines for awards granted under TI's long-term incentive program were set with the intention of providing TI executive officers an opportunity for financial gain equivalent in present value to the opportunity provided by similarly performing competitor companies through all their long-term compensation programs. The Committee, in its discretion, adjusts the awards considering each executive officer's individual contribution to the implementation of the strategic plan of the company.

BASE SALARY

The Committee reviewed base salaries for executive officers of competitor companies and set base salaries for its executive officers somewhat lower than competitive levels. Mr. Engibous' annual salary during 1999 was below the median annual salary of CEOs of competitor companies.

ANNUAL PERFORMANCE AWARD

The annual performance award varies significantly based on the company's profitability, revenue growth, and total shareholder return; the achievement of the strategic objectives of the company; and each individual's contribution toward that performance. The Committee considered rankings of estimates of competitor companies' 1999 performance compared to the company's performance, and granted annual performance awards to executive officers intended to approximate total annual compensation of executive officers in similarly performing competitor companies. As a result, Mr. Engibous received an annual performance award of $2,200,000.

LONG-TERM COMPENSATION

The Committee made long-term compensation determinations in January 1999 and, for one executive officer, also in September 1999. Stock options constitute TI's primary long-term incentive vehicle; restricted stock units, which have a minimum vesting period of three years, may also be awarded in limited instances. Stock options granted in 1999 were granted at 100% of fair market value on the date of grant, have a 10-year term, do not become exercisable until one year after grant, and then become exercisable in four equal annual installments. Any value actually realized by an executive officer from an option grant depends completely upon increases in the price of TI common stock.

The Committee reviewed each officer's continuing contribution to achieving the strategic objectives of the company, and followed the guidelines for stock options by granting each officer options at a price per share of $49.80 (the market value of TI's common stock on January 20, 1999 (the date of grant) giving effect to the subsequent two-for-one stock split). In the case of two executive officers, the Committee also granted restricted stock units, one of which is performance based, in recognition of the particular role they are expected to have in the execution of the strategic objectives of the company. The Committee intended for the stock option grants to recognize progress toward accomplishment of the strategic objectives and, since these stock options will result in increased compensation to an executive officer only if TI's stock price increases, focus the executive officers on building value for stockholders. Considering Mr. Engibous' continuing contribution to execution of the strategic plan for the company, the Committee granted Mr. Engibous an option to purchase 500,000 shares, resulting in a total long-term compensation opportunity comparable to those of CEOs of similarly performing competitor companies.

The ranking of total compensation (annual plus long-term) for Mr. Engibous as compared to the total compensation of CEOs of competitor companies was intended to approximate the estimated ranking of TI performance compared to the performance of competitor companies.

David R. Goode, Chair                      Wayne R. Sanders
Gerald W. Fronterhouse                     Clayton K. Yeutter

                     COMPARISON OF TOTAL SHAREHOLDER RETURN

This graph compares TI's total shareholder return with the S&P 500 Index and the S&P Technology Sector Index over a five-year period, beginning December 31, 1994, and ending December 31, 1999. The total shareholder return assumes $100 invested at the beginning of the period in TI common stock, the S&P 500 and the S&P Technology Sector Index. It also assumes reinvestment of all dividends.

                        CUMULATIVE 5-YEAR TOTAL RETURN*
                     Among Texas Instruments, S&P 500 Index
                       and S&P Technology Sector Index**

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

        TEXAS INSTRUMENTS  S&P 500 (R) INDEX  S&P (R) TECHNOLOGY SECTOR INDEX
Dec-94                100                100                              100
Dec-95                139                138                              144
Dec-96                174                169                              202
Dec-97                248                226                              255
Dec-98                473                290                              441
Dec-99              1,071                351                              772

*Assumes that the value of the investment in TI common stock and each index was $100 on December 31, 1994, and that all dividends were reinvested.

**Year ending December 31.

     PROPOSAL TO APPROVE AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION
                      TO INCREASE AUTHORIZED COMMON STOCK

The board of directors believes that it is desirable for the stockholders to consider and act upon a proposal to amend the company's Restated Certificate of Incorporation (the Certificate). Pursuant to the proposal, the currently authorized shares of common stock, $1 par value, will be increased from 1,200,000,000 to 2,400,000,000 shares.

Of the 1,200,000,000 currently authorized shares of common stock, as of December 31, 1999, 813,926,025 were issued (including 1,034,757 treasury shares). Of the remaining 386,073,975 authorized shares of common stock, 126,206,739 were reserved for issuance in connection with the company's incentive plans, stock option plans, stock purchase plan and profit sharing plans.

Except for shares currently reserved as explained above, the company does not now have any present plan, understanding or agreement to issue additional shares of common stock. However, the board believes that the proposed increase in authorized shares of common stock is desirable to enhance the company's flexibility in connection with possible future actions, such as stock splits, stock dividends, corporate mergers and acquisitions, financings, acquisitions of property, use in employee benefit plans, or other corporate purposes. The board will determine whether, when, and on what terms the issuance of shares of common stock may be warranted in connection with any of the foregoing purposes.

Approval of the proposed amendment could have an anti-takeover effect, in that the company could issue additional shares in an effort to create voting impediments or to dilute the common stock ownership of a person seeking to acquire control of the company. The company's ability to issue the shares could discourage a third party from attempting to acquire control of the company. However, the proposal to increase the amount of authorized common stock is not in response to any effort of which the company is aware to accumulate common stock or obtain control of the company.

The proposed amendment is not part of a plan by the company to adopt other measures intended to have or having potential anti-takeover effects. The company's charter and bylaws currently contain certain provisions which may have anti-takeover effects. The company's charter grants the board authority to issue up to 10 million shares of preferred stock in one or more series containing such voting, dividend, liquidation, conversion and other rights, preferences and limitations as the board determines in its discretion. Although no shares of preferred stock are currently outstanding, the board has established a series of preferred stock designated as "Series B Participating Cumulative Preferred Stock" and has issued rights to acquire this preferred stock to the company's stockholders under a shareholder rights plan, which could have a deterrent effect against a takeover of the company. The company's charter and bylaws also contain the following procedural limitations, which could have anti-takeover effects: (i) provision prohibiting stockholder action by written consent,
(ii) provision limiting the persons that may call a special meeting of stockholders, and (iii) provisions requiring advance notice of director nominations and business to be introduced at an annual meeting of stockholders.

If the proposed amendment is approved, all or any of the authorized shares of common stock may be issued without further action by the stockholders and without first offering such shares to the stockholders for subscription. The issuance of common stock otherwise than on a pro-rata basis to all holders of such stock would reduce the proportionate interests of such stockholders.

Pursuant to the proposal, the first sentence of Article Fourth of the Certificate will be amended to read as follows:

           "The total number of shares of all classes of stock which the company shall have authority to issue is Two Billion Four Hundred and Ten Million (2,410,000,000) shares, of which Ten Million (10,000,000) shall be Preferred Stock with a par value of $25.00 per share, and two billion four hundred million (2,400,000,000) shall be Common Stock with a par value of $1.00 per share."

Other than increasing the authorized shares of common stock from 1,200,000,000 to 2,400,000,000, the proposed amendment in no way changes the Certificate.

The board has unanimously adopted resolutions setting forth the proposed amendment to the Certificate, declaring its advisability and directing that the proposed amendment be submitted to the stockholders for their approval at the annual meeting on April 20, 2000. If adopted by the stockholders, the amendment will become effective upon filing as required by the General Corporation Law of Delaware.

The board of directors recommends a vote "FOR" the above proposal.

                   PROPOSAL TO APPROVE THE TEXAS INSTRUMENTS
                         2000 LONG-TERM INCENTIVE PLAN

Since 1965 the company has had in effect key employee incentive plans, currently consisting of the Texas Instruments 1996 Long-Term Incentive Plan and the Texas Instruments Executive Officer Performance Plan. These plans were designed to provide an additional incentive for the employees who are key to the company's success in the technological and highly competitive businesses in which it operates. The board of directors believes that these plans have been effective in providing such incentive. The board also believes that, for the company to continue to attract and retain outstanding individuals at all levels of the company's organization, it must continue to have incentive plans of these types in place.

The Texas Instruments 1996 Long-Term Incentive Plan (the 1996 Plan) provides for the grant by a committee of the board of directors of: (1) stock options,
(2) restricted stock and restricted stock units, (3) performance units and
(4) other awards (including stock appreciation rights) valued in whole or in part by reference to or otherwise based on common stock of the company.

As of December 31, 1999, there were 30,905,938 shares of the common stock of the company available for grant under the 1996 Plan. The board of directors recommends that the stockholders approve the adoption of the Texas Instruments 2000 Long-Term Incentive Plan (the 2000 Plan) to replace the existing 1996 Plan.

It is anticipated that the 30,905,938 shares that were available for grant under the 1996 Plan at December 31, 1999 will continue to be available for grant after adoption of the 2000 Plan unless granted before such adoption.

TEXAS INSTRUMENTS 2000 LONG-TERM INCENTIVE PLAN

The proposed 2000 Plan is attached as Exhibit A to this proxy statement. The principal features of the 2000 Plan, which is similar to the existing 1996 Plan, are summarized below.

SHARES AVAILABLE FOR AWARDS

Under the 2000 Plan, the number of shares of common stock available for issuance will be 60,000,000 shares, subject to adjustment by the Committee (defined below) for stock splits and other events as set forth in the 2000 Plan, plus any shares remaining available for the grant of awards under the 1996 Plan. No more than 6,700,000 shares of common stock may be awarded as restricted stock, restricted stock units, performance units or other-stock based awards during the term of the 2000 Plan.

MATERIAL FEATURES OF THE 2000 PLAN

The 2000 Plan will be administered by a board committee appointed by the board of directors consisting of not less than three directors (the Committee). The Committee will have, among other powers, the power to interpret and construe any provision of the plan, to adopt rules and regulations for administering the plan, and to perform other acts relating to the plan, including, at the Committee's discretion, the delegation of any administrative responsibilities. Decisions of the Committee are final and binding on all parties.

The Committee will have the sole discretion to grant to eligible participants one or more equity awards, including options, restricted stock and restricted stock units, performance units, or any combination thereof. The Committee will have the sole discretion to determine the number or amount of any award to be awarded to any participant. If the Committee determines that a dividend or other distribution, recapitalization, stock split, or other corporate event or transaction (more fully described in Section 5(e) of the 2000 Plan) affects the shares in such a way that an adjustment is appropriate to prevent dilution or enlargement of the benefits, or potential benefits, intended to be made available under the 2000 Plan, the Committee may adjust: (i) the number and type of shares (or other securities or property) which may be made the subject of awards, (ii) the number and type of shares (or other securities or property) subject to outstanding awards, and (iii) the grant, purchase or exercise price with respect to any award. The Committee may not take any other action to reduce the exercise price of any option as established at the time of grant.

Awards will be granted for no cash consideration, or for minimal cash consideration if required by applicable law. Awards may provide that upon their exercise the holder will receive cash, stock, other securities, other awards, other property or any combination thereof, as the Committee will determine. Any shares of stock deliverable under the 2000 Plan may consist in whole or in part of authorized and unissued shares or treasury shares.

Except in the case of awards made through assumption of, or in substitution for, outstanding awards previously granted by an acquired company, and except as a result of an adjustment event referred to above, the exercise price of stock under any stock option, the grant price of any stock appreciation right, and the purchase price of any security which may be purchased under any other stock-based award will not be less than 100% of the fair market value of the stock or other security on the date of the grant of the option, right or award. The Committee will determine the times at which options and other purchase rights may be exercised and the methods by which and the forms in which payment of the purchase price may be made. Determinations of fair market value under the 2000 Plan will be made in accordance with methods or procedures established by the Committee.

The Committee may impose restrictions on restricted stock and restricted stock units at its discretion. These restrictions may lapse as the Committee deems appropriate. Upon termination of employment during the restriction period, all restricted stock and restricted stock units will be forfeited, unless the Committee determines otherwise.

Any performance units granted will vest upon the attainment of performance goals. The Committee will establish the performance criteria, the length of the performance period and the form and time of payment of the award. In addition, the Committee may establish the terms and conditions of other stock-based awards.

Unless otherwise determined by the Committee, no award granted under the 2000 Plan may be transferred or otherwise encumbered by the individual to whom it is granted, other than by will, by designation of a beneficiary, or by the laws of descent and distribution. During the individual's lifetime, each award will be exercisable only by the individual or by the individual's guardian or legal representative.

No awards may be granted under the 2000 Plan after the tenth anniversary of the effective date of the 2000 Plan.

ELIGIBILITY AND PARTICIPATION

Any employee of the company, including any officer or employee-director, will be eligible to receive awards under the 2000 Plan. Additionally, any individual who provides services to the company or to an affiliate of the company as an independent contractor is eligible to receive awards. The company had 38,197 employees as of December 31, 1999. Directors who are not full-time or part-time officers or employees of the company will not be eligible to participate in the plan.

AMENDMENT AND TERMINATION

The board of directors may amend, alter, discontinue or terminate the plan or any portion of the plan any time. However, stockholder approval must be obtained for any plan adjustment that would increase the number of shares available for awards.

PLAN AWARDS FOR CERTAIN INDIVIDUALS

Any awards under the 2000 Plan will be at the discretion of the Committee. Therefore, it is not possible at present to determine the amount or form of any award that will be available for grant to any individual during the term of the 2000 Plan or that would have been granted during 1999 had the 2000 Plan been in effect.

TAX MATTERS

Counsel for the company has advised that, in the case of an incentive stock option, if an optionee exercises the option during or within three months of employment and does not dispose of the shares within two years of the date of grant of the option or one year after the transfer of the shares to the optionee, the optionee will be entitled for federal income tax purposes to treat any profit which may be realized upon the disposition of the shares as a long-term capital gain. In contrast, a person who receives an option under the plan which is not an incentive stock option or who does not comply with the conditions noted above will generally realize ordinary income at the time of exercise in the amount of the excess, if any, of the fair market value of the stock on the date of exercise over the option price. In the case of incentive stock options, any excess of the fair market value of the stock at the time of exercise over the option price would be an item of income for purposes of the individual's alternative minimum tax.

Counsel for the company has also advised that a person who receives a grant of an option, whether it is an incentive stock option or an option which is not an incentive stock option, will not be in receipt of taxable income under the Internal Revenue Code upon the making of the grant. The company will not be allowed any deduction for federal income tax purposes upon the grant or exercise of incentive stock options (assuming the optionee complies with the conditions noted above). The company will be entitled to a deduction for federal income tax purposes in an amount equal to the ordinary income, if any, realized by an optionee who (a) exercises an option which is not an incentive stock option, or
(b) disposes of stock which was acquired pursuant to the exercise of an incentive stock option prior to the end of the required holding period described in the immediately preceding paragraph.

The board of directors recommends a vote "FOR" the Texas Instruments 2000 Long-Term Incentive Plan.

                             ADDITIONAL INFORMATION

FINANCIAL STATEMENTS

The consolidated financial statements and auditor's report, the management discussion and analysis of financial condition and results of operations, information concerning the quarterly financial data for the fiscal year ended December 31, 1999 and other information are attached as Exhibit B to this proxy statement.

VOTING SECURITIES

As of February 22, 2000, 816,642,254 shares of the company's common stock were outstanding. This is the only class of capital stock entitled to vote at the meeting. Each holder of common stock has one vote for each share held. As stated in the notice of meeting, holders of record of the common stock at the close of business on February 22, 2000 may vote at the meeting or any adjournment of the meeting.

SHARE OWNERSHIP OF CERTAIN PERSONS

The following table shows (a) the only persons that have reported beneficial ownership of more than 5% of the common stock of the company, and (b) the ownership of the company's common stock by the named executive officers, and all executive officers and directors as a group. Persons generally "beneficially own" shares if they have either the right to vote those shares or dispose of them. More than one person may be considered to beneficially own the same shares.

                                                               SHARES OWNED AT    PERCENT OF
                      NAME AND ADDRESS                        DECEMBER 31, 1999     CLASS
------------------------------------------------------------  -----------------   ----------
FMR Corp.                                                         54,714,169(1)       6.8%
  82 Devonshire Street
  Boston, MA 02109

Thomas J. Engibous                                                 1,232,378(2)         *

Richard K. Templeton                                                 969,547(2)         *

Keh-Shew Lu                                                          562,096(2)         *

John C. Scarisbrick                                                  157,004(2)         *

Delbert A. Whitaker                                                  197,108(2)         *

All executive officers and directors as a group                    5,184,693(2)(3)       *

------------------------

*   Less than 1%.

(1) The company understands that, as of December 31, 1999, (a) FMR Corp. and its chairman, Edward C. Johnson 3d, had sole dispositive power with respect to all of the above shares and FMR Corp. had sole voting power with respect to 2,619,393 of the above shares, and (b) the above shares include
    51,334,200 shares beneficially owned by Fidelity Management & Research Company, a wholly-owned subsidiary of FMR Corp., as a result of acting as investment advisor to several investment companies.

(2) Includes (a) shares subject to acquisition within 60 days by Messrs. Engibous, Templeton, Lu, Scarisbrick and Whitaker for 1,103,000, 895,000, 475,000, 95,000 and 145,000 shares, respectively, (b) shares credited to profit sharing stock accounts for Messrs. Engibous, Templeton, Lu, Scarisbrick and Whitaker in the amounts of 8,685, 5,311, 8,290, 2,959, and 15,271, respectively, and (c) shares subject to restricted stock unit awards for Messrs. Engibous, Templeton, Lu, Scarisbrick and Whitaker in the amounts of 80,000, 60,000, 76,000, 40,000 and 28,000, respectively. Excludes shares held by a family member if a director or officer has disclaimed beneficial ownership.

(3) Includes (a) 4,296,700 shares subject to acquisition within 60 days,
    (b) 118,439 shares credited to profit sharing stock accounts and
    (c) 368,964 shares subject to restricted stock unit awards.

As of December 31, 1999, the TI Employees Master Profit Sharing Trust held 39,605,149 shares (4.9%) of the company's common stock. Pursuant to the terms of the trust, participants have the power to determine the voting and, to the extent permitted, disposition of shares held by the trust.

CERTAIN BUSINESS RELATIONSHIPS

Mr. Yeutter, a member of the company's board of directors, is of counsel to the law firm of Hogan & Hartson L.L.P. Telogy Networks, Inc., a subsidiary of the company, engaged the services of Hogan & Hartson L.L.P. during 1999.

Joseph F. Hubach, senior vice president and general counsel of the company, is the brother of Francis P. Hubach, Jr., partner in charge of the Dallas office of the law firm of Jones, Day, Reavis & Pogue. The company engaged the services of Jones, Day, Reavis & Pogue during 1999.

COST OF SOLICITATION

The solicitation is made on behalf of the board of directors of the company. The company will pay the cost of soliciting these proxies. We will reimburse brokerage houses and other custodians, nominees and fiduciaries for reasonable expenses they incur in sending these proxy materials to you if you are a beneficial holder of our shares.

Without receiving additional compensation, officials and regular employees of the company may solicit proxies personally, by telephone, fax or E-mail from some stockholders if proxies are not promptly received. We have also hired Georgeson Shareholder Communications, Inc. to assist in the solicitation of proxies at a cost of $12,000 plus out-of-pocket expenses.

PROPOSALS OF STOCKHOLDERS

If you wish to submit a proposal for possible inclusion in the company's 2001 proxy material, we must receive your notice, in accordance with rules of the Securities and Exchange Commission, on or before November 2, 2000.

If you wish to submit a proposal at the 2001 annual meeting (but not seek inclusion of the proposal in the company's proxy material), we must receive your notice, in accordance with the company's by-laws, on or before January 20, 2001. Otherwise, the proxies named by the board of directors for the meeting may exercise discretionary voting authority with respect to the proposal, without any discussion of the proposal in the company's proxy material.

Suggestions from stockholders concerning the company's business are welcome and all will be carefully considered by the company's management. So that your suggestions receive appropriate review, the Stockholder Relations and Public Policy Committee from time to time reviews correspondence from stockholders and management's responses. This way, stockholders are given access at the board level without having to resort to formal stockholder proposals. Generally, the board prefers you present your views in this manner rather than through the process of formal stockholder proposals.

QUORUM REQUIREMENT

A quorum of stockholders is necessary to hold a valid meeting. If at least a majority of the shares of TI stock issued and outstanding and eligible to vote are present in person or by proxy, a quorum will exist.

VOTE REQUIRED

The 10 nominees receiving the greatest number of votes cast by those entitled to vote will be elected.

A majority vote of the outstanding common stock is necessary for the adoption of the proposed amendment to the Company's Restated Certificate of Incorporation.

For all other matters submitted at the meeting (including the proposal to approve the Texas Instruments 2000 Long-Term Incentive Plan), an affirmative vote of the majority of the shares present in person or by proxy is necessary for approval.

We do not expect any matters to be presented for a vote at the annual meeting other than: (1) the election of directors, (2) the proposal to amend the Company's Restated Certificate of Incorporation, and (3) the proposal to approve the Texas Instruments 2000 Long-Term Incentive

Plan. If you grant a proxy, the persons named in the proxy will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

Under Delaware law and the company's Restated Certificate of Incorporation and By-Laws, the aggregate number of votes entitled to be cast by all stockholders present in person or represented by proxy at the meeting, whether those stockholders vote FOR, AGAINST or abstain from voting, will be counted for purposes of determining the minimum number of affirmative votes required for approval of such matters. The total number of votes cast FOR each of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting has the same legal effect as a vote AGAINST the matter even though the stockholder or interested parties analyzing the results of the voting may interpret such a vote differently.

TELEPHONE AND INTERNET VOTING

SHARES DIRECTLY REGISTERED IN THE NAME OF THE STOCKHOLDER. Stockholders with shares registered directly with Harris Bank may vote telephonically by calling Harris Bank at (888) 776-5653 or may vote via the Internet at the following address on the World Wide Web:

                           www.harrisbank.com/wproxy

SHARES REGISTERED IN THE NAME OF A BROKERAGE FIRM OR BANK. A number of brokerage firms and banks offer telephone and Internet voting options. These programs differ from the program provided by Harris Bank for shares registered in the name of the stockholder. Check the information forwarded by your bank, broker or other holder of record to see which options are available to you.

The telephone and Internet voting procedures are designed to authenticate stockholders' identities, to allow stockholders to give their voting instructions and to confirm that stockholders' instructions have been recorded properly. The company has been advised by counsel that the telephone and Internet voting procedures that have been made available through Harris Bank are consistent with the requirements of applicable law. Stockholders voting via the Internet through Harris Bank should understand that there may be costs associated with electronic access, such as usage charges from telephone companies and Internet access providers, that must be borne by the stockholder.

INDEPENDENT AUDITORS

The board has, in accordance with the recommendation of its Audit Committee, chosen the firm of Ernst & Young LLP as independent auditors for the company. Representatives of Ernst & Young are expected to be present, and to be available to respond to appropriate questions, at the annual meeting. They will have the opportunity to make a statement if they desire to do so; they have indicated that, as of this date, they do not.

                                          By Order of the Board of Directors,

                                          /s/ RICHARD J. AGNICH
                                          Richard J. Agnich
                                          Senior Vice President
                                          and Secretary

Dallas, Texas
March 2, 2000

                                                                       EXHIBIT A

                TEXAS INSTRUMENTS 2000 LONG-TERM INCENTIVE PLAN
                           AS ADOPTED APRIL 20, 2000

    SECTION 1.  PURPOSE.

The Texas Instruments 2000 Long-Term Incentive Plan is designed to enhance the ability of the Company to attract and retain exceptionally qualified individuals and to encourage them to acquire a proprietary interest in the growth and performance of the Company.

    SECTION 2.  DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

    (a) "Affiliate" shall mean (i) any entity that, directly or indirectly, is controlled by the Company or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

    (b) "Award" shall mean any Option, award of Restricted Stock, Restricted Stock Unit, Performance Unit or Other Stock-Based Award granted under the Plan.

    (c) "Award Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Award granted under the Plan, which may, but need not, be executed or acknowledged by a Participant.

    (d) "Board" shall mean the board of directors of the Company.

    (e) "Cash Flow" for a period shall mean net cash provided by operating activities as determined by the Company's independent auditors in accordance with Generally Accepted Accounting Principles (GAAP) and reported to the Committee.

    (f)  "Change of Control" shall mean the first to occur of:

        (i) an individual, corporation, partnership, group, associate or other entity or person, as such term is defined in Section 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than the Company or any employee benefit plan(s) sponsored by the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of 30% or more of the combined voting power of the Company's outstanding securities ordinarily having the right to vote at elections of directors;

        (ii) individuals who constitute the Board of Directors of the Company on the effective date of the Plan (the "Incumbent Board") cease for any reason to constitute at least a majority thereof, provided that any Approved Director, as hereinafter defined, shall be, for purposes of this subsection
    (ii), considered as though such person were a member of the Incumbent Board. An "Approved Director," for purposes of this subsection (ii), shall mean any person becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's stockholders, was approved by a vote of at least three-quarters of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee of the Company for director), but shall not include any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or person other than the Board;

        (iii) the approval by the stockholders of the Company of a plan or agreement providing (A) for a merger or consolidation of the Company other than with a wholly-owned subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 65% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) for a sale, exchange or other disposition of all or substantially all of the assets of the Company. If any of the events enumerated in this subsection (iii) occurs, the Committee shall determine the effective date of the Change of Control resulting therefrom for purposes of the Plan;

        (iv) In addition to the events described in subsections (i), (ii) and
    (iii), it shall be a "Change of Control" for purposes hereof for any Participant principally employed in the business of a Designated Business Unit, as hereinafter defined, if an event described in subsections (i), (ii) or (iii) shall occur, except that for purposes of this subsection (iv), references in such subsections to the "Company" shall be deemed to refer to the Designated Business Unit in the business of which the Participant is principally employed. A Change in Control described in this subsection (iv) shall apply only to a Participant employed principally by the affected Designated Business Unit. For purposes of this subsection (iv), "Designated Business Unit" shall mean any business down to the SBE minus 2 level sold by the Company in which the Company does not retain an equity interest and any other business unit identified as a Designated Business Unit by the Committee from time to time.

    (g) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

    (h) "Committee" shall mean a committee of the Board designated by the Board to administer the Plan. Unless otherwise determined by the Board, the Compensation Committee designated by the Board shall be the Committee under the Plan.

    (i) "Company" shall mean Texas Instruments Incorporated, together with any successor thereto.

    (j) "Cycle Time Improvement" shall mean a reduction of the actual time a specific process relating to a product or service of the Company takes to accomplish.

    (k) "Earnings Before Income Taxes, Depreciation and Amortization (EBITDA)" for a period shall mean net income from continuing operations plus (a) provision for income taxes, (b) appreciation expense and (c) amortization expense as determined by the Company's independent auditors in accordance with GAAP and reported to the Committee.

    (l) "Earnings Per Share" for a period shall mean diluted earnings per common share from continuing operations before extraordinary items as determined by the Company's independent auditors in accordance with GAAP and reported to the Committee.

    (m) "Executive Group" shall mean every person who is expected by the Committee to be both (i) a "covered employee" as defined in Section 162(m) of the Code as of the end of the taxable year in which payment of the Award may be deducted by the Company, and (ii) the recipient of compensation of more than $1,000,000 for that taxable year.

    (n) "Fair Market Value" shall mean, with respect to any property (including, without limitation, any Shares or other securities) the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee.

    (o) "Incentive Stock Option" shall mean an option granted under Section 6 that is intended to meet the requirements of Section 422 of the Code, or any successor provision thereto.

    (p) "Manufacturing Process Yield" shall mean the good units produced as a percent of the total units processed.

    (q) "Market Share" shall mean the percent of sales of the total available market in an industry, product line or product attained by the Company or one of its business units during a time period.

    (r) "Net Revenue Per Employee" in a period shall mean net revenue divided by the average number of employees of the Company, with average defined as the sum of the number of employees at the beginning and ending of the period divided by two.

    (s) "Non-Qualified Stock Option" shall mean an option granted under
Section 6 that is not intended to be an Incentive Stock Option.

    (t) "Option" shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

    (u) "Other Stock-Based Award" shall mean any right granted under Section 9.

    (v) "Participant" shall mean an individual granted an Award under the Plan.

    (w) "Performance Unit" shall mean any right granted under Section 8.

    (x) "Plan" shall mean this Texas Instruments 2000 Long-Term Incentive Plan.

    (y) "Profit from Operations" for a period shall mean the profit from operations as determined by the Company's independent auditors in accordance with GAAP and reported to the Committee.

    (z) "Profit from Operations Dollar Growth" for a period shall mean the percentage change of profit from operations from one period to another as determined by the Company's independent auditors in accordance with GAAP and reported to the Committee.

    (aa) "Profit from Operations Percentage Growth" for a period shall mean the percentage change of profit from operations as a percent of revenue from one period to another as determined by the Company's independent auditors in accordance with GAAP and reported to the Committee.

    (bb) "Restricted Stock" shall mean any Share granted under Section 7.

    (cc) "Restricted Stock Unit" shall mean a contractual right granted under
Section 7 that is denominated in Shares, each of which represents a right to receive the value of a Share (or a percentage of such value, which percentage may be higher than 100%) upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

    (dd) "Return On Capital" for a period shall mean net income divided by stockholders' equity as determined by the Company's independent auditors in accordance with GAAP and reported to the Committee.

    (ee) "Return On Common Equity" for a period shall mean net income less preferred stock dividends divided by total stockholders' equity, less amounts, if any, attributable to preferred stock.

    (ff) "Return On Net Assets" for a period shall mean net income less preferred stock dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

    (gg) "Revenue Growth" shall mean the percentage change in revenue (as defined in Statement of Financial Accounting Concepts No. 6, published by the Financial Accounting Standards Board) from one period to another.

    (hh) "Shares" shall mean shares of the common stock of the Company, $1.00 par value.

    (ii) "Substitute Awards" shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

    (jj) "Total Stockholder Return" shall mean the sum of the appreciation in the Company's stock price and dividends paid on the common stock of the Company over a given period of time.

    SECTION 3.  ELIGIBILITY.

    (a) Any individual who is employed by the Company or any Affiliate, and any individual who provides services to the Company or any Affiliate as an independent contractor, including any officer or employee-director, shall be eligible to be selected to receive an Award under the Plan.

    (b) An individual who has agreed to accept employment by, or to provide services to, the Company or an Affiliate shall be deemed to be eligible for Awards hereunder as of the date of such agreement.

    (c) Directors who are not full-time or part-time officers or employees are not eligible to receive Awards hereunder.

    (d) Holders of options and other types of Awards granted by a company acquired by the Company or with which the Company combines are eligible for grant of Substitute Awards hereunder in connection with such acquisition or combination transaction.

    SECTION 4.  ADMINISTRATION.

    (a) The Plan shall be administered by the Committee. The Committee shall be appointed by the Board and shall consist of not less than three directors. The Board may designate one or more directors as alternate members of the Committee who may replace any absent or disqualified member at any meeting of the Committee. No member or alternate member of the Committee shall be eligible, while a member or alternate member, for participation in the Plan. A director may serve as a member or alternate member of the Committee only during periods in which the director is a "non-employee director" as described in Rule 16b-3 under the Exchange Act. In addition, a director may serve as a member or alternate member of the Committee only during periods in which a director is an "outside director" as described in Section 162(m) of the Code. The Committee may issue rules and regulations for administration of the Plan. It shall meet at such times and places as it may determine. A majority of the members of the Committee shall constitute a quorum.

    (b) Subject to the terms of the Plan and applicable law, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards (including Substitute Awards) to be granted to each Participant under the Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards, or other property, or canceled, forfeited or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award under the Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; (ix) determine whether and to what extent Awards should comply or continue to comply with any requirement of statute or regulation; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

    (c) All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the stockholders and the Participants.

    SECTION 5.  SHARES AVAILABLE FOR AWARDS.

    (a) Subject to adjustment as provided below, the number of Shares available for issuance under the Plan shall be 60,000,000 shares, plus any Shares remaining available for grant of awards under the Company's 1996 Long-Term Incentive Plan on the effective date of the Plan. Notwithstanding the foregoing and subject to adjustment as provided in Section 5(e), (i) no Participant may receive Options and stock appreciation rights under the Plan in any calendar year that relate to more than 1,000,000 Shares and (ii) the maximum number of Shares with respect to which Awards may be made under Sections 7, 8 and 9 is 6,700,000. Awards may be made under Sections 7 and 9 without regard to such limit if (x) such Awards are made in satisfaction of Company obligations to employees that would otherwise be paid in cash or (y) such Awards are issued in connection with the exercise of an Option or other Award hereunder.

    (b) If, after the effective date of the Plan, any Shares covered by an Award, or to which such an Award relates, are forfeited, or if such an Award otherwise terminates without the delivery of Shares or of other consideration, then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture or termination, shall again be, or shall become, available for issuance under the Plan. For purposes of this Section 5(b), awards and options granted under any previous option or long-term incentive plan of the Company (other than a Substitute Award granted under any such plan) shall be treated as Awards.

    (c) In the event that any Option or other Award granted hereunder (other than a Substitute Award) is exercised through the delivery of Shares, or in the event that withholding tax liabilities arising from such Option or Award are satisfied by the withholding of Shares by the Company, the number of Shares available for Awards under the Plan shall be increased by the number of Shares so surrendered or withheld. For purposes of this Section 5(c), awards and options granted under any previous option or long-term incentive plan of the Company (other than a Substitute Award granted under any such plan) shall be treated as Awards.

    (d) Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

    (e) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 5(a),
(ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; PROVIDED, HOWEVER, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

    SECTION 6.  OPTIONS.

The Committee is hereby authorized to grant Options to Participants with the following terms and conditions and with such additional terms and conditions, in either case not inconsistent with the provisions of the Plan, as the Committee shall determine:

    (a) The purchase price per Share under an Option shall be determined by the Committee; PROVIDED, HOWEVER, that, except in the case of Substitute Awards, such purchase price shall not be less than the Fair Market Value of a Share on the date of grant of such Option.

    (b) The term of each Option shall be fixed by the Committee.

    (c) The Committee shall determine the time or times at which an Option may be exercised in whole or in part, and the method or methods by which, and the form or forms, including, without limitation, cash, Shares, other Awards, or other property, or any combination thereof, having a Fair Market Value on the exercise date equal to the relevant exercise price, in which, payment of the exercise price with respect thereto may be made or deemed to have been made.

    (d) The terms of any Incentive Stock Option granted under the Plan shall comply in all respects with the provisions of Section 422 of the Code, or any successor provision thereto, and any regulations promulgated thereunder.

    (e) Under no circumstances may stock option awards be made which provide by their terms for the automatic award of additional stock options upon the exercise of such awards.

    SECTION 7.  RESTRICTED STOCK AND RESTRICTED STOCK UNITS.

    (a) The Committee is hereby authorized to grant Awards of Restricted Stock and Restricted Stock Units to Participants.

    (b) Shares of Restricted Stock and Restricted Stock Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Share of Restricted Stock or the right to receive any dividend or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the vesting conditions applicable to an Award of Restricted Stock or Restricted Stock Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, such time period shall consist of not less than 36 months, except that the foregoing restriction shall not apply to such Awards if they meet any of the conditions described in Section 5(a)(x) or (y).

    (c) Any share of Restricted Stock granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a stock certificate or certificates. In the event any stock certificate is issued in respect of shares of Restricted Stock granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Stock.

    (d) Except as otherwise determined by the Committee, upon termination of employment or cessation of the provision of services (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Shares of Restricted Stock and all Restricted Stock Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company; PROVIDED, HOWEVER, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Shares of Restricted Stock or Restricted Stock Units.

    SECTION 8.  PERFORMANCE UNITS.

    (a) The Committee is hereby authorized to grant Performance Units to Participants.

    (b) Subject to the terms of the Plan, a Performance Unit granted under the Plan (i) may be denominated or payable in cash, Shares (including, without limitation, Restricted Stock), other securities, other Awards, or other property and (ii) shall confer on the holder thereof rights valued as determined by the Committee and payable to, or exercisable by, the holder of the Performance Unit, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee shall establish. Subject to the terms of the Plan, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Unit granted and the amount of any payment or transfer to be made pursuant to any Performance Unit shall be determined by the Committee.

    SECTION 9.  OTHER STOCK-BASED AWARDS.

The Committee is hereby authorized to grant to Participants such other Awards (including, without limitation, stock appreciation rights and rights to dividends and dividend equivalents) that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares) as are deemed by the Committee to be consistent with the purposes of the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of such Awards. Shares or other securities delivered pursuant to a purchase right granted under this Section 9 shall be purchased for such consideration, which may be paid by such method or methods and in such form or forms, including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, as the Committee shall determine, the value of which consideration, as established by the Committee, shall, except in the case of Substitute Awards, not be less than the Fair Market Value of such Shares or other securities as of the date such purchase right is granted.

    SECTION 10.  GENERAL PROVISIONS APPLICABLE TO AWARDS.

    (a) Awards shall be granted for no cash consideration or for such minimal cash consideration as may be required by applicable law.

    (b) Awards may, in the discretion of the Committee, be granted either alone or in addition to or in tandem with any other Award or any award granted under any other plan of the Company. Awards granted in addition to or in tandem with other Awards, or in addition to or in tandem with awards granted under any other plan of the Company, may be granted either at the same time as or at a different time from the grant of such other Awards or awards.

    (c) Subject to the terms of the Plan, payments or transfers to be made by the Company upon the grant, exercise or payment of an Award may be made in such form or forms as the Committee shall determine including, without limitation, cash, Shares, other securities, other Awards, or other property, or any combination thereof, and may be made in a single payment or transfer, in installments, or on a deferred basis, in each case in accordance with rules and procedures established by the Committee. Such rules and procedures may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the grant or crediting of dividend equivalents in respect of installment or deferred payments.

    (d) Unless the Committee shall otherwise determine, (i) no Award and no right under any such Award, shall be assignable, alienable, saleable or transferable by a Participant otherwise than by will or by the laws of descent and distribution; PROVIDED, HOWEVER, that, if so determined by the Committee, a Participant may, in the manner established by the Committee, designate a beneficiary or beneficiaries to exercise the rights of the Participant, and to receive any property distributable, with respect to any Award upon the death of the Participant; (ii) each Award, and each right under any Award, shall be exercisable during the Participant's lifetime only by the Participant or, if permissible under applicable law, by the Participant's guardian or legal representative; and (iii) no Award and no right under any such Award, may be pledged, alienated, attached, or otherwise encumbered, and any purported pledge, alienation, attachment or encumbrance thereof shall be void and unenforceable against the Company. The restrictions imposed by this paragraph shall not apply to any Award which has been fully exercised, earned or paid, as the case may be, and shall not preclude forfeiture of an Award in accordance with the terms thereof.

    (e) All certificates for Shares or other securities delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state securities laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

    (f) Every Award (other than an option or stock appreciation right) to a member of the Executive Group shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement by the Company or any unit thereof during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures: (i) Cash Flow,
(ii) Cycle Time Improvement, (iii) Earnings Per Share, (iv) EBITDA,
(v) Manufacturing Process Yield, (vi) Market Share, (vii) Net Revenue Per Employee, (viii) Profit from Operations, (ix) Profit from Operations Dollar Growth, (x) Profit from Operations Percentage Growth, (xi) Return on Capital,
(xii) Return on Common Equity, (xiii) Return on Net Assets, (xiv) Revenue Growth or (xv) Total Stockholder Return. For any Award (other than an option or stock appreciation right) subject to any such pre-established formula, no more than $5,000,000 can be paid in satisfaction of such Award to any Participant; provided if such Award is denominated in shares, the maximum limit shall be 2,000,000 shares in lieu of such dollar limit.

    (g) Unless specifically provided to the contrary in any Award Agreement, upon a Change in Control, all Awards shall become fully vested and exercisable, and any restrictions applicable to any Award shall automatically lapse.

    SECTION 11.  AMENDMENT AND TERMINATION.

    (a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; PROVIDED, HOWEVER, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) stockholder approval if such approval is necessary to comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction outside the United States in a tax-efficient manner and in compliance with local rules and regulations.

    (b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award; provided, however, that no such action shall impair the rights of any affected Participant or holder or beneficiary under any Award theretofore granted under the Plan; and provided further that, except as provided in Section 5(e), no such action shall reduce the exercise price of any Option established at the time of grant thereof.

    (c) The Committee shall be authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5(e) affecting the Company, or the financial statements of the Company) or of changes in applicable laws, regulations or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

    (d) Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

    (e) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

    SECTION 12.  MISCELLANEOUS.

    (a) No employee, independent contractor, Participant or other person shall have any claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of employees, independent contractors, Participants, or holders or beneficiaries of Awards under the Plan. The terms and conditions of Awards need not be the same with respect to each recipient.

    (b) The Committee may delegate to one or more officers or managers of the Company, or a committee of such officers or managers, the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any delegation to management shall conform with the requirements of the General Corporation Law of Delaware, as in effect from time to time.

    (c) The Company shall be authorized to withhold from any Award granted or any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards, or other property) of withholding taxes due in respect of an Award, its exercise, or any payment or transfer under such Award or under the Plan and to take such other action (including, without limitation, providing for elective payment of such amounts in cash, Shares, other securities, other Awards or other property by the Participant) as may be necessary in the opinion of the Company to satisfy the required tax withholding based on the minimum statutory withholding rates.

    (d) Nothing contained in the Plan shall prevent the Company from adopting or continuing in effect other or additional compensation arrangements, and such arrangements may be either generally applicable or applicable only in specific cases.

    (e) The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ or service of the Company or any Affiliate. Further, the Company or the applicable Affiliate may at any time dismiss a Participant from employment or terminate the services of an independent contractor, free from any liability, or any claim under the Plan, unless otherwise expressly provided in the Plan or in any Award Agreement or in any other agreement binding the parties.

    (f) If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction, or as to any person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, person or Award, and the remainder of the Plan and any such Award shall remain in full force and effect.

    (g) Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company and a Participant or any other person. To the extent that any person acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company.

    (h) No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Shares, or whether such fractional Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.

    SECTION 13.  EFFECTIVE DATE OF PLAN.

The Plan shall be effective as of the date of its approval by the stockholders of the Company.

    SECTION 14.  TERM OF THE PLAN.

No Award shall be granted under the Plan after the tenth anniversary of the effective date. However, unless otherwise expressly provided in the Plan or in an applicable Award Agreement, any Award theretofore granted may extend beyond such date, and the authority of the Committee to amend, alter, adjust, suspend, discontinue, or terminate any such Award, or to waive any conditions or rights under any such Award, and the authority of the Board to amend the Plan, shall extend beyond such date.

                                                                       EXHIBIT B

                              FINANCIAL STATEMENTS

CONSOLIDATED FINANCIAL STATEMENTS
(MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
INCOME                                                          1999       1998       1997
------                                                        --------   --------   --------
Net revenues................................................   $9,468     $8,617     $9,972
                                                               ------     ------     ------
Operating costs and expenses:
  Cost of revenues..........................................    4,931      5,479      6,179
  Research and development..................................    1,333      1,225      1,556
  Marketing, general and administrative.....................    1,508      1,501      1,571
                                                               ------     ------     ------
      Total.................................................    7,772      8,205      9,306
                                                               ------     ------     ------
Profit from operations......................................    1,696        412        666
Other income (expense) net..................................      398        295        199
Interest on loans...........................................       75         75         94
                                                               ------     ------     ------
Income from continuing operations before provision for
  income taxes and extraordinary item.......................    2,019        632        771
Provision for income taxes..................................      613        216        432
                                                               ------     ------     ------
Income from continuing operations before extraordinary
  item......................................................    1,406        416        339
Discontinued operations:
  Income from operations....................................       --         --         52
  Gain on sale..............................................       --         --      1,473
                                                               ------     ------     ------
Income before extraordinary item............................    1,406        416      1,864
Extraordinary item: extinguishment of debt..................       --         --        (22)
                                                               ------     ------     ------
Net income..................................................   $1,406     $  416     $1,842
                                                               ======     ======     ======
Diluted earnings per common share:
  Continuing operations before extraordinary item...........   $ 1.68     $  .51     $  .42
  Discontinued operations:
    Income from operations..................................       --         --        .07
    Gain on sale............................................       --         --       1.81
  Extraordinary item........................................       --         --       (.03)
                                                               ------     ------     ------
  Net income................................................   $ 1.68     $  .51     $ 2.27
                                                               ======     ======     ======
Basic earnings per common share:
  Continuing operations before extraordinary item...........   $ 1.75     $  .52     $  .43
  Discontinued operations:
    Income from operations..................................       --         --        .07
    Gain on sale............................................       --         --       1.87
  Extraordinary item........................................       --         --       (.03)
                                                               ------     ------     ------
  Net income................................................   $ 1.75     $  .52     $ 2.34
                                                               ======     ======     ======

See accompanying notes.

CONSOLIDATED FINANCIAL STATEMENTS
(MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                                                 DECEMBER 31,
                                                              -------------------
BALANCE SHEET                                                   1999       1998
-------------                                                 --------   --------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $   662    $   632
  Short-term investments....................................    2,000      1,709
  Accounts receivable, less allowance for losses of $67
    million in 1999 and $72 million in 1998.................    1,843      1,373
  Inventories...............................................      845        618
  Prepaid expenses..........................................      100         79
  Deferred income taxes.....................................      605        588
                                                              -------    -------
    Total current assets....................................    6,055      4,999
                                                              -------    -------
Property, plant and equipment at cost.......................    7,120      6,536
  Less accumulated depreciation.............................   (3,285)    (3,085)
                                                              -------    -------
    Property, plant and equipment (net).....................    3,835      3,451
                                                              -------    -------
Investments.................................................    4,204      2,564
Goodwill and other acquisition-related intangibles..........      503        171
Deferred income taxes.......................................       41         23
Other assets................................................      390        282
                                                              -------    -------
Total assets................................................  $15,028    $11,490
                                                              =======    =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Loans payable and current portion long-term debt..........  $   313    $   267
  Accounts payable and accrued expenses.....................    1,682      1,606
  Income taxes payable......................................      259        197
  Accrued retirement and profit sharing contributions.......      374        153
                                                              -------    -------
    Total current liabilities...............................    2,628      2,223
                                                              -------    -------
Long-term debt..............................................    1,097      1,027
Accrued retirement costs....................................      797        895
Deferred income taxes.......................................      994        384
Deferred credits and other liabilities......................      257        225
Stockholders' equity:
  Preferred stock, $25 par value. Authorized--10,000,000
    shares
    Participating cumulative preferred. None issued.........       --         --
  Common stock, $1 par value. Authorized--1,200,000,000
    shares
    Shares issued: 1999--813,926,025; 1998--400,437,510.....      814        400
  Paid-in capital...........................................      822      1,248
  Retained earnings.........................................    6,175      4,927
  Less treasury common stock at cost.
    Shares: 1999--1,034,757; 1998--1,716,038................     (109)      (134)
  Accumulated other comprehensive income....................    1,553        295
                                                              -------    -------
    Total stockholders' equity..............................    9,255      6,736
                                                              -------    -------
Total liabilities and stockholders' equity..................  $15,028    $11,490
                                                              =======    =======

See accompanying notes.

CONSOLIDATED FINANCIAL STATEMENTS
(MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                                                   FOR THE YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
CASH FLOWS                                                      1999       1998       1997
----------                                                    --------   --------   --------
Continuing operations:
  Cash flows from operating activities:
    Income from continuing operations before extraordinary
     item...................................................  $ 1,406    $   416    $   339
    Depreciation............................................      986      1,184      1,122
    Amortization of goodwill and other acquisition-related
     intangibles............................................       69         47         35
    Purchased in-process research and development...........       79         25        461
    Adjustment to conform fiscal year end of pooled
     acquisition............................................       (9)        --         --
    Deferred income taxes...................................       (9)       (46)         7
    Net currency exchange (gains) losses....................        9         (4)         6
    (Increase) decrease in working capital (excluding cash
     and cash equivalents, short-term investments, deferred
     income taxes, and loans payable and current portion
     long-term debt):
        Accounts receivable.................................     (436)       288        (49)
        Inventories.........................................     (211)        67        (36)
        Prepaid expenses....................................      (21)       (16)       (20)
        Accounts payable and accrued expenses...............       85       (431)       (29)
        Income taxes payable................................       64         25        (22)
        Accrued retirement and profit sharing
        contributions.......................................      244        (33)       135
    Extraordinary item: extinguishment of debt..............       --         --        (22)
    Increase in noncurrent accrued retirement costs.........       11         42          6
    Other...................................................     (238)      (300)       (62)
                                                              -------    -------    -------
  Net cash provided by operating activities.................    2,029      1,264      1,871

  Cash flows from investing activities:
    Additions to property, plant and equipment..............   (1,373)    (1,041)    (1,285)
    Purchases of short-term investments.....................   (2,524)    (2,253)    (2,516)
    Sales and maturities of short-term investments..........    2,235      2,563        534
    Sales of long-term investments..........................      256         --         26
    Acquisition of businesses, net of cash acquired.........     (469)      (152)      (304)
    Payments made in connection with sale of memory
     business...............................................       --       (680)        --
    Proceeds from sale of other businesses..................       --        100        177
    Proceeds from sale of discontinued operations less
     income taxes and transaction costs.....................       --         --      2,138
                                                              -------    -------    -------
  Net cash used in investing activities.....................   (1,875)    (1,463)    (1,230)

  Cash flows from financing activities:
    Payments on loans payable...............................       --         (4)      (314)
    Additions to long-term debt.............................      400         --         28
    Payments on long-term debt..............................     (261)       (68)      (256)
    Dividends paid on common stock..........................     (134)      (133)      (131)
    Sales and other common stock transactions...............      398        200        151
    Common stock repurchase program.........................     (467)      (253)       (86)
    Other...................................................       --         --         (2)
                                                              -------    -------    -------
  Net cash used in financing activities.....................      (64)      (258)      (610)

  Effect of exchange rate changes on cash...................      (60)         6        (24)
                                                              -------    -------    -------
  Cash provided by (used in) continuing operations..........       30       (451)         7
                                                              -------    -------    -------
Discontinued operations:
  Operating activities......................................       --         --         73
  Investing activities......................................       --         --        (16)
  Financing activities......................................       --         --         --
                                                              -------    -------    -------
  Cash provided by discontinued operations..................       --         --         57
                                                              -------    -------    -------
Net increase (decrease) in cash and cash equivalents........       30       (451)        64

Cash and cash equivalents at beginning of year..............      632      1,083      1,019
                                                              -------    -------    -------
Cash and cash equivalents at end of year....................  $   662    $   632    $ 1,083
                                                              =======    =======    =======

See accompanying notes.

CONSOLIDATED FINANCIAL STATEMENTS
(MILLIONS OF DOLLARS, EXCEPT PER-SHARE AMOUNTS)

                                                                                                         ACCUMULATED
                                                                                         TREASURY           OTHER
                                                   COMMON      PAID-IN     RETAINED       COMMON        COMPREHENSIVE
STOCKHOLDERS' EQUITY                               STOCK       CAPITAL     EARNINGS        STOCK           INCOME*
--------------------                             ----------   ---------   -----------   -----------   ------------------
Balance, December 31, 1996.....................     $195       $1,166       $2,901         $ (12)           $  (11)

1997
  Net income...................................       --           --        1,842            --                --
  Dividends declared on common stock
    ($.17 per share)...........................       --           --         (132)           --                --
  Two-for-one common stock split...............      199         (199)          --            --                --
  Common stock issued:
    On exercise of stock options...............        3          107           --             5                --
    On conversion of debentures................        2          101           --            --                --
  Stock repurchase program.....................       --           --           --           (86)               --
  Other stock transactions, net................       (1)          72           --            (1)               --
  Pension liability adjustment.................       --           --           --            --               (24)
  Equity and cash investments adjustment.......       --           --           --            --               (18)
                                                    ----       ------       ------         -----            ------
Balance, December 31, 1997.....................      398        1,247        4,611           (94)              (53)

1998
  Net income...................................       --           --          416            --                --
  Dividends declared on common stock
    ($.1275 per share).........................       --           --         (100)           --                --
  Common stock issued on exercise of stock
    options....................................        2         (107)          --           254                --
  Stock repurchase program.....................       --           --           --          (294)               --
  Other stock transactions, net................       --          108           --            --                --
  Pension liability adjustment.................       --           --           --            --              (117)
  Equity, debt and cash investments
    adjustment.................................       --           --           --            --               465
                                                    ----       ------       ------         -----            ------
Balance, December 31, 1998.....................      400        1,248        4,927          (134)              295

1999
  Net income...................................       --           --        1,406            --                --
  Dividends declared on common stock
    ($.17 per share)...........................       --           --         (134)           --                --
  Two-for-one common stock split...............      401         (401)          --            --                --
  Common stock issued on exercise of stock
    options....................................        5         (253)          --           451                --
  Stock repurchase program.....................       --           --           --          (426)               --
  Other stock transactions, net................       --          196           --            --                --
  Pension liability adjustment.................       --           --           --            --               132
  Equity, debt and cash investments
    adjustment.................................       --           --           --            --             1,126
  Pooling of interest acquisitions.............        8           32          (15)           --                --
  Adjustment to conform fiscal year end of
    pooled acquisition.........................       --           --           (9)           --                --
                                                    ----       ------       ------         -----            ------
Balance, December 31, 1999.....................     $814       $  822       $6,175         $(109)           $1,553
                                                    ====       ======       ======         =====            ======

* Comprehensive income, i.e., net income plus other comprehensive income, totaled $2,664 million in 1999, $764 million in 1998 and $1,800 million in 1997.

See accompanying notes.

NOTES TO FINANCIAL STATEMENTS

ACCOUNTING POLICIES AND PRACTICES

The company adopted SFAS No. 130 in the first quarter of 1998. It required disclosure of comprehensive income, i.e., net income plus direct adjustments to stockholders' equity such as equity, debt and cash investment adjustments and pension liability adjustments. Also in 1998, the company adopted SFAS No. 132, which mandated changes in disclosures for pension and retiree health care plans. In 1997, the company adopted SFAS No. 128, which required disclosure of two new earnings per share amounts (diluted and basic) and elimination of prior earnings per share amounts. Also in 1997, the company adopted SFAS No. 131, which required a new basis of determining reportable business segments, i.e., the management approach. Disclosures under these 1997 and 1998 standards were provided on a retroactive basis. None affected reported net income.

    Accounting standard SFAS No. 133 was issued in 1998 and is effective in 2001. It requires that all derivatives be marked-to-market on an ongoing basis. This applies to stand-alone derivative instruments, such as forward currency exchange contracts and interest rate swaps. It also applies to embedded derivatives acquired after year end 1998. Along with the derivatives, the underlying hedged items are also to be marked-to-market on an ongoing basis. These market value adjustments are to be included either in the income statement or stockholders' equity, depending on the nature of the transaction. The company expects to adopt the standard in the first quarter of 2001 on a cumulative basis. Based on analysis to date, the company does not expect a material impact from this standard. The company's embedded call option on Micron
Technology, Inc. (Micron) common shares contained in its Micron convertible note investment is not subject to the requirements of SFAS No. 133 because the note was acquired prior to year end 1998. Instead, the note, including the embedded call option, will continue to be marked-to-market as an adjustment to stockholders's equity, in accordance with current accounting standards.

    The consolidated financial statements include the accounts of all subsidiaries. The preparation of financial statements requires the use of estimates from which final results may vary. Intercompany balances and transactions have been eliminated. Certain amounts in prior years' financial statements and related notes have been reclassified to conform to the 1999 presentation. The U.S. dollar is the functional currency for financial reporting. With regard to accounts recorded in currencies other than U.S. dollars, current assets (except inventories), deferred income taxes, other assets, current liabilities and long-term liabilities are remeasured at exchange rates in effect at year-end. Inventories, property, plant and equipment and depreciation thereon are remeasured at historic exchange rates. Revenue and expense accounts other than depreciation for each month are remeasured at the appropriate daily rate of exchange. Net currency exchange gains and losses from remeasurement and forward currency exchange contracts to hedge net balance sheet exposures are charged or credited on a current basis to other income (expense) net. Gains and losses from forward currency exchange contracts to hedge specific transactions are deferred and included in the measurement of the related transactions. Gains and losses from interest rate swaps are included on the accrual basis in interest expense. Gains and losses from terminated forward currency exchange contracts and interest rate swaps are deferred and recognized consistent with the terms of the underlying transaction.

    Inventories are stated at the lower of cost or estimated realizable value. Cost is generally computed on a currently adjusted standard (which approximates current average costs) or average basis.

    Revenues are generally recognized as products are shipped. Royalty revenue is recognized by the company upon fulfillment of its contractual obligations and determination of a fixed royalty amount or, in the case of ongoing royalties, upon sale by the licensee of royalty-bearing products, as estimated by the company.

    Property, plant and equipment are stated at cost and depreciated on either the declining-balance method (primarily 150 percent declining method) or the sum-of-the-years-digits method over the estimated useful lives of the assets. Fully depreciated assets are written off against accumulated depreciation. Goodwill and other acquisition-related intangibles are amortized on a straight-line basis over the estimated economic lives of the assets. Reviews are regularly performed to determine whether facts or circumstances exist which indicate that the carrying values of the company's fixed or intangible assets are impaired. The company assesses the recoverability of its assets by comparing the projected undiscounted net cash flows associated with those assets to their respective carrying amounts. Impairment, if any, is based on the excess of the carrying amount over the fair value of those assets.

    Advertising costs are expensed as incurred. Advertising expense was $146 million in 1999, $101 million in 1998 and $129 million in 1997.

    As discussed in the Divestitures note, the financial statements include the effect of two significant divestitures: the sale of the company's memory business and related joint venture interests to Micron in September 1998, and the sale of the defense business to Raytheon Company (Raytheon) in July 1997.

    Amounts in the prior periods' financial statements and related notes have been restated to reflect the two-for-one stock split effective August 1999 and the acquisition of Unitrode Corporation (Unitrode) in October, 1999, which was accounted for as a pooling of interests. See also the Pooling of Interests Acquisitions note.

    Computation of earnings per common share (EPS) amounts for income from continuing operations before extraordinary item is as follows (millions, except per-share amounts):

                                            1999                             1998                             1997
                               ------------------------------   ------------------------------   ------------------------------
                                INCOME     SHARES      EPS       INCOME     SHARES      EPS       INCOME     SHARES      EPS
                               --------   --------   --------   --------   --------   --------   --------   --------   --------
Basic EPS....................   $1,406     804.2      $1.75       $416      796.9       $.52       $339      785.6       $.43
Dilutives:
  Stock options/compensation
    plans....................       --      32.6                    --       21.3                    --       19.7
  Convertible debentures.....       --        --                    --         --                    --        6.5
                                ------     -----      -----       ----      -----       ----       ----      -----       ----
Diluted EPS..................   $1,406     836.8      $1.68       $416      818.2       $.51       $339      811.8       $.42
                                ======     =====      =====       ====      =====       ====       ====      =====       ====

POOLING OF INTERESTS ACQUISITIONS

On October 15, 1999 the company acquired Unitrode for approximately
16.7 million shares of common stock. TI also assumed outstanding Unitrode stock options that were converted to options to purchase approximately 2.7 million shares of TI common stock. This transaction was accounted for as a pooling of interests in 1999. All prior periods presented have been restated.

    Prior to the acquisition, Unitrode used a fiscal year ended January 31. Restated financial statements of TI combine the December 31, 1999, 1998 and 1997 results of TI with the December 31, 1999, January 31, 1999 and January 31, 1998 results of Unitrode. No adjustments were necessary to conform accounting policies of the entities except to transfer $1 million of acquisition transaction costs expensed as incurred by Unitrode in the third quarter of 1999 to the fourth quarter of 1999, when the transaction was consummated. There were no intercompany transactions requiring elimination in any period presented. In order for both companies to operate on the same calendar year for 1999, Unitrode's operations for the one-month period ending January 31, 1999, which were not material to TI, have been reflected as an adjustment to retained earnings in calendar 1999.

    Including the acquisition transaction costs discussed above, total transaction costs of $86 million were expensed in the fourth quarter of 1999. Of the $86 million, $21 million was for professional fees and $8 million for other transaction costs, primarily severance. Also included were related change-in-control severance costs of $57 million for certain Unitrode executives.

    The following shows the historical results of TI and Unitrode for the periods prior to the consummation of the merger of the two entities (in millions):

                                                        NINE MONTHS              YEAR ENDED
                                                           ENDED        -----------------------------
                                                       SEPT. 30, 1999   DEC. 31, 1998   DEC. 31, 1997
                                                       --------------   -------------   -------------
Net revenues:
  TI.................................................      $6,770           $8,460          $9,750
  Unitrode...........................................         143              157             222
                                                           ------           ------          ------
                                                           $6,913           $8,617          $9,972
                                                           ======           ======          ======
Net income:
  TI.................................................      $  950           $  407          $1,805
  Unitrode...........................................          26                9              37
                                                           ------           ------          ------
                                                           $  976           $  416          $1,842
                                                           ======           ======          ======

    The company also completed two other pooling transactions in 1999: Telogy Networks, Inc. (Telogy), acquired in August for approximately 6.3 million shares of TI common stock and 2.0 million substitute stock options, and Power
Trends, Inc. (Power Trends), acquired in December for approximately 1.4 million shares of TI common stock and 0.1 million substitute stock options. The historical operations of these two entities were not significant in relation to TI's consolidated operations on either an individual or an aggregate basis; therefore, prior period financial statements have not been restated for the Telogy and Power Trends acquisitions. Related acquisition transaction costs aggregated $15 million, primarily for professional fees.

    Unitrode completed a prior pooling transaction in the third quarter of 1998. At that time Unitrode restated its prior period financial statements to reflect the pooling and also to record acquisition transaction costs, primarily professional fees, of $3 million.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

Debt securities with original maturities within three months are considered cash equivalents. Debt securities with original maturities beyond three months have remaining maturities within 13 months and are considered short-term investments. These cash equivalent and short-term investment debt securities are available for sale and stated at fair value, which approximates their specific amortized cost. As of December 31, 1999, these debt securities consisted primarily of the following types: corporate ($1475 million) and asset-backed commercial paper ($711 million). At December 31, 1998, these debt securities consisted primarily of the following types: corporate ($1092 million), asset-backed commercial paper ($679 million) and municipal securities ($74 million). Gross realized and unrealized gains and losses for each of these security types were immaterial in 1999, 1998 and 1997. Proceeds from sales of these cash equivalent and short-term investment debt securities in 1999, 1998 and 1997 were $1185 million, $647 million and $859 million.

INVENTORIES

                                                                 MILLIONS OF DOLLARS
                                                              -------------------------
                                                                1999             1998
                                                              --------         --------
Raw materials and purchased parts...........................    $161             $ 79
Work in process.............................................     463              368
Finished goods..............................................     221              171
                                                                ----             ----
Inventories.................................................    $845             $618
                                                                ====             ====

    Prior to the sale of its memory business to Micron in 1998, TI participated in dynamic random access memory (DRAM) manufacturing joint ventures. TI held minority interests in, and had long-term inventory purchase commitments with, each joint venture. Under the agreements, TI purchased the output of the ventures at prices based upon percentage discounts from TI's average selling prices.

    Inventory purchases from the ventures aggregated $416 million in 1998 and $977 million in 1997. TI amortized its cost of the ventures over the expected initial output period of three to five years, and recognized its share of any cumulative venture net losses in excess of amortization. The related expense charged to operations was $40 million in 1998 and $88 million in 1997.

PROPERTY, PLANT AND EQUIPMENT AT COST

                                                                               MILLIONS OF DOLLARS
                                                                              ----------------------
                                                          DEPRECIABLE LIVES     1999          1998
                                                          -----------------   --------      --------
Land....................................................                       $   88        $   90
Buildings and improvements..............................    5-40 years          2,372         2,329
Machinery and equipment.................................    3-10 years          4,660         4,117
                                                                               ------        ------
Total...................................................                       $7,120        $6,536
                                                                               ======        ======

    Authorizations for property, plant and equipment expenditures in future years were approximately $1455 million at December 31, 1999, and $545 million at December 31, 1998.

INVESTMENTS

Equity investments primarily consisted of 28,933,092 Micron common shares, along with several other publicly traded investments. Debt investments consisted of a 6.5% Micron convertible note which matures in 2005. The note (convertible into 12,333,358 Micron common shares at $60 per share) has a face amount of $740 million and an imputed interest rate of 7.76%. The Micron securities were received in 1998 in connection with TI's sale of its memory business. Another Micron security received in this transaction, a subordinated note, was sold at a small gain in 1999 for cash proceeds of $153 million.

    TI Ventures is a venture fund that invests in companies involved in the development of new markets. As of year-end 1999, investments were held in 14 companies focused on next-generation applications of digital signal processors.

    Other investments consist of mutual funds that are acquired to generate returns that offset changes in certain liabilities related to deferred compensation arrangements. The mutual funds hold a variety of debt and equity investments.

    Following is information on the investments (millions of dollars):

                                                                        UNREALIZED
                                                              ------------------------------     FAIR
                                                     COST      GAINS     (LOSSES)     NET       VALUE
                                                   --------   --------   --------   --------   --------
1999
Equity investments...............................   $  963     $1,659     $  (3)     $1,656     $2,619
Debt investments.................................      697        330        --         330      1,027
TI Ventures......................................       38        475        --         475        513
Other investments................................       46         --        (1)         (1)        45
                                                    ------     ------     -----      ------     ------
Total............................................   $1,744     $2,464     $  (4)     $2,460     $4,204
                                                    ======     ======     =====      ======     ======
1998
Equity investments...............................   $  924     $  643     $ (51)     $  592     $1,516
Debt investments.................................      839        139        --         139        978
TI Ventures......................................       32          5        --           5         37
Other investments................................       33          5        (5)         --         33
                                                    ------     ------     -----      ------     ------
Total............................................   $1,828     $  792     $ (56)     $  736     $2,564
                                                    ======     ======     =====      ======     ======

    Investments are stated at fair value, which is based on market quotes, current interest rates or management estimates, as appropriate. Adjustments to fair value of the equity, debt and TI Ventures investments, which are classified as available-for-sale, are recorded as an increase or decrease in stockholders' equity. Adjustments to fair value of the other investments, which are classified as trading, are recorded in operating expense. Cost or amortized cost, as appropriate, was determined on a specific identification basis.

    Proceeds from sales of equity, debt and TI Ventures investments were $293 million in 1999, zero in 1998 and $26 million in 1997. There were $125 million of gross realized gains and zero gross realized losses from sales of these investments in 1999. Similar amounts in 1998 were zero and zero. In 1997 there were $16 million of gains and zero losses.

GOODWILL AND OTHER ACQUISITION-RELATED INTANGIBLES

                                                                                             MILLIONS OF
                                                                                               DOLLARS
                                                                                        ----------------------
                                                                AMORTIZATION LIVES        1999          1998
                                                                ------------------      --------      --------
Goodwill..................................................      4-8 years                 $266          $ 35
Developed technology......................................      2-8 years                  107            29
Other intangibles.........................................      2-10 years                 130           107
                                                                                          ----          ----
Total.....................................................                                $503          $171
                                                                                          ====          ====

    Other intangibles include items such as trained workforce and customer base. The balances shown are net of total accumulated amortization of $168 million and $99 million at year-end 1999 and 1998.

    Amortization of goodwill and other acquisition-related intangibles was $69 million, $47 million and $35 million for 1999, 1998 and 1997. Of the total amortization, goodwill amortization was $25 million, $10 million and $6 million, with the remainder primarily related to developed technology.

NON-CASH INVESTING ACTIVITY

Following is a discussion of a TI transaction which involved significant non-cash amounts. In September, 1998, TI sold its memory business to Micron. As a result, TI received Micron common shares and notes with values of $881 million and $836 million, respectively. In addition to TI's memory assets, Micron received $550 million in cash from TI to facilitate the deployment of Micron's technology throughout the acquired business. In the fourth quarter of 1998, TI made an additional $130 million payment to Micron as part of the contractually required working capital. TI deferred the estimated pretax gain of $127 million on the sale of the memory business until the recovery of the TI-provided financing.

ACCOUNTS PAYABLE AND ACCRUED EXPENSES

                                                               MILLIONS OF DOLLARS
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
Accounts payable............................................   $  668        $  523
Accrued salaries, wages, severance and vacation pay.........      412           323
Other accrued expenses and liabilities......................      602           760
                                                               ------        ------
Total.......................................................   $1,682        $1,606
                                                               ======        ======

DEBT AND LINES OF CREDIT

                                                               MILLIONS OF DOLLARS
                                                              ----------------------
LONG-TERM DEBT                                                  1999          1998
--------------                                                --------      --------
6.75% notes due 1999........................................   $   --        $  200
6.875% notes due 2000.......................................      200           200
9.0% notes due 2001.........................................       55            55
6.65% notes, due in installments through 2001...............      127           159
9.25% notes due 2003........................................      104           104
7.0% notes due 2004.........................................      400            --
6.125% notes due 2006.......................................      300           300
8.75% notes due 2007........................................       43            43
3.80% to 6.10% lira notes
  ($7 million swapped for 1.60% U.S. dollar obligation).....      133           184
Other.......................................................       48            49
                                                               ------        ------
                                                                1,410         1,294
Less current portion long-term debt.........................      313           267
                                                               ------        ------
Total.......................................................   $1,097        $1,027
                                                               ======        ======

    The coupon rates for the notes due 2006 have been swapped for LIBOR-based variable rates through 2006, for an effective interest rate of approximately 5.6% and 4.6% as of December 31, 1999 and 1998. The lira notes, and related swaps, are due in installments through 2005.

    In the third quarter of 1999, TI issued $400 million of 7.0% notes due August 15, 2004. The proceeds were used for general corporate purposes, including the refinancing of existing debt. TI retired $200 million of 6.75% notes which matured July 15, 1999.

    In December 1999, the company guaranteed the payment obligations of a supplier under a $110 million principal amount lease financing facility, for wafer fab manufacturing equipment, maturing 2002. As discussed in the Divestitures note, in connection with the sale of its memory business in 1998 the company guaranteed the payment obligations of a former joint venture under a $450 million principal amount credit facility for debt maturing in 2002.

    As a result of a 1997 tender offer for certain of the company's notes, an aggregate of $248 million of debt principal was tendered in 1997 at a cash price of $280 million. This resulted in an extraordinary charge of $22 million in 1997, after elimination of deferred issuance costs and recognition of an income tax effect of $12 million.

    Interest incurred on loans in 1999, 1998 and 1997 was $84 million, $85 million and $114 million. Of these amounts, $9 million in 1999, $10 million in 1998 and $20 million in 1997 were capitalized as a component of capital asset construction costs. Interest paid on loans (net of amounts capitalized) was $75 million in 1999, $75 million in 1998 and $94 million in 1997.

    Aggregate maturities of long-term debt due during the four years subsequent to December 31, 2000, are as follows:

                                                              MILLIONS OF DOLLARS
                                                              -------------------
2001........................................................         $129
2002........................................................           23
2003........................................................          158
2004........................................................          424

    The company maintains lines of credit to support commercial paper borrowings and to provide additional liquidity. These lines of credit totaled $713 million at December 31, 1999, and $669 million at December 31, 1998. Of these amounts, at December 31, 1999 and 1998, $600 million existed to support commercial paper borrowings or short-term bank loans.

FINANCIAL INSTRUMENTS AND RISK CONCENTRATION

FINANCIAL INSTRUMENTS: In addition to the swaps discussed in the preceding note, as of December 31, 1999, the company had forward currency exchange contracts outstanding of $556 million to hedge net balance sheet exposures (including $214 million to buy euros, $99 million to buy yen and $91 million to sell yen). At December 31, 1998, the company had forward currency exchange contracts outstanding of $758 million to hedge net balance sheet exposures (including $161 million to buy yen, $132 million to buy lira and $105 million to buy deutsche marks). As of December 31, 1999 and 1998, the carrying amounts and current market settlement values of these swaps and forward contracts were not significant. The company uses forward currency exchange contracts, including the lira note currency swaps, to minimize the adverse earnings impact from the effect of exchange rate fluctuations on the company's non-U.S. dollar net balance sheet exposures. The interest rate swaps for the company's notes due 2006 are used to change the characteristics of the interest rate stream on the debt from fixed rates to short-term variable rates in order to achieve a mix of interest rates that, over time, is expected to moderate financing costs. The effect of these interest rate swaps was to reduce interest expense by $4 million, $3 million and $2 million in 1999, 1998 and 1997.

    In order to minimize its exposure to credit risk, the company limits its counterparties on the forward currency exchange contracts and interest rate swaps to investment-grade rated financial institutions.

    As of December 31, 1999 and 1998, the fair value of long-term debt, based on current interest rates, was approximately $1398 million and $1346 million, compared with the historical cost amount of $1410 million and $1294 million.

RISK CONCENTRATION: Financial instruments that potentially subject the company to concentrations of credit risk are primarily cash investments, accounts receivable and noncurrent investments. The company places its cash investments in investment-grade, short-term debt securities and limits the amount of credit exposure to any one commercial issuer. Concentrations of credit risk with respect to the receivables are limited due to the large number of customers in the company's customer base and their dispersion across different industries and geographic areas. The company maintains an allowance for losses based upon the expected collectibility of accounts receivable. The company's noncurrent investments at year-end 1999 have an aggregate fair value of $4204 million ($2564 million at year-end 1998). The investments are in high-technology companies and are subject to price volatility and other uncertainties. They include a significant concentration of Micron securities, debt valued at $1027 million ($978 million at year-end 1998) and equity instruments valued at $2260 million ($1463 million at year-end 1998). The company adjusts the carrying amounts of the investments to fair value each quarter.

STOCKHOLDERS' EQUITY

The company is authorized to issue 10,000,000 shares of preferred stock. None is currently outstanding.

    Each outstanding share of the company's common stock carries half a stock purchase right. Under certain circumstances, each right may be exercised to purchase one one-thousandth of a share of the company's participating cumulative preferred stock for $200. Under certain circumstances following the acquisition of 20% or more of the company's outstanding common stock by an acquiring person (as defined in the rights agreement), each right (other than rights held by an acquiring person) may be exercised to purchase common stock of the company or a successor company with a market value of twice the $200 exercise price. The rights, which are redeemable by the company at one cent per right, expire in June 2008.

    Changes in accumulated other comprehensive income are as follows (millions of dollars):

                                                                          EQUITY, DEBT AND
                                                      PENSION LIABILITY   CASH INVESTMENTS
                                                         ADJUSTMENT          ADJUSTMENT       TOTAL
                                                      -----------------   ----------------   --------
Balance, December 31, 1996..........................        $ (39)             $   28         $  (11)
  Annual adjustments................................          (24)                (12)           (36)
  Tax effect of above...............................           --                   4              4
  Reclassification of realized transactions, net of
    tax of $6 million...............................           --                 (10)           (10)
                                                            -----              ------         ------
Balance, December 31, 1997..........................          (63)                 10            (53)
  Annual adjustments................................         (117)                716            599
  Tax effect of above...............................           --                (251)          (251)
                                                            -----              ------         ------
Balance, December 31, 1998..........................         (180)                475            295
  Annual adjustments................................          132               1,857          1,989
  Tax effect of above...............................           --                (649)          (649)
  Reclassifications of realized transactions, net of
    tax of $43 million..............................           --                 (82)           (82)
                                                            -----              ------         ------
Balance, December 31, 1999..........................        $ (48)             $1,601         $1,553
                                                            =====              ======         ======

RESEARCH AND DEVELOPMENT

Research and development expense totaled $1333 million in 1999, $1225 million in 1998 and $1556 million in 1997.

    Acquisition-related purchased in-process R&D charges were $79 million in 1999, $25 million in 1998 and $461 million in 1997. These charges are for the value of acquired in-process research and development from business purchase acquisitions. Values for acquired in-process R&D (purchased R&D) were determined at the acquisition date based upon the appraised value of the related developmental projects. Purchased R&D projects acquired after 1998 were assessed, analyzed and valued within the context and framework articulated by the Securities and Exchange Commission herein described as the Exclusion Approach. Earlier acquisitions were valued using the Income Approach.

    Significant assumptions, detailed in the table below, used in determining the value of purchased R&D included the discount rate, the estimated beginning date of projected operating cash flows, and the remaining cost and time, in engineer-months, to complete the R&D projects. The term "engineer-month" refers to the average amount of research work expected to be performed by an engineer in a month.

    The relative stage of completion and projected operating cash flows of the underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of the in-process R&D. Such uncertainties could give rise to unforeseen budget over-runs and/or revenue shortfalls in the event that TI is unable to successfully complete and commercialize the projects. TI management is primarily responsible for estimating the value of the purchased R&D in all acquisitions accounted for under the purchase method. TI expects to essentially meet its original return expectations for the projects.

MILLIONS OF DOLLARS
-------------------------------------------------------------------------------------------------------------------------

                                                                     PURCHASED
                  ACQUISITION   CONSID-                  OTHER      IN-PROCESS    APPRAISAL          R&D         DISCOUNT
ENTITY ACQUIRED      DATE       ERATION    GOODWILL   INTANGIBLES   R&D CHARGE     METHOD           FOCUS          RATE
----------------  -----------   --------   --------   -----------   -----------   ---------   -----------------  --------
Butterfly VLSI,   First           $ 52       $ 33        $  5          $ 10       Exclusion   Short distance        25%
  Ltd.            quarter                                                         approach    wireless
                  1999                                                                        technology for
                                                                                              voice-plus-data
                                                                                              transmission
                                                                                              products

Libit Signal      Second          $365       $207        $106          $ 52       Exclusion   Silicon Solutions     22%
  Processing      quarter                                                         approach    and Internet
  Ltd.            1999                                                                        telephony
                                                                                              software for
                                                                                              cable modems,
                                                                                              etc. for Internet
                                                                                              access

Integrated        Third           $ 67       $ 32        $ 11          $ 16       Exclusion   Intelligent           25%
  Sensor          quarter                                                         approach    sensors for
  Solutions,      1999                                                                        auto/ind. markets
  Inc.

GO DSP/Spectron   First           $ 39       $  7        $  7          $ 25       Income      DSP software          30%
                  quarter                                                         approach    tools, including
                  1998                                                                        real-time
                                                                                              operating systems
                                                                                              for DSP
                                                                                              development

Amati             Fourth          $514       $ 23        $ 33          $461       Income      Digital               30%
  Communications  quarter                                                         approach    subscriber line
  Corporation     1997                                                                        systems for the
                                                                                              Internet and
                                                                                              other uses

MILLIONS OF DOLL  MILLIONS OF DOLLARS
----------------  -------------------------------------
                        COST/TIME TO
                        COMPLETE R&D
                          PROJECTS              YEAR
                  ------------------------   CASH FLOWS
                      AT            AT       PROJECTED
ENTITY ACQUIRED   ACQUISITION   DEC. 1999     TO BEGIN
----------------  -----------   ----------   ----------
Butterfly VLSI,   $5/264        $1/86           2000
  Ltd.            engineer      engineer
                  months        months
Libit Signal      $5/492        $3/250          2000
  Processing      engineer      engineer
  Ltd.            months        months
Integrated        $4/233        $1/60           2000
  Sensor          engineer      engineer
  Solutions,      months        months
  Inc.
GO DSP/Spectron   $7/540        Project         1998
                  engineer      completed
                  months
Amati             $13/1,300     Project         1999
  Communications  engineer      completed
  Corporation     months

OTHER INCOME (EXPENSE) NET

                                                                   MILLIONS OF DOLLARS
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
Interest income.............................................    $177       $170       $150
Other income (expense) net..................................     221        125         49
                                                                ----       ----       ----
  Total.....................................................    $398       $295       $199
                                                                ====       ====       ====

    The increase in other income in 1999, compared to 1998, was primarily due to increased investment gains. Other income included gains of $87 million in the third quarter of 1999 from the sale of several non-current stock investments, a gain of $83 million in the second quarter of 1998 from the sale of TI's interest in the TI-Acer joint venture to Acer Corporation and gains of $66 million in the second quarter of 1997 from the sale of three divested activities, primarily software.

STOCK OPTIONS

The company has stock options outstanding to participants under the Texas Instruments 1996 Long-Term Incentive Plan, approved by stockholders on
April 18, 1996. Options are also outstanding under the 1988 Stock Option Plan and the Texas Instruments Long-Term Incentive Plan; however, no further options may be granted under these plans. Under all these stockholder-approved plans, unless the options are acquisition-related replacement options, the option price per share may not be less than 100 percent of the fair market value on the date of the grant. Substantially all the options have a 10-year term. Options granted subsequent to 1996 generally vest ratably over four years. Options granted prior to that are fully vested.

    Under the 1996 Long-Term Incentive Plan, the company may grant stock options, including incentive stock options; restricted stock and restricted stock units; performance units; and other stock-based awards. The plan provides for the issuance of 74,000,000 shares of the company's common stock (plus shares subject to acquisition-related replacement options); in addition, if any award under the 1988 Stock Option Plan or the Long-Term Incentive Plan terminates, then any unissued shares subject to the terminated award become available for granting awards under the 1996 Long-Term Incentive Plan. No more than 8,000,000 shares of common stock may be awarded as restricted stock, restricted stock units or other stock-based awards under the plan. In 1999, 1998 and 1997, 318,000, 234,000 and 428,115 shares of restricted stock units were granted, which have a minimum vesting period of three years from date of grant (weighted-average award-date value of $55.73, $25.90 and $20.19 per share). In addition, in 1997, 11,400 previously unissued shares were issued as Annual Incentive Plan stock awards (weighted-average award-date value of $11.47 per share); no further awards may be granted under this plan. Compensation expense for restricted stock units and annual stock awards totaled $11.2 million, $4.3 million and $3.7 million in 1999, 1998 and 1997.

    The company also has stock options outstanding under the Employee Stock Purchase Plan approved by stockholders in 1997. The plan provides for options to be offered semiannually to all eligible employees in amounts based on a percentage of the employee's compensation. The option price per share may not be less than 85 percent of the fair market value on the date of grant. If the optionee authorizes and does not cancel payroll deductions that will be equal to or greater than the purchase price, options granted become exercisable seven months, and expire not more than 13 months, from date of grant. There are no options outstanding under the 1988 Employee Stock Option Purchase Plan, the predecessor to the Employee Stock Purchase Plan.

    Under the Stock Option Plan for Non-Employee Directors adopted in April 1998, the company grants annual stock options to each non-employee director once a year, in the period beginning

January 1999 and extending through 2003. Each grant is an option to purchase 5,000 shares with an option price equal to fair market value on the date of grant. The option vests ratably over four years.

    Stock option transactions during 1999, 1998 and 1997 were as follows:

                                         LONG-TERM     WEIGHTED-       EMPLOYEE       WEIGHTED-
                                         INCENTIVE      AVERAGE        STOCK AND       AVERAGE
                                         AND STOCK      EXERCISE     STOCK OPTION      EXERCISE
                                       OPTION PLANS      PRICE      PURCHASE PLANS      PRICE
                                       -------------   ----------   ---------------   ----------
Balance, Dec. 31, 1996...............    41,566,406     $  8.87         4,784,736       $14.33
  Granted............................    21,312,503       19.13         2,375,774*       24.15
  Forfeited..........................    (4,768,766)      14.52        (1,526,670)       15.01
  Expired............................            --          --                --           --
  Exercised**........................    (8,117,295)       7.24        (2,974,362)       14.48
                                       ------------     -------       -----------       ------
Balance, Dec. 31, 1997...............    49,992,848       12.97         2,659,478        22.36
  Granted............................    17,173,270       24.13         3,266,190*       22.93
  Granted, acquisition-related.......     2,355,315       11.20                --           --
  Forfeited..........................    (2,749,537)      20.87          (486,978)       24.01
  Expired............................            --          --                --           --
  Exercised**........................    (8,457,584)       9.12        (3,141,042)       22.75
                                       ------------     -------       -----------       ------
Balance, Dec. 31, 1998...............    58,314,312       16.37         2,297,648        22.29
  Granted............................    16,379,847       52.93         2,063,878*       52.05
  Granted, acquisition-related.......     2,129,824        5.17                --           --
  Forfeited..........................    (1,342,566)      29.14           (93,689)       31.31
  Expired............................            --          --                --           --
  Exercised**........................   (10,994,642)      11.27        (2,975,441)       26.46
                                       ------------     -------       -----------       ------
Balance, Dec. 31, 1999...............    64,486,775     $ 26.29         1,292,396       $59.55
                                       ============     =======       ===========       ======

------------------------

*   Excludes options offered but not accepted.

** Includes previously unissued shares and treasury shares of 9,282,458 and 4,687,625; 7,990,616 and 3,608,010; and 11,054,386 and 37,271 for 1999, 1998
    and 1997.

    In accordance with the terms of APB No. 25, the company records no compensation expense for its stock option awards. As required by SFAS No. 123, the company provides the following disclosure of hypothetical values for these non-acquisition-related awards. The weighted-average grant-date value of options granted during 1999, 1998 and 1997 was estimated to be $25.34, $11.14 and $8.21 under the Long-Term Incentive Plans and the 1988 Stock Option Plan (Long-Term Plans) and $14.07, $6.67 and $6.74 under the Employee Stock and Stock Option Purchase Plans (Employee Plans). These values were estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for 1999, 1998 and 1997: expected dividend yields of .32%, .71% and
 .93% (Long-Term Plans) and .30%, .74% and .70% (Employee Plans); expected volatility of 43%, 43% and 39%; risk-free interest rates of 5.33%, 5.47% and 5.76% (Long-Term Plans) and 5.07%, 5.32% and 5.69% (Employee Plans); and expected lives of 6 years (Long-Term Plans) and .83 years (Employee Plans). Had compensation expense been recorded based on these hypothetical values, the company's 1999 net income would have been $1261 million, or diluted earnings per share of $1.52. A similar computation for 1998 and 1997 would have resulted in net income of $329 million and $1798 million, or diluted earnings per share of $0.40 and $2.21. Because options vest over several years and additional option grants are expected, the effects of these hypothetical calculations are not likely to be representative of similar future calculations.

    Summarized information about stock options outstanding under the Long-Term Plans at December 31, 1999, is as follows:

                       OPTIONS OUTSTANDING                             OPTIONS EXERCISABLE
-----------------------------------------------------------------   -------------------------
                                         WEIGHTED-
                           NUMBER         AVERAGE      WEIGHTED-       NUMBER      WEIGHTED-
      RANGE OF          OUTSTANDING      REMAINING      AVERAGE     EXERCISABLE     AVERAGE
      EXERCISE          AT DEC. 31,     CONTRACTUAL     EXERCISE    AT DEC. 31,     EXERCISE
       PRICES               1999           LIFE          PRICE          1999         PRICE
---------------------   ------------   -------------   ----------   ------------   ----------
  $  .02 to   8.83        7,208,594      4.0 years       $ 6.31       6,331,652      $ 6.67
    8.91 to  22.45       23,892,396         6.4           14.15      16,350,242       12.71
   22.46 to  47.97       16,807,334         7.8           25.46       4,049,187       26.15
   49.80 to 101.85       16,578,451         9.1           53.25           5,322       64.99
  -------------------    ----------    -------------     ------      ----------      ------
  $  .02 to 101.85       64,486,775      7.2 years       $26.27      26,736,403      $13.33
  ===================    ==========    =============     ======      ==========      ======

    At December 31, 1999, the stock options outstanding under the Employee Plans have exercise prices of $39.21 and $69.49, depending on the date of grant, and a remaining contractual life of three or nine months. Of the total outstanding options, 424,097 are exercisable at year-end 1999.

    At year-end 1999, 30,905,938 shares were available for future grants under the 1996 Long-Term Incentive Plan and 13,057,371 shares under the Employees Stock Purchase Plan. As of year-end 1999, 93,671,877 shares were reserved for issuance under the company's stock option and incentive plans and 14,349,767 shares were reserved for issuance under the Employee Stock Purchase Plan.

    In 1997, the company began a stock repurchase program with the goal of reducing the potential dilutive effect of shares to be issued upon the exercise of stock options under the Employee Stock Purchase Plan and Long-Term Plans. In 1999, as part of the process for the company's acquisition of Telogy to qualify as a pooling of interests for accounting purposes, the TI board of directors rescinded the share repurchase program associated with the company's Long-Term Plans. Treasury shares acquired in connection with the repurchase program and other stock transactions in 1999, 1998 and 1997 were 3,902,420 shares, 4,463,283 shares and 754,511 shares. Previously unissued common shares issued for restricted stock units under the Long-Term Plans and the Annual Incentive Plan in 1999, 1998 and 1997 were 20,530 shares, 67,696 shares and 60,348 shares. No treasury shares were issued under the Texas Instruments Restricted Stock Unit Plan for Directors in 1999, 1998 and 1997.

RETIREMENT AND INCENTIVE PLANS

The company provides various retirement plans for employees including pension, savings and deferred profit sharing plans. Incentive plans include profit sharing payments and annual performance awards.

U.S. RETIREMENT PLANS: Effective January 1, 1998, for U.S. employees hired on or after December 1, 1997, the company provides a defined contribution plan whereby the company contributes 2% of an employee's earnings, and a matched savings program whereby an employee's contribution, up to 4% of the employee's earnings, is matched by the company at a dollar-per-dollar rate. The contributions may be invested in several investment funds including TI common stock. During a selection period in 1997, employees employed prior to December 1, 1997, irrevocably elected whether to choose this plan or remain in the savings and defined benefit programs described below. Approximately 36% chose this plan.

    For U.S. employees hired prior to December 1, 1997, the company provides a matched savings program whereby an employee's contribution, up to 4% of the employee's earnings (subject to statutory limitations), is matched by the company at the rate of 50 cents per dollar. Available investments are the same as above. Also provided is a defined benefit plan with benefits based on an employee's years of service and last five years of compensation.

    Certain of the profit sharing plans worldwide provide that, depending on the individual plan, a portion of the profit sharing earned by employees is contributed to a deferred plan. Prior to 1999, 50% of profit sharing earned by U.S. employees was deferred; beginning in 1999, none is deferred. Several investment options are available for deferred amounts, including TI common stock. While the board of directors of the company has authorized the issuance of 18,467,672 shares of previously unissued TI common shares for deferred profit sharing and savings plans worldwide, none has been issued in the three years ended December 31, 1999. Instead, the trustees of these plans worldwide have purchased outstanding TI common shares: 11,878,036 shares in 1999, 7,506,168 shares in 1998 and 7,070,942 shares in 1997.

    The company's aggregate expense for U.S. employees under the defined contribution, deferred profit sharing and matched savings plans was $38 million in 1999, $56 million in 1998 and $55 million in 1997.

    The company's U.S. employees are currently eligible to receive, during retirement, specified company-paid medical benefits. The plan is contributory and premiums are adjusted annually. For employees retiring on or after January 5, 1993, the company has specified a maximum annual amount per retiree, based on years of service, that it will pay toward retiree medical premiums. For employees who retired prior to that date, the company maintains a consistent level of cost sharing between the company and the retiree. Effective January 1, 1998, new employees are eligible for this benefit when they reach 20 years of service, regardless of age. For a 15-year transition period, employees hired prior to 1998 qualify for eligibility under either the 20-year rule or the previous requirement, which was based upon retirement eligibility under the defined benefit pension plan. Coverage eligibility under the 20-year rule is only available at termination, i.e., no subsequent election to participate is allowable.

    Expense of the U.S. defined benefit and retiree health care benefit plans was as follows:

                                                                                MILLIONS OF DOLLARS
                                                   ------------------------------------------------------------------------------
                                                                                                           RETIREE
                                                             DEFINED BENEFIT                             HEALTH CARE
                                                   ------------------------------------      ------------------------------------
                                                     1999          1998          1997          1999          1998          1997
                                                   --------      --------      --------      --------      --------      --------
Service cost.....................................    $ 34          $ 36          $ 36          $ 3           $ 3           $ 3
Interest cost....................................      48            48            48           23            21            20
Expected return on plan assets...................     (41)          (38)          (33)          --            --            --
Amortization of prior service cost...............       1             2             3           --            --            --
Amortization of transition obligation............      (4)           (5)           (5)          --            --            --
Recognized net actuarial loss....................       1             1             2           --            --            --
                                                     ----          ----          ----          ---           ---           ---
Total............................................    $ 39          $ 44          $ 51          $26           $24           $23
                                                     ====          ====          ====          ===           ===           ===

    Settlement and curtailment gains (losses) of the U.S. defined benefit plan recognized in 1999, 1998 and 1997 were zero and zero; zero and $(6) million; and $3 million and $18 million. For the retiree health care benefit plan they were zero and zero; zero and $1 million; and zero and $1 million.

    Obligation data for the U.S. defined benefit and retiree health care benefit plans and asset data for the U.S. defined benefit plan at December 31 were as follows:

                                                                           MILLIONS OF DOLLARS
                                                            --------------------------------------------------
                                                                   DEFINED                     RETIREE
                                                                   BENEFIT                   HEALTH CARE
                                                            ----------------------      ----------------------
                                                              1999          1998          1999          1998
                                                            --------      --------      --------      --------
Change in benefit obligation:
Benefit obligation at beginning of year...................   $ 707         $ 688         $ 352         $ 319
  Service cost............................................      34            36             3             3
  Interest cost...........................................      48            48            23            21
  Plan participant's contributions........................      --            --             8             6
  Benefits paid...........................................    (145)          (38)          (35)          (25)
  Actuarial (gain) loss...................................     (76)           50           (10)           22
  Settlements.............................................      --           (84)           --            --
  Curtailments............................................      --             9            --             6
  Special termination benefit.............................      --             9            --            --
  Divestiture.............................................      --           (11)           --            --
                                                             -----         -----         -----         -----
Benefit obligation at end of year.........................     568           707           341           352
                                                             -----         -----         -----         -----
Change in plan assets:
Fair value of plan assets at beginning of year............     531           543
  Actual return on plan assets............................     117            88
  Employer contribution...................................      27            26
  Benefits paid...........................................    (140)          (28)
  Settlements.............................................      --           (84)
  Divestiture.............................................      --           (14)
                                                             -----         -----
Fair value of plan assets at end of year..................     535           531
                                                             -----         -----
Funded status.............................................     (33)         (176)         (341)         (352)
  Unrecognized net actuarial (gain).......................    (182)          (29)          (15)           (5)
  Unrecognized prior service cost.........................       4             6            (2)           (2)
  Unrecognized transition obligation......................      (5)          (10)           --            --
                                                             -----         -----         -----         -----
Accrued retirement at December 31.........................    (216)         (209)         (358)         (359)
Less current portion......................................      30            27            23            23
                                                             -----         -----         -----         -----
Accrued U.S. retirement costs.............................   $(186)        $(182)        $(335)        $(336)
                                                             =====         =====         =====         =====

    The U.S. defined benefit and retiree health care obligations for 1999 and 1998 were determined using assumed discount rates of 7.75% and 6.75%. The assumed average long-term pay progression rate was 4.35%. The assumed long-term rate of return on plan assets was 9.0%. The retiree health care benefit obligation was determined using health care cost trend rates of 5.0% for 2000 decreasing to 4.5% by 2001. Increasing (decreasing) the health care cost trend rates by one percentage point would have increased (decreased) the retiree health care benefit obligation at December 31, 1999, by $17 million/$(17) million and 1999 plan expense by $1 million/$(1) million.

NON-U.S. RETIREMENT PLANS: Retirement coverage for non-U.S. employees of the company is provided, to the extent deemed appropriate, through separate plans. Defined retirement benefits are based on an employee's years of service and compensation, generally during a fixed number of years immediately prior to retirement.

    Certain non-U.S. locations provide for deferral of profit sharing amounts with contributions generally invested in TI common stock. The related expense for these contributions was $10 million in 1999, $3 million in 1998 and $6 million in 1997.

    Expense of the non-U.S. defined benefit plans was as follows:

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Service cost................................................    $ 56          $ 53          $ 59
Interest cost...............................................      31            31            35
Expected return on plan assets..............................     (43)          (40)          (38)
Amortization of prior service cost..........................       1            (1)            1
Amortization of transition obligation.......................       2             2             2
Recognized net actuarial loss...............................      18            12             9
                                                                ----          ----          ----
Total.......................................................    $ 65          $ 57          $ 68
                                                                ====          ====          ====

    Settlement and curtailment gains (losses) of the non-U.S. defined benefit plans recognized in 1999, 1998 and 1997 were $(3) million and zero; $(5) million and zero; and $(3) million and zero.

    Obligation and asset data for the non-U.S. defined benefit plans at September 30 were as follows:

                                                               MILLIONS OF DOLLARS
                                                              ----------------------
                                                                1999          1998
                                                              --------      --------
Change in benefit obligation:
Benefit obligation at beginning of year.....................   $ 980         $ 999
  Service cost..............................................      56            53
  Interest cost.............................................      31            31
  Benefits paid.............................................     (20)          (20)
  Actuarial (gain) loss.....................................     164           (83)
  Settlements...............................................     (11)           --
  Curtailments..............................................     (12)           --
                                                               -----         -----
Benefit obligation at end of year...........................   1,188           980
                                                               -----         -----
Change in plan assets:
Fair value of plan assets at beginning of year..............     540           543
  Actual return on plan assets..............................     108            21
  Employer contribution.....................................      41            36
  Benefits paid.............................................     (21)          (20)
  Settlements...............................................     (11)           --
  Actuarial (gain) loss.....................................      91           (40)
                                                               -----         -----
Fair value of plan assets at end of year....................     748           540
                                                               -----         -----
Funded status...............................................    (440)         (440)
  Unrecognized net actuarial loss...........................     253           250
  Unrecognized prior service cost...........................       7             8
  Unrecognized transition obligation........................       9             9
  Adjustments from Sept. 30 to Dec. 31......................     (33)           (4)
                                                               -----         -----
Net non-U.S. amount recognized..............................   $(204)        $(177)
                                                               =====         =====
Amounts recognized in the balance sheet consist of:
  Accrued retirement, current...............................   $  (2)        $  (2)
  Accrued retirement, noncurrent............................    (275)         (377)
  Prepaid benefit cost......................................      17            14
  Intangible asset..........................................       8             8
  Accumulated other comprehensive income....................      48           180
                                                               -----         -----
Total.......................................................   $(204)        $(177)
                                                               =====         =====

    The range of assumptions used for the non-U.S. defined benefit plans reflects the different economic environments within the various countries. The defined benefit obligations were determined as of September 30 using a range of assumed discount rates of 2.5% to 6.75% and a range of assumed average long-term pay progression rates of 3.0% to 5.75%. The range of assumed long-term rates of return on plan assets was 7.0% to 8.0%. Accrued retirement at September 30, 1999 and 1998 includes projected benefit obligations of $1077 million and $841 million and accumulated benefit obligations of $827 million and $630 million, versus plan assets of $564 million and $395 million, for three plans whose obligations exceed their assets.

RESTRUCTURING ACTIONS

TI ACTIONS:

In the first quarter of 1999, the company announced a consolidation of semiconductor manufacturing operations in Japan to improve manufacturing efficiencies and reduce costs. This action resulted in a pretax charge of $14 million in the first quarter, of which $13 million was for severance for the elimination of 153 jobs in Hatogaya, Japan, and $1 million for other related costs. Of the $14 million charge, $11 million was included in cost of revenues and $3 million in marketing, general and administrative expense. In the third quarter of 1999, additional severance actions were taken for this program. This resulted in a pretax charge of $7 million, included in cost of revenues, in the third quarter for the elimination of an additional 105 jobs in Hatogaya, Japan. At year-end 1999, this program was complete.

    In the third quarter of 1999, severance actions were taken by TI's semiconductor operations in the U.S. These actions, taken in response to the continuing downturn in the hard disk drive marketplace, affected 206 jobs. As a result, TI took a pretax charge of $12 million in the third quarter, of which $10 million was included in cost of revenues and $2 million in marketing, general and administrative expense. Of the $12 million charge, $9 million was for severance, $2 million was for fixed asset write-downs for assets held for disposal, and $1 million was for vendor obligations. These fixed assets were to be sold for scrap value and were therefore written down to zero, their sales value. At year-end 1999, 190 of the employees had terminated and the majority of the severance obligation had been paid. The program is expected to be completed by the end of the third quarter of 2000.

    In the second quarter of 1998, the company announced that, as a result of the various business divestitures over the past several years, the pending sale of its memory business and weakness in the current semiconductor market environment, it was implementing a severance/manufacturing efficiency program in order to more closely match the size and cost of its support functions with the company's overall size and to further combine manufacturing resources for more efficient operations. The program, which primarily affected the company's corporate activities and semiconductor business, included the elimination of 3,441 jobs around the world through voluntary programs, attrition, outsourcing and layoffs, as well as the closing of several facilities. As a result, the company took a pretax charge of $219 million in the second quarter, of which $126 million was included in marketing, general and administrative expense and $93 million in cost of revenues. Of the $219 million charge, $161 million was for severance, $41 million for asset write-downs and $17 million for vendor cancellation and lease charges. Of the $41 million for asset write-downs, $25 million was for U.S. semiconductor inventories and $16 million was for fixed assets, primarily accelerated depreciation on assets phased out during 1998 in connection with the winding down of production at a semiconductor manufacturing facility in Singapore. The fixed assets were subsequently sold for scrap at a nominal value. Of the $17 million for vendor cancellation and lease charges, $15 million was for required vendor fees for cancellation of purchase contracts for chemicals, supplies and equipment as a result of a U.S. facility shutdown. At year-end 1999, the program was essentially complete. As is customary in certain countries, deferred payments will be paid over several years to terminated employees who selected that payment feature.

    In the third quarter of 1998, the company recorded a $14 million charge for accelerated depreciation on fixed assets primarily located in the semiconductor manufacturing facility in Singapore. This action was taken in connection with the severance/manufacturing efficiency program announced during the second quarter of 1998. This asset write-down charge was included in cost of revenues.

    In the fourth quarter of 1998, the company took further steps to enhance manufacturing efficiency, including the announced closing of a semiconductor assembly operation and sale of a materials & controls manufacturing operation, both in Europe. The sale was completed on December 31, 1998. The assembly operation closing, which is complete, affected 740 employees. As a result of these actions, the company took a fourth-quarter 1998 pretax charge of $72 million, of which $27 million was included in cost of revenues, $24 million in other income (expense) net and $21 million in marketing, general and administrative expense. Of this $72 million charge, $35 million was for severance, $35 million for other cash-related costs and $2 million for asset write-downs, primarily to adjust fixed assets in the European materials & controls operation to actual sale value. Of the $35 million severance charge, all had been paid by year-end 1999. Of the other $35 million charge, $20 million was a cash payment required as part of an agreement with the third-party buyer of a materials & controls manufacturing operation in Europe. The balance was for previously-received government grants expected to be repaid as a result of the closing of the European semiconductor assembly operation.

    In the first quarter of 1997, the company sold its mobile computing business and terminated its digital imaging printing development program. As a result of these divestitures, the company took a first-quarter pretax charge of $56 million, of which $28 million was included in cost of revenues and $28 million in marketing, general and administrative expense. Of this $56 million charge, $27 million was for severance for involuntary reductions worldwide. These severance actions were essentially completed by the end of the quarter and affected approximately 1,045 employees. The balance of $29 million was for other costs associated with the business sale and program termination, including vendor cancellation and lease charges. Essentially all costs were paid in 1998. In the second quarter of 1997, TI sold several activities, principally software, for a pre-tax gain of $66 million, after transaction costs. These transaction costs totaled $54 million and included severance of $17 million for 372 employees, who left TI within three months of the related divestitures, $24 million for vendor and warranty obligations, which extend through 2002, $4 million for professional fees, and $9 million for various other costs. In the fourth quarter of 1997, the company took a pretax charge of $42 million, of which $30 million was included in cost of revenues and $12 million in marketing, general and administrative expense, primarily for severance costs related to cost-reduction actions by the materials & controls business. These actions, which were completed in first-quarter 1999, affected approximately 260 employees. The terminated employees were in plants located in Holland, Italy, Canada and Michigan. The action was complete by year-end 1999, with some deferred severance to be paid in installments through 2002.

UNITRODE ACTIONS:

In the third quarter of 1999, Unitrode recorded a $4 million charge, included in marketing, general and administrative expense, primarily for severance to former executives. The amount was paid that quarter.

    In the first quarter of 1998, Unitrode recorded a $6 million charge, of which $3 million was included in cost of revenues, $1 million in marketing, general and administrative expense, and $2 million in other income (expense) net. Of the $6 million charge, $3 million was for inventory write-offs for scrapped custom inventory which did not meet customer specifications and $1 million was to write-down equipment to net realizable value. The equipment was subsequently sold. The balance of the charge, $2 million, was to record a non-temporary impairment in the value of a non-current equity investment.

    In the third quarter of 1998, Unitrode recorded a $12 million charge, of which $5 million was included in cost of revenues and $7 million in other income (expense) net. Of the $12 million charge, $3 million was for severance to eliminate 23 semiconductor-related jobs. The employees left and were paid the severance in that quarter. A $2 million charge was recorded to write-down semiconductor equipment being sold for scrap at a nominal value and $7 million was for costs to settle a patent infringement lawsuit.

    Set forth below is a reconciliation of individual restructuring accruals (in millions of dollars).

                                                                                              YEAR OF CHARGE
                                                                            ---------------------------------------------------
                                                          BALANCE, PRIOR                      1997                       1998
                                                             ACTIONS--      ----------------------------------------   --------
                                                             PRIMARILY      DIVEST. OF      M&C         RESERVES          SC
                                                             SEVERANCE         MCB/        COST          AGAINST         AND
                                                            AND VENDOR/       TERM.      REDUCTION      GAINS ON        CORP.
DESCRIPTION*                                    TOTAL     WARRANTY OBLIG.    OF DIPD      ACTION     BUSINESS SALES    ACTIONS
------------                                   --------   ---------------   ----------   ---------   ---------------   --------
BALANCE, DECEMBER 31, 1996...................    $116          $116
CHARGES:
Severance....................................      73                          $ 27        $ 29            $17
Vendor and warranty obligations..............      42                            18                         24
Transaction costs, including professional
  fees.......................................       4                                                        4
Various charges..............................      33                            11          13              9
DISPOSITIONS:
Severance payments...........................     (88)          (57)            (24)                        (7)
Vendor and warranty payments.................     (16)                          (16)
Transaction cost payments....................      (2)                                                      (2)
Various payments.............................     (10)                          (10)
Adjustments-net reversal to income...........      --                             4                         (4)
                                                 ----          ----            ----        ----            ---
BALANCE, DECEMBER 31, 1997...................     152            59              10          42             41
                                                 ----          ----            ----        ----            ---
CHARGES:
Severance....................................     199                                                                   $ 161
Vendor and warranty obligations..............      17                                                                      17
Asset write-downs............................      64
Grant repayment..............................      15
Cash payment owed to buyer...................      20
Lawsuit settlement...........................       7
Various charges..............................       8
DISPOSITIONS:
Severance payments...........................    (142)                           (1)         (5)            (5)          (110)
Vendor and warranty payments.................     (66)          (47)             (1)                        (1)           (17)
Cash payment to buyer........................     (20)
Transaction cost payments....................      (2)                                                      (2)
Lawsuit settlement payment...................      (7)
Non-cash write-down of assets................     (64)
Adjustments-net reversal to income...........     (16)          (12)              8         (16)            (9)            (2)
                                                 ----          ----            ----        ----            ---          -----
BALANCE DECEMBER 31, 1998....................     165            --              16          21             24             49
                                                 ----          ----            ----        ----            ---          -----
CHARGES:
Severance....................................      33
Vendor and warranty obligations..............       1
Asset write-downs............................       2
Various charges..............................       1
DISPOSITIONS:
Severance payments...........................     (86)                           (1)         (9)            (1)           (27)
Vendor and warranty payments.................      (2)                           (1)                        (1)
Grant repayment..............................      (6)
Non-cash write-down of assets................      (2)
Various payments.............................     (11)                                       (2)
Adjustments-net reversal to income...........     (19)                                       (2)                           (5)
                                                 ----          ----            ----        ----            ---          -----
BALANCE DECEMBER 31, 1999....................    $ 76          $ --            $ 14        $  8            $22          $  17
                                                 ====          ====            ====        ====            ===          =====

                                                                                YEAR OF CHARGE
                                               ---------------------------------------------------------------------------------
                                                                  1998                                      1999
                                               -------------------------------------------   -----------------------------------
                                               SINGAPORE    SC OPERATION                         SC        SC COST
                                                AND U.S.      CLOSING &        UNITRODE      OPERATION    REDUCTION    UNITRODE
                                                 WRITE-      M&C SALE OF    SEMICONDUCTOR    CLOSING IN    ACTION     SEVERANCE
DESCRIPTION*                                     DOWNS        OPERATION         ACTION         JAPAN       IN U.S.      ACTION
------------                                   ----------   -------------   --------------   ----------   ---------   ----------
BALANCE, DECEMBER 31, 1996...................
CHARGES:
Severance....................................
Vendor and warranty obligations..............
Transaction costs, including professional
  fees.......................................
Various charges..............................
DISPOSITIONS:
Severance payments...........................
Vendor and warranty payments.................
Transaction cost payments....................
Various payments.............................
Adjustments-net reversal to income...........

BALANCE, DECEMBER 31, 1997...................

CHARGES:
Severance....................................                   $ 35             $ 3
Vendor and warranty obligations..............
Asset write-downs............................     $ 55             2               7
Grant repayment..............................                     15
Cash payment owed to buyer...................                     20
Lawsuit settlement...........................                                      7
Various charges..............................                      7               1
DISPOSITIONS:
Severance payments...........................                    (19)             (2)
Vendor and warranty payments.................
Cash payment to buyer........................                    (20)
Transaction cost payments....................
Lawsuit settlement payment...................                                     (7)
Non-cash write-down of assets................      (55)           (2)             (7)
Adjustments-net reversal to income...........                     15**
                                                  ----          ----             ---
BALANCE DECEMBER 31, 1998....................       --            53               2
                                                  ----          ----             ---
CHARGES:
Severance....................................                                                   $ 20         $ 9      $       4
Vendor and warranty obligations..............                                                                  1
Asset write-downs............................                                                                  2
Various charges..............................                                                      1
DISPOSITIONS:
Severance payments...........................                    (21)                            (19)         (4)            (4)
Vendor and warranty payments.................
Grant repayment..............................                     (6)
Non-cash write-down of assets................                                                                 (2)
Various payments.............................                     (8)             (1)
Adjustments-net reversal to income...........                    (12)***
                                                  ----          ----             ---            ----         ---      ---------
BALANCE DECEMBER 31, 1999....................     $ --          $  6             $ 1            $  2         $ 6      $      --
                                                  ====          ====             ===            ====         ===      =========

      *Abbreviations
      SC                      = Semiconductor Business
      MCB                     = Mobile Computing Business
      DIPD                    = Digital Imaging Printing Development Program
      TELE                    = Telecommunications Business
      M&C                     = Materials and Controls Business
      Corp.                   = Corporate Division
      **Includes the effect of an $8 million reclassification of semiconductor-related grant repayment obligations from the "Balance, prior actions" column and an
      $8 million reclassification of M&C-related liabilities, primarily for grant repayment obligations, from the "1997 M&C cost reduction action" column. These reclassifications did not affect income.
      ***The adjustment includes the results of a fourth quarter 1999 settlement with the
      Portuguese government over issues related to the liquidation of the company's joint venture with Samsung.

BUSINESS SEGMENT AND GEOGRAPHIC AREA DATA

Texas Instruments develops, manufactures and sells a variety of products used in the commercial electronic and electrical equipment industry, primarily for industrial and consumer markets.

TI HAS THREE PRINCIPAL BUSINESSES:

Semiconductor, Materials & Controls and Educational & Productivity Solutions. Each of these is a business segment, with its respective financial performance detailed in this report.

    Semiconductor consists of digital signal processors, analog chips, standard logic, application-specific integrated circuits, reduced instruction-set computing microprocessors and microcontrollers and digital imaging devices. They are sold primarily to original-equipment manufacturers and through distributors. In the fourth quarter of 1999, the company changed the structure of its internal organization, moving its digital imaging operations from corporate activities to the semiconductor business. This change was made because digital imaging's business model was revised to focus on the sale of component sets, including digital imaging devices, instead of electronic subsystems. This operation is therefore included in current year semiconductor business segment results. Prior period segment results have been restated to transfer the operation's results from corporate activities to the semiconductor business segment.

    Materials & Controls consists primarily of electrical and electronic control devices, electronic connectors and clad metals. They are sold primarily to original-equipment manufacturers and through distributors.

    Educational & Productivity Solutions, which includes educational and graphing calculators, are marketed primarily through retailers and to schools through instructional dealers.

    Operating profits of the three principal businesses exclude the effects of special charges and gains, but include the effects of profit sharing and amortization of goodwill and other acquisition-related intangibles. The results for semiconductor include the effects of all royalty revenues from semiconductor-related cross-license agreements. Business assets are the owned or allocated assets used by each business.

    Included in corporate activities are general corporate expenses, elimination of intersegment transactions (which are generally intended to approximate market prices), and royalty revenues from computer-related cross-license agreements. Assets of corporate activities include unallocated cash, short-term investments, noncurrent investments and deferred income taxes.

    Divested activities include the historical operating results and assets of memory (sold in 1998), mobile computing and software (both sold in 1997), and other smaller divestitures.

BUSINESS SEGMENT NET REVENUES

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Semiconductor
  Trade.....................................................   $7,924        $6,563        $6,801
  Intersegment..............................................       16             8            18
                                                               ------        ------        ------
                                                                7,940         6,571         6,819
                                                               ------        ------        ------
Materials & Controls
  Trade.....................................................    1,006           943           950
  Intersegment..............................................        1             1             4
                                                               ------        ------        ------
                                                                1,007           944           954
                                                               ------        ------        ------
Educational & Productivity Solutions Trade..................      484           456           447
Corporate activities........................................       (8)           16            71
Divested activities.........................................       45           630         1,681
                                                               ------        ------        ------
Total.......................................................   $9,468        $8,617        $9,972
                                                               ======        ======        ======

BUSINESS SEGMENT PROFIT (LOSS)

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Semiconductor...............................................   $1,834        $1,416        $1,501
Materials & Controls........................................      168           142           123
Educational & Productivity Solutions........................      106            76            59
Corporate activities........................................     (231)         (187)         (176)
Special charges and gains...................................     (216)         (487)         (532)
Interest on loans/other income (expense) net, excluding a
  1999 net loss of $1 million and 1998 and 1997 net gains of
  $50 million and $66 million included above in Special
  charges and gains.........................................      324           170            38
Divested activities.........................................       34          (498)         (242)
                                                              -------       -------       -------
Income from continuing operations before provision for
  income taxes and extraordinary item.......................   $2,019         $ 632         $ 771
                                                              =======       =======       =======

Details of special charges and gains are as follows:

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Severance/manufacturing efficiency programs.................     $ --         $(233)        $ (42)
Purchased in-process R&D charge.............................      (79)          (25)         (461)
Closing of a semiconductor operation and sale of a materials
  & controls operation, of which $(24) million was included
  in other income (expense) net.............................       --           (72)           --
Discontinuance of TI-Hitachi joint venture..................       --          (219)           --
Sale of interest in TI-Acer joint venture...................       --            83            --
Severance and other costs, primarily from the divestiture of
  mobile computing..........................................       --            --           (56)
Other income: gain on sale of three divested activities,
  primarily software........................................       --            --            66
Termination of Thailand joint venture agreements............       --            --           (44)
Semiconductor restructuring.................................      (33)           --            --
Unitrode items, of which $(9) million was included in other
  income (expense) net in 1998..............................       (4)          (21)           --
Unitrode/Telogy/Power Trends pooling acquisition costs......     (101)           --            --
Other.......................................................        1            --             5
                                                              -------       -------       -------
Total.......................................................    $(216)        $(487)        $(532)
                                                              =======       =======       =======

BUSINESS SEGMENT ASSETS

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Semiconductor...............................................  $ 6,308       $ 4,741       $ 4,949
Materials & Controls........................................      497           397           391
Educational & Productivity Solutions........................      150           117           151
Corporate activities........................................    7,992         6,141         4,402
Divested activities.........................................       81            94         1,200
                                                              -------       -------       -------
Total.......................................................  $15,028       $11,490       $11,093
                                                              =======       =======       =======

BUSINESS SEGMENT PROPERTY, PLANT AND EQUIPMENT DEPRECIATION AND ADDITIONS

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
DEPRECIATION                                                    1999          1998          1997
------------                                                  --------      --------      --------
Semiconductor...............................................     $881        $  920        $  860
Materials & Controls........................................       48            47            46
Educational & Productivity Solutions........................        1             1             1
Corporate activities........................................       56            82            64
Divested activities.........................................       --           134           151
                                                               ------        ------        ------
Total.......................................................     $986        $1,184        $1,122
                                                               ======        ======        ======

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
ADDITIONS                                                       1999          1998          1997
---------                                                     --------      --------      --------
Semiconductor...............................................   $1,283        $  736        $  899
Materials & Controls........................................       42            49            49
Educational & Productivity Solutions........................        2             1             1
Corporate activities........................................       46            37           153
Divested activities.........................................       --           218           183
                                                               ------        ------        ------
Total.......................................................   $1,373        $1,041        $1,285
                                                               ======        ======        ======

    The following geographic area data include trade revenues, based on product shipment destination and royalty payor location, and property, plant and equipment based on physical location:

GEOGRAPHIC AREA NET TRADE REVENUES

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
United States...............................................   $3,045        $2,786        $3,295
Japan.......................................................    1,788         1,633         1,986
Singapore...................................................      812           816         1,142
Rest of world...............................................    3,823         3,382         3,549
                                                               ------        ------        ------
Total.......................................................   $9,468        $8,617        $9,972
                                                               ======        ======        ======

GEOGRAPHIC AREA PROPERTY, PLANT AND EQUIPMENT (NET)

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
United States...............................................   $2,831        $2,509        $2,714
Japan.......................................................      381           417           478
Rest of world...............................................      623           525         1,072
                                                               ------        ------        ------
Total.......................................................   $3,835        $3,451        $4,264
                                                               ======        ======        ======

INCOME TAXES

    Income (Loss) from Continuing Operations before Provision for Income Taxes and Extraordinary Item.

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                U.S.        NON-U.S.       TOTAL
                                                              --------      --------      --------
1999........................................................   $1,349         $670         $2,019
1998........................................................      214          418            632
1997........................................................      148          623            771

PROVISION (CREDIT) FOR INCOME TAXES

                                                                      MILLIONS OF DOLLARS
                                                        -----------------------------------------------
                                                        U.S. FEDERAL   NON-U.S.   U.S. STATE    TOTAL
                                                        ------------   --------   ----------   --------
1999
Current...............................................      $319         $279         $24        $622
Deferred..............................................       (21)          12          --          (9)
                                                            ----         ----         ---        ----
Total.................................................      $298         $291         $24        $613
                                                            ====         ====         ===        ====

1998
Current...............................................      $  6         $263         $(7)       $262
Deferred..............................................        (9)         (36)         (1)        (46)
                                                            ----         ----         ---        ----
Total.................................................      $ (3)        $227         $(8)       $216
                                                            ====         ====         ===        ====

1997
Current...............................................      $133         $286         $ 6        $425
Deferred..............................................        48          (43)          2           7
                                                            ----         ----         ---        ----
Total.................................................      $181         $243         $ 8        $432
                                                            ====         ====         ===        ====

    Principal reconciling items from income tax computed at the statutory federal rate follow.

                                                                      MILLIONS OF DOLLARS
                                                              ------------------------------------
                                                                1999          1998          1997
                                                              --------      --------      --------
Computed tax at statutory rate..............................    $707          $221          $270
Effect of acquired in-process R&D...........................      28             4           161
Effect of non-U.S. rates....................................     (59)           76           (11)
Research and experimental tax credits.......................     (53)          (20)          (30)
Effect of U.S. state income taxes...........................      10           (13)            5
Effect of joint venture costs...............................      --           (48)           31
Other.......................................................     (20)           (4)            6
                                                                ----          ----          ----
Total provision for income taxes............................    $613          $216          $432
                                                                ====          ====          ====

    Provision has been made for deferred taxes on undistributed earnings of non-U.S. subsidiaries to the extent that dividend payments from such companies are expected to result in additional tax liability. The remaining undistributed earnings (approximately $780 million at December 31, 1999) have been indefinitely reinvested; therefore, no provision has been made for taxes due upon remittance of these earnings. Determination of the amount of unrecognized deferred tax liability on these unremitted earnings is not practicable.

    The primary components of deferred income tax assets and liabilities at December 31 were as follows:

                                                                MILLIONS OF DOLLARS
                                                              -----------------------
                                                                1999           1998
                                                              --------       --------
Deferred income tax assets:
  Accrued retirement costs (pension and retiree health
    care)...................................................  $   273         $ 322
  Inventories and related reserves..........................      207           244
  Accrued expenses..........................................      253           251
  Loss and credit carryforwards.............................       40            49
  Other.....................................................       21            60
                                                              -------         -----
                                                                  794           926
                                                              -------         -----
Less valuation allowance....................................      (80)         (173)
                                                              -------         -----
                                                                  714           753
                                                              -------         -----
Deferred income tax liabilities:
  Investments...............................................     (860)         (256)
  Property, plant and equipment.............................     (100)         (109)
  International earnings....................................      (12)          (19)
  Other.....................................................      (90)         (142)
                                                              -------         -----
                                                               (1,062)         (526)
                                                              -------         -----
Net deferred income tax asset (liability)...................  $  (348)        $ 227
                                                              =======         =====

    As of December 31, 1999 and 1998, the net deferred income tax asset (liability) of $(348) million and $227 million was presented in the balance sheet, based on tax jurisdiction, as deferred income tax assets of $646 million and $611 million and deferred income tax liabilities of $(994) million and $(384) million. The valuation allowance shown above reflects the company's ongoing assessment regarding the realizability of certain non-U.S. deferred income tax assets. The balance of the deferred income tax assets is considered realizable based on carryback potential, existing taxable temporary differences and expectation of future income levels comparable to recent results. Such future income levels are not assured because of the nature of the company's businesses, which are generally characterized by rapidly changing technology and intense competition.

    The company has aggregate U.S. and non-U.S. tax loss carryforwards of approximately $97 million. Of this amount, $86 million expires through the year 2014, and $11 million of the loss carryforwards has no expiration.

    Income taxes paid were $414 million, $163 million and $1145 million for 1999, 1998 and 1997.

RENTAL EXPENSE AND LEASE COMMITMENTS

Rental and lease expense was $151 million in 1999, $156 million in 1998 and $172 million in 1997. The company conducts certain operations in leased facilities and also leases a portion of its data processing and other equipment. The lease agreements frequently include purchase and renewal provisions and require the company to pay taxes, insurance and maintenance costs.

    At December 31, 1999, the company was committed under noncancelable leases with minimum rentals in succeeding years as follows:

                                                              MILLIONS OF DOLLARS
                                                              -------------------
2000........................................................         $ 90
2001........................................................           52
2002........................................................           32
2003........................................................           25
2004........................................................           20
Thereafter..................................................          130

DIVESTITURES

In the first quarter of 1998, TI's U.S. DRAM semiconductor manufacturing joint venture with Hitachi, Ltd. (Hitachi) was discontinued as a result of a combination of severe price declines and overcapacity in the DRAM market. As part of this first quarter discontinuance, TI purchased the assets of the venture for approximately $98 million. Also as part of this first quarter discontinuance, TI and Hitachi decided to assume and share equally in the payment of the venture's obligations. TI's share of those payments was $219 million, which was paid and charged to cost of revenues in the first quarter.

    In the second quarter of 1998, the company sold its interest in the TI-Acer DRAM manufacturing joint venture to Acer Corporation for $120 million in cash. This sale resulted in a pretax gain of $83 million. On September 30, 1998, TI sold its memory business, including its remaining DRAM manufacturing joint venture interests in TECH Semiconductor Singapore (TECH) and KTI Semiconductor in Japan to Micron Technology, Inc. (Micron). As a result, TI received 28,933,092 Micron common shares, a $740 million 6.5% note convertible into an additional 12,333,358 Micron common shares and a $210 million 6.5% subordinated note. TI subsequently sold the subordinated note in 1999 at a small gain. The $740 million face amount Micron convertible note contains an embedded call option that allows TI to convert the note, at any time prior to its 2005 maturity, into 12,333,358 Micron common shares, at an effective conversion price equal to $60 per common share. Its market value was approximately $690 million at closing, with an imputed interest rate of 7.76%. In addition to TI's memory assets, Micron received $550 million in cash from TI to facilitate the deployment of Micron's technology throughout the acquired business. In the fourth quarter of 1998, TI made an additional $130 million payment to Micron as part of the contractually required working capital. TI deferred the estimated pretax gain of $127 million on the sale until the recovery of the TI-provided financing. The deferred gain is subject to change to the extent actual transaction costs vary from estimates. In connection with the sale, TI agreed to guarantee the payment obligations of TECH under a $450 million principal amount credit facility for debt maturing 2002. As of year-end 1999, TECH had borrowed $450 million under the facility. As a result of the guarantee, TI was granted a security interest in TECH's assets. In addition, the guarantee is partially offset by certain contingent funding obligations of TECH's shareholders. Approximately $300 million of grants from the Italian government to TI's former memory operations in Italy are being reviewed in the ordinary course by government auditors. TI understands that these auditors are questioning whether some of the grants were applied to purposes outside the scope of the grants. Also, TI understands that an Italian prosecutor is conducting a criminal investigation concerning a portion of the grants relating to specified research and development activities. TI believes that the grants were obtained and used in compliance with applicable law and contractual obligations.

    In July, 1997 the company sold its Defense Systems and Electronics business
(DSE) to Raytheon for $2.95 billion in cash. The net gain on sale of this discontinued operation, after income taxes of $876 million, was $1473 million. The financial statements of TI present the DSE operations as discontinued operations. Summarized results of discontinued operations for the year 1997 prior to the sale were as follows:

                                                              MILLIONS OF DOLLARS
                                                              -------------------
Net revenues................................................         $812
Income before provision for income taxes....................           84
Provision for income taxes..................................           32
Income from discontinued operations.........................           52

    TI provided various ongoing services to DSE including, but not limited to, facilities management, data processing, security, payroll and employee benefits administration, insurance administration, and duplicating and telecommunications services. Their inclusion in discontinued operations was based upon TI's intercorporate allocation procedures for such services. The allocation basis of these expenses and all other central operating costs was first on the basis of direct usage when identifiable, with the remainder allocated among DSE and other TI businesses on the basis of their respective revenues, head count or other measures. These expenses allocated to DSE totaled $76 million in 1997. TI has agreements to receive payments from Raytheon for continuing to provide certain of these services on an ongoing basis and others on a transition basis to DSE.

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

The Board of Directors
Texas Instruments Incorporated

We have audited the accompanying consolidated balance sheets of Texas Instruments Incorporated and subsidiaries (the Company) at December 31, 1999 and 1998, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Texas Instruments Incorporated and subsidiaries at December 31, 1999 and 1998, and the results of its operations and cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

                                          /s/ Ernst & Young LLP

Dallas, Texas
January 24, 2000

SUMMARY OF SELECTED FINANCIAL DATA

                                                              MILLIONS OF DOLLARS
                                              ----------------------------------------------------
YEARS ENDED DECEMBER 31,                        1999       1998       1997       1996       1995
--------------------------------------------  --------   --------   --------   --------   --------
Net revenues................................  $ 9,468    $ 8,617    $ 9,972    $10,113    $11,554
Operating costs and expenses................    7,772      8,205      9,306     10,103     10,087
                                              -------    -------    -------    -------    -------
Profit from operations......................    1,696        412        666         10      1,467
Other income (expense) net..................      398        295        199         81         83
Interest on loans...........................       75         75         94         73         48
                                              -------    -------    -------    -------    -------
Income from continuing operations before
  provision for income taxes and
  extraordinary item........................    2,019        632        771         18      1,502
Provision for income taxes..................      613        216        432         37        484
                                              -------    -------    -------    -------    -------
Income (loss) from continuing operations
  before extraordinary item.................  $ 1,406    $   416    $   339    $   (19)   $ 1,018
                                              =======    =======    =======    =======    =======
Diluted earnings (loss) per common share
  from continuing operations before
  extraordinary item........................  $  1.68    $   .51    $   .42    $  (.02)   $  1.29
                                              =======    =======    =======    =======    =======
Basic earnings (loss) per common share from
  continuing operations before extraordinary
  item......................................  $  1.75    $   .52    $   .43    $  (.02)   $  1.33
                                              =======    =======    =======    =======    =======
Dividends declared per common share.........  $   .17    $ .1275    $   .17    $   .17    $   .16
Average common and dilutive potential common
  shares outstanding during year, in
  thousands.................................  836,760    818,250    811,836    773,660    789,573

                                                              MILLIONS OF DOLLARS
                                              ----------------------------------------------------
DECEMBER 31,                                    1999       1998       1997       1996       1995
--------------------------------------------  --------   --------   --------   --------   --------
Working capital.............................  $ 3,427    $ 2,776    $ 3,708    $ 2,046    $ 2,628
Property, plant and equipment (net).........    3,835      3,451      4,264      4,209      2,933
Total assets................................   15,028     11,490     11,093      9,539      8,891
Long-term debt..............................    1,097      1,027      1,286      1,697        804
Stockholders' equity........................    9,255      6,736      6,109      4,239      4,206

Employees...................................   38,197     36,731     45,020     60,721     60,375
Stockholders of record......................   26,896     29,823     30,150     33,449     30,772

See Notes to Financial Statements and Management Discussion and Analysis of Financial Condition and Results of Operations.

SUPPLEMENTAL FINANCIAL INFORMATION

MANAGEMENT DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Note: TI's financial results reflect the completed pooling of interests acquisitions in 1999 of Unitrode Corporation, Telogy Networks, Inc. and Power Trends, Inc., and the inclusion of their financial results in the Semiconductor segment. Historical results have been restated to reflect Unitrode's operations. The historical results of Telogy and Power Trends were not significant in relation to TI and therefore are not included in the restatement. All of the share and per-share amounts in this report have been adjusted to reflect the two-for-one stock split effective August 16, 1999. All Semiconductor results are reported without the memory business, which was divested in the third quarter of 1998.

1999 RESULTS OF OPERATIONS COMPARED WITH 1998

TI's semiconductor business grew faster than the industry, leading TI to gain market share overall and in its core areas of DSP and analog. TI achieved record operating margins for the company and for each of its business segments. The company expects continued strong growth in 2000, with DSP and analog as the catalysts.

SUMMARY OF 1999 FINANCIAL RESULTS

For the year 1999, TI reported the following:

    - Total revenues were $9468 million, up 10 percent from $8617 million in 1998, due primarily to strong growth in semiconductor. Excluding the divested dynamic random access memory (DRAM) business, total revenues were up 18 percent over 1998.

    - Semiconductor revenues were $7940 million, up 21 percent from $6571 million in 1998.

    - Cost of revenues in 1999 was $4931 million compared to $5479 million in 1998. The decrease was primarily due to the divestiture of the memory business.

    - Including in-process R&D from acquisitions, R&D totaled $1333 million in 1999 compared to $1225 million in 1998.

    - Marketing, general and administrative expense in 1999 was $1508 million, essentially unchanged from $1501 million in 1998.

    - In 1999, other income (expense) net increased $103 million, primarily due to increased investment gains.

    - The income tax rate for 1999 was 30 percent.

    - TI orders for the year were $10,002 million, up 22 percent from $8203 million in 1998, reflecting continued strong demand for semiconductors.

    - Results for 1999 include special charges of $25 million in the first quarter, due primarily to a consolidation of semiconductor operations in Japan; $52 million in the second quarter, for in-process R&D costs associated with the acquisition of Libit Signal Processing Ltd.; $50 million in the third quarter, primarily for in-process R&D costs associated with TI's acquisition of Integrated Sensor Solutions, Inc. and costs associated with the pooling acquisition of Telogy; and, in the fourth quarter, acquisition-related costs of $86 million associated with TI's pooling of interests acquisition of Unitrode and a tax benefit effect of $67 million, primarily for research and experimental tax credit items.

     Also included in 1999 results is ongoing amortization of goodwill and other acquisition-related intangibles of $10 million in the first quarter; $9 million in the second quarter; $24 million in the third quarter; and $26 million in the fourth quarter. In addition, the third quarter of 1999 included special charges recognized by Unitrode of $4 million.

     Results for 1998 included special charges of $244 million in the first quarter, primarily due to the discontinuance of the memory-chip manufacturing joint venture with Hitachi, Ltd.; $219 million in the second quarter, primarily due to a worldwide restructuring of support functions and consolidation of manufacturing operations; $14 million in the third quarter, primarily due to additional depreciation for fixed assets that were removed from service in Singapore; and $72 million in the fourth quarter, substantially all of which related to the closing of an assembly/test joint venture with Samsung Electronica, Lda. in Portugal, and the disposition of the Aversa, Italy plant. Special charges of $21 million were recognized by Unitrode in 1998.

     Also included in 1998 results was ongoing amortization of goodwill and other acquisition-related intangibles of $11 million in the first quarter; $12 million in the second quarter; $12 million in the third quarter; and $12 million in the fourth quarter.

     In 1998, other income (expense) net included a second-quarter pretax gain of $83 million on the sale to Acer Corporation of TI's shares in the TI-Acer DRAM joint venture.

     Additional information relating to these items appears below under the heading "Special Charges and Gains."

OUTLOOK

TI expects its semiconductor growth to continue at a strong pace in 2000. The company expects sequential growth in its semiconductor business in the first quarter, despite the traditional seasonal pressures. Communications end-equipments that depend on real-time DSP and analog technologies should continue to drive much of the market strength.

    The company expects strength to continue in wireless and the mass market, which is comprised of thousands of emerging uses for DSP and analog. TI also expects increasing momentum in broadband and in new end-equipment markets, such as Internet audio, digital cameras and digital speakers, although these markets are growing from a small base.

    In order to meet rapidly expanding demand for its products, TI's capital expenditures for 2000 are forecasted to be $2.0 billion, an increase of more than 40 percent over 1999's $1.4 billion. Most of TI's capital spending will be focused on technology and capacity for TI's core DSP and analog areas, including the transition to more advanced process technologies. During the year, TI will start to install advanced 300-millimeter equipment in the fabrication facility in Dallas known as DMOS VI. Production is expected to begin in the second half of 2001.

    R&D for 2000 is expected to be $1.5 billion versus $1.3 billion in 1999, primarily for DSP and analog.

    Depreciation for 2000 is expected to be $1.2 billion.

SEMICONDUCTOR

For the year, semiconductor revenues were $7940 million, up 21 percent, primarily due to strength in DSP and analog. Operating margin was 23.1 percent, up 1.6 points from 21.5 percent a year ago.

    DSP revenues grew 28 percent in 1999 due primarily to strength in wireless, and to a lesser extent due to gains in the mass market. The company believes it gained DSP market share for the sixth consecutive year. Design-ins for the world's most advanced DSPs, the TI 'C6000 family, grew at a rate five times faster than any previous generation. Through the end of 1999, the 'C6000 had achieved design-ins expected to generate $1.9 billion of lifetime revenue.

    For the year, analog revenues grew 17 percent, due primarily to wireless. TI believes the company gained market share in 1999, making it the only major supplier of analog to gain market share in each of the last four years. Much of the growth in 1999 was in the catalog analog business where TI announced 191 new products in 1999, exceeding the company's plans for
160. In 2000, TI expects to introduce 280 new catalog analog products.

    For the year, revenues for wireless and mass market each grew 37 percent to about $1.8 billion and $900 million, respectively. Revenues in mass storage declined 6 percent to about $900 million, and revenues in networking declined 28 percent to about $300 million due about equally to legacy networking solutions and analog modems.

MATERIALS & CONTROLS (M&C)

Revenues for the year increased to $1007 million, an increase of 7 percent over 1998's $944 million, primarily due to automotive sensor products. Operating margin improved to 16.7 percent from 15.0 percent in 1998. This improved operating performance reflects the continuing impact of M&C's best-cost producer strategy, as well as higher revenues.

    During the year, TI acquired Integrated Sensor Solutions, Inc., which further strengthens M&C's leading position in pressure sensors with complementary product lines.

EDUCATIONAL AND PRODUCTIVITY SOLUTIONS (E&PS)

For the year, E&PS increased revenues by 6 percent to $484 million, compared with $456 million in 1998. Operating margin increased from 16.6 percent to 21.8 percent as a result of cost improvements.

ADDITIONAL FINANCIAL INFORMATION

During 1999, cash and cash equivalents plus short-term investments increased by $321 million to $2662 million. The acquisitions of Butterfly VLSI, Ltd., Libit Signal Processing, Integrated Sensor Solutions, and ATL Research A/S required $469 million of cash in 1999. The sale of the Micron subordinated note and other securities generated $256 million of cash. In the third quarter, TI issued $400 million of new debt maturing on August 15, 2004, with a 7.0 percent coupon interest rate. The new issuance will be used for general corporate purposes including the refinancing of existing TI debt. TI retired $200 million of debt maturing July 15, 1999, with a 6.75 percent coupon interest rate.

    Cash flow from operating activities was $2029 million in 1999. Capital expenditures totaled $1373 million in 1999, compared to $1041 million in 1998, which included the divested memory business.

    Depreciation for 1999 totaled $986 million, compared to $1184 million in 1998.

    During 1999, TI continued to purchase shares of common stock as part of its program to reduce the potential dilutive effect of shares to be issued under employee stock options. On August 24, 1999, TI rescinded the share repurchase program associated with long-term incentive options as part of the process for the pooling acquisition of Telogy. During 1999, TI spent $69 million of cash for share purchases net of proceeds from sales and other common stock transactions.

YEAR 2000: In anticipation of potential Year 2000 issues that result from the use of two-digit, rather than four-digit, year dates in software, TI implemented a company-wide program to assess its Year 2000 readiness and, where appropriate, to implement corrective actions. As a result of its efforts, TI was prepared for the transition to the Year 2000 and did not experience any significant malfunctions or errors in its operating or business systems when the date changed from 1999 to 2000. TI is not currently aware of any Year 2000 problems that have materially affected its customers or suppliers. Based on operations since January 1, 2000, TI does not anticipate any material disruption in its operations as a result of any continuing Year 2000 issues. However, it is possible that latent problems may surface in the future. The company believes that any such problems are likely to be minor and correctable. TI's aggregate costs for its Year 2000 activities were approximately $65 million.

MARKET RISK SENSITIVE INSTRUMENTS: The U.S. dollar is the functional currency for financial reporting. In this regard, the company uses forward currency exchange contracts, including lira note currency swaps, to minimize the adverse earnings impact from the effect of exchange rate fluctuations on the company's non-U.S. dollar net balance sheet exposures. For example, at year-end 1999, the company had forward currency exchange contracts outstanding of $556 million (including $214 million to buy euros, $99 million to buy yen and $91 million to sell yen). Similar hedging activities existed at year-end 1998. Because most of the aggregate non-U.S. dollar balance sheet exposure is hedged by these exchange contracts and swaps, a hypothetical 10% plus or minus fluctuation in non-U.S. currency exchange rates would not be expected to have a material earnings impact, e.g., based on year-end 1999 balances and rates, a pretax currency exchange gain or loss of $6 million.

    The company has interest rate swaps that change the characteristics of the interest payments on its $300 million of 6.125% notes due 2006 from fixed-rate payments to short-term LIBOR-based variable rate payments in order to achieve a mix of interest rates on the company's long-term debt which, over time, is expected to moderate financing costs. The effect of these interest rate swaps was to decrease interest expense by $4 million in 1999. The year-end 1999 effective interest rate for the $300 million of notes due 2006, including the effect of the swaps, was approximately 5.6% (4.6% at year-end 1998). These swaps are sensitive to interest rate changes. For example, if short-term interest rates increase (decrease) by one percentage point from year-end 1999 rates, annual pretax interest expense would increase (decrease) by $3 million.

    The company's long-term debt has a fair value, based on current interest rates, of approximately $1398 million at year-end 1999 ($1346 million at year-end 1998). Fair value will vary as interest rates change. The following table presents the aggregate maturities and historical cost amounts of the debt principal and related weighted-average interest rates by maturity dates at year-end 1999:

                                                                     MILLIONS OF DOLLARS
                                                       -----------------------------------------------
                                                       U.S. DOLLAR   AVERAGE                  AVERAGE
                                                       FIXED-RATE    INTEREST   LIRA FIXED-   INTEREST
MATURITY DATE                                             DEBT         RATE      RATE DEBT      RATE
-------------                                          -----------   --------   -----------   --------
2000.................................................     $  280       6.81%        $ 33        5.09%
2001.................................................        103       7.92%          26        4.95%
2002.................................................         --        n/a           23        4.73%
2003.................................................        133       8.56%          25        4.74%
2004.................................................        400       7.00%          24        4.69%
Thereafter...........................................        356       6.44%           7        4.01%
                                                          ------       ----         ----        ----
Total................................................     $1,272       7.02%        $138        4.81%
                                                          ======       ====         ====        ====

    Total long-term debt historical cost amount at year-end 1999 was $1410 million.

    The company's cash equivalents and short-term investments are debt securities with remaining maturities within three months (cash equivalents) and beyond three months and within 13 months (short-term investments). Their aggregate fair value and carrying amount was $2186 million at year-end 1999 ($1845 million at year-end 1998). Fair value will vary as interest rates change. The following table presents the aggregate maturities of cash equivalents and short-term investments and related weighted-average interest rates by maturity dates at year-end 1999:

                                                                  MILLIONS OF DOLLARS
                                                              ---------------------------
                                                              CASH EQUIVALENTS   AVERAGE
                                                               AND SHORT-TERM    INTEREST
MATURITY DATE                                                   INVESTMENTS        RATE
-------------                                                 ----------------   --------
2000........................................................       $2,161          5.98%
2001........................................................           25          6.46%
                                                                   ------          ----
Total.......................................................       $2,186          5.98%
                                                                   ======          ====

    The company's investments at year-end 1999 consisted of the following (items at year-end 1998 were similar):

    - Equity investments--primarily 28,933,092 Micron common shares acquired in 1998, along with several other publicly traded investments.

    - Debt investments--6.5% Micron convertible note acquired in 1998. The note (convertible into 12,333,358 Micron common shares at $60 per share) has a face amount of $740 million. The note, which matures 2005, has a weighted-average imputed interest rate of 7.76%.

    - TI Ventures--a venture fund that invests in companies involved in the development of new markets. As of year-end 1999, investments were held in 14 companies focused on next-generation applications of digital signal processors.

    - Other investments--consist of mutual funds that are acquired to generate returns that offset changes in certain liabilities related to deferred compensation arrangements. The mutual funds hold a variety of debt and equity investments.

    The equity investments (fair value of $2619 million) and venture fund (fair value of $513 million) are sensitive to equity price changes. For example, if prices of the equity investments increase or decrease 10%, the company would record an increase or decrease in stockholders' equity, net of tax, of $170 million. Similarly, if prices for the venture fund increase or decrease 10%, the company would record an increase or decrease in stockholders' equity, net of tax, of $33 million. Changes in prices of the other investments (fair value of $45 million) are expected to offset related changes in deferred compensation liabilities such that a 10% increase or decrease in investment prices would not affect operating results.

    Fair value of the convertible debt investment ($1027 million) will vary as interest rates change (and also as the underlying equity share price changes). The following table presents the aggregate historical cost maturities of the debt investments and related weighted-average interest rates by maturity dates:

                                                               MILLIONS OF DOLLARS
                                                              ---------------------
                                                                           AVERAGE
                                                                 DEBT      INTEREST
MATURITY DATE                                                 INVESTMENT     RATE
-------------                                                 ----------   --------
2000-2004...................................................      none        n/a
2005........................................................    $  697       7.76%

1998 RESULTS OF OPERATIONS COMPARED WITH 1997

TI revenues for 1998 were $8617 million, down 14 percent from 1997, due primarily to lower prices in dynamic random access memories (DRAMs), and to a lesser extent, to the absence of revenue due to the sale of the memory business. Operating margin was down in 1998, primarily due to lower DRAM prices, and to a lesser extent due about equally to the special charges associated with a worldwide restructuring of support functions and consolidation of manufacturing operations, and with the discontinuance of the memory-chip manufacturing joint venture with Hitachi, Ltd.

    Other income (expense) net for 1998 was $295 million, up $96 million from 1997 primarily due to an $83 million gain in 1998 on the sale of TI's shares in the TI-Acer joint venture to Acer Corporation. TI orders were $8203 million for 1998, compared with $10,024 million in 1997, primarily due to declines in memory orders.

    During the fourth quarter, TI essentially completed the restructuring announced in June of 1998.

    The results for the fourth quarter included special charges of $72 million, substantially all of which was related to the closing of an assembly/test joint venture with Samsung Electronica, Lda. in Portugal and the sale of the Aversa, Italy plant. Of the $72 million, $35 million was for severance, $35 million for other cash-related costs and $2 million for asset write-downs. Of the latter $35 million charge, $20 million was a cash payment required as part of an agreement with the third-party buyer of a materials & controls manufacturing operation in Europe. The balance was for previously-received government grants expected to be repaid as a result of the closing of the European semiconductor assembly operation. The year-ago quarter had a charge of $461 million for in-process R&D associated with the acquisition of Amati Communications Corporation, along with a pretax charge of $42 million for cost-reduction actions, primarily for severance in the materials & controls business.

    In addition to the fourth-quarter charges, 1998 earnings included special charges of $477 million, of which $219 million was cash payments for discontinuing the memory-chip manufacturing joint venture with Hitachi, Ltd., $25 million was for purchased in-process R&D and $233 million was for a worldwide restructuring of support functions and consolidation of manufacturing operations. Of the $233 million, $161 million was for severance, $55 million for asset write-downs, including accelerated depreciation on fixed assets phased out during 1998, and $17 million for vendor cancellation and lease charges. Special charges of $21 million were recognized by Unitrode, of which $7 million was for cost to settle a patent infringement lawsuit, $6 million for inventory/fixed asset write-downs, $3 million for severance, $3 million for prior pooling transaction costs and $2 million to record a non-temporary impairment in the value of a non-current equity investment. There was also an $83 million pretax gain in the year on the sale of TI's shares in the TI-Acer joint venture to Acer Corporation. In 1997, special pretax charges, in addition to those in the fourth quarter, were $100 million, primarily related to the sale of TI's mobile computing business and the termination of joint-venture agreements in Thailand. There also was a $66 million special pretax gain for the sale of three businesses, the largest of which was software.

    Additional information relating to these special items appears below under the heading "Special Charges and Gains."

SEMICONDUCTOR: For 1998, semiconductor revenues and operating margin were down slightly, and orders were down modestly, due to overall semiconductor market weakness.

    For the year, DSP revenues increased 29 percent to a record level, driven by wireless. Analog revenues declined 4 percent for the year, as strength in wireless was insufficient to offset weakness in other markets, particularly hard disk drive (HDD). Collectively, TI's remaining semiconductor product areas saw revenues down moderately from 1997, primarily due to overall semiconductor market weakness.

    In the fourth quarter, DSP and analog comprised 59 percent of TI's semiconductor revenues.

MATERIALS & CONTROLS (M&C):  For the full year, M&C revenues were down
1 percent due to weak Asian markets. Operating margin was up for the year to
15.0 percent, reflecting gains from the best-cost producer strategy. During 1998, plant closings took place in Canada and Michigan, restructuring and early retirements took place in Holland and Japan, and the Aversa, Italy plant was sold.

EDUCATIONAL & PRODUCTIVITY SOLUTIONS (E&PS): For the year, the E&PS business showed a rise in operating margin of 3.4 percentage points to 16.6 percent, as a result of cost improvements.

DIVESTED ACTIVITIES: For 1998, memory revenues were down 60 percent and orders were down 62 percent from 1997 levels, primarily due to lower DRAM prices, with the balance due to the divestiture of the memory business in the third quarter of 1998. Loss from memory operations was $498 million, versus a loss of $192 million in 1997.

SPECIAL CHARGES AND GAINS

FOURTH QUARTER OF 1999:

    In the fourth quarter of 1999, a special charge of $86 million was taken for acquisition related costs associated with TI's pooling of interests acquisition of Unitrode. Of the $86 million charge, $83 million was included in marketing, general and administrative expense, $2 million in cost of revenues and $1 million in other income (expense) net.

THIRD QUARTER OF 1999:

    In the third quarter of 1999, severance actions were taken by TI's semiconductor operations in the U.S. These actions, taken in response to the continuing downturn in the hard disk drive market, affected 206 jobs. As a result, TI took a pretax charge of $12 million in the third quarter, of which $10 million was included in cost of revenues and $2 million in marketing, general and administrative expense. Of the $12 million charge, $9 million was for severance, $2 million for fixed asset write-downs for assets held for disposal, and $1 million for vendor obligations. These fixed assets were to be sold for scrap value and were therefore written down to zero, their sales value. At year-end 1999, 190 of the employees had terminated and the majority of the severance obligation had been paid. The program is expected to be complete by the end of the third quarter of 2000. The primary benefit from this action is reduced people costs, which are estimated to reach $22 million annually. The benefit was expected to begin in the fourth quarter of 1999.

    In the third quarter of 1999, additional severance actions were taken for the Japan manufacturing efficiency program announced during the first quarter of 1999 (program is more fully discussed below under First Quarter of 1999). This resulted in a pretax charge of $7 million in the third quarter for the elimination of an additional 105 jobs in Hatogaya, Japan. At year-end 1999, this program was complete.

    Also included is $15 million of acquisition transaction costs from the pooling acquisition of Telogy and a $4 million pretax operating charge by Unitrode for a severance action.

FIRST QUARTER OF 1999:

    In the first quarter of 1999, the company announced a consolidation of semiconductor manufacturing operations in Japan to improve manufacturing efficiencies and reduce costs. This action resulted in a pretax charge of $14 million in the first quarter, of which $13 million was for severance for the elimination of 153 jobs in Hatogaya, Japan and $1 million for other related costs. At year-end 1999, this program was complete. Of the $14 million charge, $11 million was included in cost of revenues and $3 million in marketing, general and administrative expense. The primary benefit from this consolidation action was reduced people costs, which were estimated to reach $11 million annually. The benefit was expected to begin in the fourth quarter of 1999.

FOURTH QUARTER OF 1998:

    In the fourth quarter of 1998, the company took further steps to enhance manufacturing efficiency, including the announced closing of a semiconductor assembly operation and sale of a materials & controls manufacturing operation, both in Europe. The sale was completed on December 31, 1998. The primary benefit from these actions was the consolidation of manufacturing facilities, which increased efficiencies and reduced manufacturing costs. Estimated savings from such actions were approximately $24 million annually. The benefit was expected to begin in the first quarter of 1999. The assembly operation closing, which is complete, affected 740 employees. As a result of these actions, the company took a fourth-quarter 1998 pretax charge of $72 million, of which $27 million was included in cost of revenues, $24 million in other income (expense) net and $21 million in marketing, general and administrative expense. Of this $72 million charge, $35 million was for severance, $35 million for other cash-related costs and $2 million for asset write-downs, primarily to adjust fixed assets in the European materials & controls operation to actual sale value. Of the $35 million severance charge, all had been paid by the year end 1999. Of the other $35 million charge, $20 million was a cash payment required as part of an agreement with the third-party buyer of a materials & controls manufacturing operation in Europe. The balance was for previously-received government grants expected to be repaid as a result of the closing of the European semiconductor assembly operation.

THIRD QUARTER OF 1998:

    In the third quarter of 1998, the company recorded a $14 million charge for accelerated depreciation on fixed assets primarily located in a semiconductor manufacturing facility in Singapore. This action was taken in connection with the severance/manufacturing efficiency program announced during the second quarter of 1998 (which program is more fully described below under the heading Second Quarter of 1998). This asset write-down charge was included in cost of revenues.

    Also included in the third quarter are $3 million of acquisition transaction costs incurred by Unitrode in a prior pooling acquisition. In addition, Unitrode recorded a $12 million charge, of which $5 million was included in cost of revenues and $7 million in other income (expense) net. Of the $12 million charge, $3 million was for severance to eliminate 23 semiconductor-related jobs. The employees left and were paid the severance in that quarter. A $2 million charge was recorded to write-down semiconductor equipment being sold for scrap at a nominal value and $7 million was for costs to settle a patent infringement lawsuit.

SECOND QUARTER OF 1998:

    In the second quarter of 1998, the company announced that, as a result of the various business divestitures over the past several years, the pending sale of its memory business (subsequently completed in September 1998), and weakness at that time in the semiconductor market environment, it was implementing a severance/manufacturing efficiency program in order to more closely match the size and cost of its support functions with the company's overall size and to further combine manufacturing resources for more efficient operations. The primary benefit from this severance/manufacturing efficiency program was reduced people costs; total benefits were estimated to reach $270 million annually. The benefit was expected to begin in the third quarter of 1998.

    The program, which primarily affected the company's corporate activities and semiconductor business, included the elimination of 3,441 jobs around the world through voluntary programs, attrition, outsourcing and layoffs, as well as the closing of several facilities. As a result, the company took a pretax charge of $219 million in the second quarter of 1998, of which $126 million was included in marketing, general and administrative expense and $93 million in cost of revenues. Of the $219 million charge, $161 million was for severance, $41 million for asset write-downs and $17 million for vendor cancellation and lease charges.

    Of the $41 million for asset write-downs, $25 million was for U.S. semiconductor inventories and $16 million was for fixed assets, primarily accelerated depreciation on assets phased out during 1998 in connection with the winding down of production at a semiconductor manufacturing facility located in Singapore. The primary benefits from this consolidation action were increased efficiencies and reduced manufacturing costs. Estimated savings from such actions were approximately $9 million annually. The benefit was expected to begin in the fourth quarter of 1998.

    Of the $17 million for vendor cancellation and lease charges, $15 million was for required vendor fees for cancellation of purchase contracts for chemicals, supplies and equipment as a result of a U.S. facility shutdown.

    At year-end 1999, the program was essentially complete.

    In the second quarter of 1998, the company sold its shares in the TI-Acer DRAM semiconductor manufacturing joint venture to Acer Corporation for $120 million in cash. This sale resulted in a pretax gain of $83 million, included in other income (expense) net.

FIRST QUARTER OF 1998:

    In the first quarter of 1998, TI's U.S. DRAM semiconductor manufacturing joint venture with Hitachi, Ltd. was discontinued as a result of a combination of severe price declines and overcapacity in the DRAM market. As part of this first quarter discontinuance, TI purchased the assets of the venture for approximately $98 million. Also as part of this first quarter discontinuance, TI and Hitachi decided to assume and share equally in the payment of the venture's obligations. TI's share of those payments was $219 million, which was paid and charged to cost of revenues in the first quarter. Also in the first quarter, Unitrode recorded a $6 million charge, of which $3 million was included in cost of revenues, $1 million in marketing, general and administrative expense, and $2 million in other income (expense) net. Of the $6 million charge, $3 million was for inventory write-offs for scrapped custom inventory which did not meet customer specifications and $1 million was to write-down equipment to net realizable value. The equipment was subsequently sold. The balance of the charge, $2 million, was to record a non-temporary impairment in the value of a non-current equity investment.

FOURTH QUARTER OF 1997:

    In the fourth quarter of 1997, the company took a pretax charge of $42 million, of which $30 million was included in cost of revenues and $12 million in marketing, general and administrative expense, primarily for severance costs related to cost-reduction actions by the materials & controls business. These actions, which were essentially completed in first-quarter 1999, affected approximately 260 employees. The terminated employees were in plants located in Holland, Italy, Canada and Michigan. The primary benefit from this materials & controls action was reduced people costs, which were estimated to reach $20 million annually. The benefit was expected to begin in the first quarter of 1998.

SECOND QUARTER OF 1997:

    In the second quarter of 1997, TI sold several activities, principally software, for a pretax gain of $66 million, after transaction costs. These transaction costs totaled $54 million and included severance of $17 million for 372 employees, who left TI within three months of the related divestitures, $24 million for vendor and warranty obligations, $4 million for professional fees, and $9 million for various other costs. The primary benefit from the related divestitures was the cessation of the software business, which was operating at a loss of approximately $28 million in the first half of 1997.

FIRST QUARTER OF 1997:

    In the first quarter of 1997, the company sold its mobile computing business and terminated its digital imaging printing development program. The primary benefits from these actions were the divestiture of a business operating at a loss and the termination of the research and development program. The divested business had a $180 million loss in 1996. The cost of the research and development program in 1996 was $32 million. As a result of these actions, the company took a first-quarter pretax charge of $56 million, of which $28 million was included in cost of revenues and $28 million in marketing, general and administrative expense. Of this $56 million charge, $27 million was for severance of involuntary reductions worldwide. These severance actions were essentially completed by the end of the quarter and affected approximately 1,045 employees. The balance of $29 million was for other costs associated with the business sale and program termination, including vendor cancellation and lease charges. Essentially all costs were paid in 1998.

PURCHASED IN-PROCESS R&D CHARGES:

    Acquisition-related purchased in-process R&D charges were $79 million in 1999, $25 million in 1998 and $461 million in 1997. These charges are for the value of purchased in-process research and development from business purchase acquisitions. Values for acquired in-process R&D (purchased R&D) were determined at the acquisition date based upon the appraised value of the related developmental projects. Purchased R&D projects acquired after 1998 were assessed, analyzed and valued within the context and framework articulated by the Securities and Exchange Commission herein described as the Exclusion Approach. Earlier acquisitions were valued using the Income Approach.

    Significant assumptions, detailed in the table below, used in determining the value of purchased R&D included the discount rate, the estimated beginning date of projected operating cash flows, and the remaining cost and time, in engineer-months, to complete the R&D projects. The term "engineer-month" refers to the average amount of research work expected to be performed by an engineer in a month.

    The relative stage of completion and projected operating cash flows of the underlying in-process projects acquired were the most significant and uncertain assumptions utilized in the valuation analysis of the in-process R&D. Such uncertainties could give rise to unforeseen budget overruns and/or revenue shortfalls in the event that TI is unable to successfully complete and commercialize the projects. TI management is primarily responsible for estimating the value of the purchased R&D in all acquisitions accounted for under the purchase method. TI expects to essentially meet its original return expectations for the projects.

MILLIONS OF DOLLARS
-------------------------------------------------------------------------------------------------------------------------

                                                                     PURCHASED
                  ACQUISITION   CONSID-                  OTHER      IN-PROCESS    APPRAISAL          R&D         DISCOUNT
ENTITY ACQUIRED      DATE       ERATION    GOODWILL   INTANGIBLES   R&D CHARGE     METHOD           FOCUS          RATE
----------------  -----------   --------   --------   -----------   -----------   ---------   -----------------  --------
Integrated        Third           $ 67       $ 32        $ 11          $ 16       Exclusion   Intelligent           25%
  Sensor          quarter                                                         approach    sensors for
  Solutions,      1999                                                                        auto/ind. markets
  Inc.

Libit Signal      Second          $365       $207        $106          $ 52       Exclusion   Silicon Solutions     22%
  Processing      quarter                                                         approach    and Internet
  Ltd.            1999                                                                        telephony
                                                                                              software for
                                                                                              cable modems,
                                                                                              etc. for Internet
                                                                                              access

Butterfly VLSI,   First           $ 52       $ 33        $  5          $ 10       Exclusion   Short distance        25%
  Ltd.            quarter                                                         approach    wireless
                  1999                                                                        technology for
                                                                                              voice-plus-data
                                                                                              transmission
                                                                                              products

GO DSP/Spectron   First           $ 39       $  7        $  7          $ 25       Income      DSP software          30%
                  quarter                                                         approach    tools, including
                  1998                                                                        real-time
                                                                                              operating systems
                                                                                              for DSP
                                                                                              development

Amati             Fourth          $514       $ 23        $ 33          $461       Income      Digital               30%
  Communications  quarter                                                         approach    subscriber line
  Corporation     1997                                                                        systems for the
                                                                                              Internet and
                                                                                              other uses

MILLIONS OF DOLL  MILLIONS OF DOLLARS
----------------  -------------------------------------
                        COST/TIME TO
                        COMPLETE R&D
                          PROJECTS              YEAR
                  ------------------------   CASH FLOWS
                      AT            AT       PROJECTED
ENTITY ACQUIRED   ACQUISITION   DEC. 1999     TO BEGIN
----------------  -----------   ----------   ----------
Integrated        $4/233        $1/60           2000
  Sensor          engineer      engineer
  Solutions,      months        months
  Inc.
Libit Signal      $5/492        $3/250          2000
  Processing      engineer      engineer
  Ltd.            months        months
Butterfly VLSI,   $5/264        $1/86           2000
  Ltd.            engineer      engineer
                  months        months
GO DSP/Spectron   $7/540        Project         1998
                  engineer      completed
                  months
Amati             $13/1,300     Project         1999
  Communications  engineer      completed
  Corporation     months

QUARTERLY FINANCIAL DATA

                                                                     MILLIONS OF DOLLARS, EXCEPT
                                                                          PER-SHARE AMOUNTS
                                                              -----------------------------------------
1999                                                            1ST        2ND        3RD        4TH
----                                                          --------   --------   --------   --------
Net revenues................................................   $2,081     $2,395     $2,437     $2,554

Gross profit................................................      948      1,173      1,166      1,250

Profit from operations......................................      306        463        443        483
                                                               ------     ------     ------     ------
Net income..................................................   $  255     $  330     $  389     $  430
                                                               ======     ======     ======     ======
Diluted earnings per common share...........................   $  .31     $  .40     $  .47     $  .51
                                                               ======     ======     ======     ======
Basic earnings per common share.............................   $  .32     $  .41     $  .48     $  .53
                                                               ======     ======     ======     ======

                                                                     MILLIONS OF DOLLARS, EXCEPT
                                                                          PER-SHARE AMOUNTS
                                                              -----------------------------------------
1998                                                            1ST        2ND        3RD        4TH
----                                                          --------   --------   --------   --------
Net revenues................................................   $2,223     $2,206     $2,154     $2,034

Gross profit................................................      684        744        810        899

Profit (loss) from operations...............................      (23)       (33)       190        277
                                                               ------     ------     ------     ------
Net income..................................................   $    9     $   56     $  152     $  199
                                                               ======     ======     ======     ======
Diluted earnings per common share...........................   $  .01     $  .07     $  .19     $  .24
                                                               ======     ======     ======     ======
Basic earnings per common share.............................   $  .01     $  .07     $  .19     $  .25
                                                               ======     ======     ======     ======

    Results for the first quarter of 1999 include a pretax operating charge of $14 million for consolidation of semiconductor manufacturing operations in Japan and a charge of $10 million for the value of purchased research and development from a business acquisition. The second quarter of 1999 charge of $52 million was for the value of purchased research and development from a business acquisition. Third quarter 1999 results include a pretax operating charge of $7 million for additional severance actions in Japan, a pretax operating charge of $12 million for U.S. semiconductor severance and other actions and a $4 million pretax operating charge by Unitrode for a severance action. Also included is a $16 million charge for the value of acquired research and development from a business acquisition and $15 million of pretax transaction costs from the pooling acquisition of Telogy. Fourth quarter 1999 results include $86 million of pretax transaction costs from the pooling acquisition of Unitrode and a $67 million reduction in the income tax provision for research and experimental tax credit items.

    Results for the first quarter of 1998 include a pretax charge of $219 million, included in cost of revenues, for discontinuance of the TI-Hitachi joint venture and a charge of $25 million for the value of purchased research and development from two business acquisitions. Also included is a $6 million pretax operating charge by Unitrode, primarily for write-off of custom inventory which did not meet customer specifications. The second quarter of 1998 includes a pretax operating charge of $219 million for a severance/manufacturing efficiency program and a pretax gain of $83 million for the company's sale of its interest in the TI-Acer joint venture. Third quarter 1998 results include a pretax charge of $14 million for a manufacturing efficiency program. Also included is a $12 million pretax operating charge by Unitrode, primarily for settlement of a patent infringement lawsuit and $3 million of merger transaction costs incurred by Unitrode in a prior pooling acquisition. Fourth-quarter 1998 results include a pretax operating charge of $72 million, essentially all of which is for the disposition of two European operations.

    Diluted earnings per common share are based on average common and dilutive potential common shares outstanding in thousands (847,208 shares and 821,037 shares for the fourth quarters of 1999 and 1998).

COMMON STOCK PRICES AND DIVIDENDS

TI common stock is listed on the New York Stock Exchange and traded principally in that market. The table below shows the high and low prices of TI common stock on the composite tape as reported by THE WALL STREET JOURNAL and the dividends paid per common share for each quarter during the past two years.

                                                                               QUARTER
                                                              -----------------------------------------
                                                                1ST        2ND        3RD        4TH
                                                              --------   --------   --------   --------
Stock prices:
  1999 High                                                    $53.94     $72.50     $93.44    $111.50
       Low..................................................    43.00      49.50      67.09      75.75

  1998 High                                                    $31.38     $33.50     $31.84    $ 45.22
       Low..................................................    20.13      23.44      23.03      22.69

Dividends paid:
  1999......................................................   $.0425     $.0425     $.0425    $ .0425
  1998......................................................   $.0425     $.0425     $.0425    $ .0425

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

Thomas J. Engibous
Chairman of the Board, President and Chief Executive Officer

James R. Adams
Retired Chairman of the Board, Texas Instruments; Retired Group President, SBC Communications, Inc.

David L. Boren
President, The University of Oklahoma

James B. Busey IV
Retired Admiral, U.S. Navy

Daniel A. Carp
President and Chief Executive Officer, Eastman Kodak Company

Gerald W. Fronterhouse
Investments

David R. Goode
Chairman of the Board, President and Chief Executive Officer, Norfolk Southern Corporation

Wayne R. Sanders
Chairman of the Board and Chief Executive Officer, Kimberly-Clark Corporation

Ruth J. Simmons
President, Smith College

Clayton K. Yeutter
Of Counsel, Hogan & Hartson

EXECUTIVE OFFICERS

Thomas J. Engibous
Chairman of the Board, President and Chief Executive Officer

Richard K. Templeton
Executive Vice President

Richard J. Agnich
Senior Vice President and Secretary

William A. Aylesworth
Senior Vice President, Treasurer and Chief Financial Officer

Joseph F. Hubach
Senior Vice President and General Counsel

Stephen H. Leven
Senior Vice President

Keh-Shew Lu
Senior Vice President

John C. Scarisbrick
Senior Vice President

Richard J. Schaar
Senior Vice President

M. Samuel Self
Senior Vice President and Controller

Elwin L. Skiles, Jr.
Senior Vice President

Teresa L. West
Senior Vice President

Delbert A. Whitaker
Senior Vice President

Thomas Wroe, Jr.
Senior Vice President

OTHER INFORMATION

SEC FORM 10-K

Stockholders may obtain a copy of the company's annual report to the Securities and Exchange Commission on Form 10-K without charge (except for exhibits) by writing to:

Manager of Investor Relations,
P.O. Box 660199, MS 8657,
Dallas, TX 75266-0199

SAFE HARBOR STATEMENT

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This Exhibit B includes "forward-looking statements" intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as TI or its management "believes," "expects," "anticipates," "foresees," "forecasts," "estimates" or other words or phrases of similar import. Similarly, such statements herein that describe the company's business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those in forward-looking statements.

    We urge you to carefully consider the following important factors that could cause actual results to differ materially from the expectations of the company or its management:

    - Market demand for semiconductors, particularly for digital signal processors and analog chips in key markets, such as telecommunications and computers;

    - TI's ability to develop, manufacture and market innovative products in a rapidly changing technological environment;

    - TI's ability to compete in products and prices in an intensely competitive industry;

    - TI's ability to maintain and enforce a strong intellectual property portfolio and obtain needed licenses from third parties;

    - Accurate assessment of the impact of Year 2000 on TI, its customers and suppliers;

    - Global economic, social and political conditions in the countries in which TI and its customers and suppliers operate, including fluctuations in foreign currency exchange rates;

    - Losses or curtailments of purchases from key customers;

    - TI's ability to recruit and retain skilled personnel;

    - Availability of raw materials and critical manufacturing equipment.

    For a more detailed discussion of these factors, see the text under the heading "Cautionary Statements Regarding Future Results of Operations" in Item 1 of the company's most recent Form 10-K. The forward-looking statements included in this Exhibit B are made only as of the date hereof and the company undertakes no obligation to publicly update the forward-looking statements to reflect subsequent events or circumstances.

                       DIRECTIONS TO ANNUAL MEETING SITE

FROM DFW AIRPORT

Take the North Airport exit to 635E. Take 635E to the Greenville Avenue Exit. Turn right on Greenville. Turn right on Forest Lane. Texas Instruments will be on your right at the second traffic light. Please use the south entrance to the building.

DIRECTIONS FROM LOVE FIELD AIRPORT

Take Mockingbird Lane to 75N (Central Expressway). Travel north on 75 to the Forest Lane Exit. Turn right on Forest Lane. You will pass two traffic lights. At the third light, the entrance to Texas Instruments will be on your left. Please use the south entrance to the building.

PROXY                                                                   PROXY


              PROXY FOR ANNUAL MEETING TO BE HELD APRIL 20, 2000

         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints JAMES R. ADAMS, THOMAS J. ENGIBOUS, CLAYTON
K. YEUTTER, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of TEXAS INSTRUMENTS INCORPORATED to be held in Dallas, Texas, on April 20, 2000, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then personally present, in the election of directors and upon other matters properly coming before the meeting.

      IMPORTANT-THIS PROXY MUST BE SIGNED AND DATED ON THE REVERSE SIDE.

-----------------------------------------------------------------------------

Dear Stockholder:

     On the reverse side of this card are instructions on how to vote your shares regarding the election of directors and the board proposals by telephone or Internet. Please consider voting by telephone or Internet. Your vote is recorded as though you had mailed in your proxy card.

                                TEXAS INSTRUMENTS
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [/]
_____________________________________________________________________________

The Board of Directors recommends a vote FOR proposals 1, 2 and 3.

                                                            FOR ALL
1. Election of Directors                  FOR   WITHHELD    Except Nominee(s)
                                          ALL   ALL         Written Below
   Nominees:  01-J.R. Adams,              [ ]   [ ]         [ ]______________
   02-D.L. Boren, 03-J.B. Busey IV,
   04-D.A. Carp, 05-T.J. Engibous,
   06-G.W. Fronterhouse, 07-D.R. Goode,
   08-W.R. Sanders, 09-R.J. Simmons,
   and 10-C.K. Yeutter.
                                          FOR   AGAINST   ABSTAIN
2. Proposal to increase the company's
   authorized common stock.               [ ]     [ ]       [ ]

3. Proposal to approve the Texas
   Instruments 2000 Long-Term
   Incentive Plan.                        [ ]     [ ]       [ ]

                             In their discretion the named proxies are authorized to vote upon such other matters as may properly come before the meeting.

                             If no contrary indication is made, this proxy will be voted FOR the election of each board nominee and FOR the two board proposals.

                             Dated __________________________, 2000


                             ______________________________________________
                             Signature

                             ______________________________________________
                             Signature

NOTE: Please sign exactly as your name appears on this document. For joint accounts both owners should sign. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

                 IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET,
                       PLEASE SEE THE INSTRUCTIONS BELOW.
------------------------------------------------------------------------------

CONTROL NUMBER
 ______________
|              |
|______________|

              YOU CAN VOTE YOUR SHARES BY TELEPHONE OR INTERNET,
      QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

Texas Instruments Incorporated encourages you to take advantage of the convenient ways to vote your shares. If voting by proxy, you may vote by mail, or choose one of the two methods described below. Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. To vote by telephone or Internet, follow these easy steps:

TO VOTE BY PHONE

     Call toll free 1-888 5653 any time on a touch tone telephone. There is NO CHARGE to you for the call.

     Enter the Control Number located above.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals, press 1.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

     To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

     Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

     Proposal 3:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

TO VOTE BY INTERNET

     Go to the following website:  www.harrisbank.com/wproxy

     Enter the information requested on your computer screen, including your Control Number located above.

     Follow the simple instructions on the screen.

   If you vote by telephone or Internet, DO NOT mail back the proxy card.

                             THANK YOU FOR VOTING!

               Proxy for Annual Meeting to be held April 20, 2000

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James R. Adams, Thomas J. Engibous, Clayton
K. Yeutter, or any one or more of them, the true and lawful attorneys of the undersigned with power of substitution, to vote as proxies for the undersigned at the annual meeting of stockholders of Texas Instruments Incorporated to be held in Dallas, Texas, on April 20, 2000, at 10:00 a.m. (Dallas time) and at any or all adjournments thereof, according to the number of shares of common stock which the undersigned would be entitled to vote if then personally present, in the election of directors and upon other matters properly coming before the meeting.

-----------------------------------------------------------------------------
The Board of Directors recommends a vote "FOR" proposals 1, 2 and 3.

1.  Election of directors:

    01-J. R. Adams            / / For       / / Withhold

    02-D. L. Boren            / / For       / / Withhold

    03-J. B. Busey IV         / / For       / / Withhold

    04-D. A. Carp             / / For       / / Withhold

    05-T. J. Engibous         / / For       / / Withhold

    06-G. W. Fronterhouse     / / For       / / Withhold

    07-D. R. Goode            / / For       / / Withhold

    08-W. R. Sanders          / / For       / / Withhold

    09-R. J. Simmons          / / For       / / Withhold

    10-C. K. Yeutter          / / For       / / Withhold

2.  Proposal to increase
    the Company's
    authorized common
    stock.                 / / For       / / Against       / / Abstain

3.  Proposal to approve
    the Texas Instruments
    2000 Long-Term
    Incentive Plan.        / / For       / / Against       / / Abstain
-----------------------------------------------------------------------------
In their discretion the named proxies are authorized to vote upon such other matters as may properly come before the meeting.
-----------------------------------------------------------------------------
If no contrary indication is made, this proxy will be voted "FOR" the election of each board nominee and "FOR" the two board proposals.
                               ----------------
                               | Submit Votes |
                               ----------------

                          ANNUAL MEETING OF STOCKHOLDERS
                                April 20, 2000
                                                              March 2, 2000

TO:   Participants in the TI Universal Profit Sharing Plan (the "Universal
Plan") and the TI U.S. Employees Retirement and Profit Sharing Plan (the "Retirement and Profit Sharing Plan")

The accompanying Notice of Annual Meeting of Stockholders and Proxy Statement and Instructions to Trustee on Voting relate to shares of common stock of Texas Instruments Incorporated held by the Trustee for your profit sharing accounts.

As noted in the Proxy Statement, the TI board of directors has designated the following nominees for election to the board for the ensuing year: JAMES R. ADAMS, DAVID L. BOREN, JAMES B. BUSEY IV, DANIEL A. CARP, THOMAS J. ENGIBOUS, GERALD W. FRONTERHOUSE, DAVID R. GOODE, RUTH J. SIMMONS, WAYNE R. SANDERS and CLAYTON K. YEUTTER. Biographies of the nominees appear in the Proxy Statement. In addition, the board proposals set forth in the Proxy Statement are expected to be presented at the Annual Meeting. The board of directors of TI recommends a vote FOR the election of directors and the board proposals.

Under the Universal Plan and the Retirement and Profit Sharing Plan, each participant is a "named fiduciary" who has the right to direct the voting of stock credited to his or her accounts. In addition, you and the other participants are entitled as the "named fiduciaries" who control TI stock voting for these plans to direct the voting of stock credited to the accounts of participants who do not give voting instructions.

The Trustee is required to vote the shares held for each of your accounts in accordance with your instructions. If you wish to instruct the Trustee on the voting of shares held for your accounts, you should complete and sign the "Instructions to Trustee on Voting" form enclosed and return it in the addressed, postage-free envelope or use the telephone voting procedures specified on the voting instructions form by April 18, 2000.

If you are a participant in the Universal Plan and you do not instruct the Trustee on voting the shares held in your accounts by April 18, 2000 in the manner specified on the voting instructions form, the Trustee will vote such shares in the same proportions as the shares for which the Trustee receives voting instructions from other Universal Plan participants. Similarly, if you are a participant in the Retirement and Profit Sharing Plan, and do not instruct the Trustee on voting the shares held for your accounts by April 18, 2000 in the manner specified on the voting instructions form, the Trustee will vote such shares in the same proportions as the shares for which the Trustee receives voting instructions from other Retirement and Profit Sharing Plan participants.

NOTE: If you own TI shares in your own name, a Proxy for those shares will be sent to you in a separate package. Please sign and date the Proxy, if applicable, and return it in the envelope provided, or follow the telephone or Internet voting procedures accompanying the Proxy.


                                        /s/ STEVE LEVEN
                                        ----------------
                                        Steve Leven
                                        Director, World Wide Human Resources

                       INSTRUCTIONS TO TRUSTEE ON VOTING
                        TI COMMON STOCK HELD UNDER THE
                  TI EMPLOYEES UNIVERSAL PROFIT SHARING PLAN

      PLEASE VOTE BY SIGNING ON REVERSE SIDE AND RETURNING IN THE ENCLOSED
           ENVELOPE OR BY FOLLOWING THE TELEPHONE VOTING PROCEDURES

            These voting instructions are requested in conjunction
             with a proxy solicitation by the Board of Directors
                     of Texas Instruments Incorporated.


                   [participant identifying information]


I hereby instruct Bankers Trust Company of the Southwest as Trustee of the Texas Instruments Incorporated Defined Contribution Plan Master Trust ("Trust") to vote in person or by proxy, at the annual meeting of stockholders of Texas Instruments Incorporated ("TI") on April 20, 2000, or any adjournments thereof, the shares of TI common stock held in the TI Stock Fund under the Trust which are attributable to my Universal Profit Sharing Account, CODA Account and Tax Credit Employee Stock Ownership Account in the manner indicated on the reverse side of this form with respect to each item identified thereon.

The Trustee will vote the shares represented by this voting instruction form if, by April 18, 2000, (a) the form is properly signed and received, or (b) the telephone voting procedures are followed. Shares for which no voting instructions have been received will be voted in the same proportions as the shares for which voting instructions are received.
-----------------------------------------------------------------------------

     On the reverse side of this card are procedures on how to vote your shares regarding the election of directors and the board proposals by telephone. Please consider voting by telephone. Your vote is recorded as though you had mailed in your voting instruction form.

PLEASE MARK YOUR CHOICE IN OVAL IN THE FOLLOWING MANNER USING DARK INK
ONLY: [ / ]
________________________________________________________________________

The board of directors of TI recommends a vote FOR proposals 1, 2 and 3.

                                                       FOR ALL
1. Election of Directors -             FOR   WITHHELD  Except Nominee(s)
                                       ALL   ALL       Written Below
   Nominees:  01-J.R. Adams,           [ ]   [ ]         [ ]______________
   02-D.L. Boren, 03-J.B. Busey IV,
   04-D.A. Carp, 05-T.J. Engibous,
   06-G.W. Fronterhouse, 07-D.R. Goode,
   08-W.R. Sanders, 09-R.J. Simmons,
   and 10-C.K. Yeutter.

                                         FOR   AGAINST   ABSTAIN
2. Proposal to increase the company's
   authorized common stock.              [ ]     [ ]       [ ]

3. Proposal to approve the Texas
   Instruments 2000 Long-Term
   Incentive Plan.                       [ ]     [ ]       [ ]

                             Dated __________________________, 2000

                             If no contrary indication is made the shares represented by this voting instruction form will be voted FOR the election of each board nominee and FOR the two board proposals.

                             ______________________________________________
                             Signature

NOTE: Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

      IF YOU WISH TO VOTE BY TELEPHONE, PLEASE SEE THE PROCEDURES BELOW.
----------------------------------------------------------------------------
CONTROL NUMBER
 ______________
|              |
|______________|

                     YOU CAN VOTE YOUR SHARES BY TELEPHONE!
      QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

     Call toll free 1-888-776-5654 any time on a touch tone telephone. There is NO CHARGE to you for the call.

     Enter the Control Number located above.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals, press 1.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

     To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

     Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

     Proposal 3:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

   If you vote by telephone, DO NOT mail back the voting instruction form.

                              THANK YOU FOR VOTING!

                       INSTRUCTIONS TO TRUSTEE ON VOTING
                        TI COMMON STOCK HELD UNDER THE
             TI U.S. EMPLOYEES RETIREMENT AND PROFIT SHARING PLAN


       PLEASE VOTE BY SIGNING ON REVERSE SIDE AND RETURNING IN THE ENCLOSED
            ENVELOPE OR BY FOLLOWING THE TELEPHONE VOTING PROCEDURES

             These voting instructions are requested in conjunction
            with a proxy solicitation by the Board of Directors
                    of Texas Instruments Incorporated.


                   [participant identifying information]


I hereby instruct Bankers Trust Company of the Southwest as Trustee of the Texas Instruments Incorporated Defined Contribution Plan Master Trust ("Trust") to vote in person or by proxy, at the annual meeting of stockholders of Texas Instruments Incorporated ("TI") on April 20, 2000, or any adjournments thereof, the shares of TI common stock held in the TI Stock Fund under the Trust which are attributable to my Profit Sharing Account, 401(k) Account and Tax Credit Employee Stock Ownership Account in the manner indicated on the reverse side of this form with respect to each item identified thereon.

The Trustee will vote the shares represented by this voting instruction form if, by April 18, 2000, (a) the form is properly signed and received, or (b) the telephone voting procedures are followed. Shares for which no voting instructions have been received will be voted in the same proportions as the shares for which voting instructions are received.

-----------------------------------------------------------------------------

     On the reverse side of this card are procedures on how to vote your shares regarding the election of directors and the board proposals by telephone. Please consider voting by telephone. Your vote is recorded as though you had mailed in your voting instruction form.

PLEASE MARK YOUR CHOICE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY:
[ / ]
________________________________________________________________________

The board of directors of TI recommends a vote FOR proposals 1, 2 and 3.

                                                       FOR ALL
1. Election of Directors -             FOR   WITHHELD  Except Nominee(s)
                                       ALL   ALL       Written Below
   Nominees:  01-J.R. Adams,           [ ]   [ ]         [ ]______________
   02-D.L. Boren, 03-J.B. Busey IV,
   04-D.A. Carp, 05-T.J. Engibous,
   06-G.W. Fronterhouse, 07-D.R. Goode,
   08-W.R. Sanders, 09-R.J. Simmons,
   and 10-C.K. Yeutter.

                                          FOR   AGAINST   ABSTAIN
2. Proposal to increase the company's
   authorized common stock.               [ ]     [ ]       [ ]

3. Proposal to approve the Texas
   Instruments 2000 Long-Term
   Incentive Plan.                        [ ]     [ ]       [ ]

                             Dated __________________________, 1999

                             If no contrary indication is made the shares represented by this voting instruction form will be voted FOR the election of each board nominee and FOR the two board proposals.

                             ______________________________________________
                             Signature

NOTE: Please sign exactly as name appears hereon. When signing as executor, administrator, attorney, trustee or guardian, etc., please give your full title.

IF YOU WISH TO VOTE BY TELEPHONE, PLEASE SEE THE PROCEDURES BELOW.
-----------------------------------------------------------------------------
CONTROL NUMBER
 ______________
|              |
|______________|

                     YOU CAN VOTE YOUR SHARES BY TELEPHONE!
      QUICK * EASY * IMMEDIATE * AVAILABLE 24 HOURS A DAY * 7 DAYS A WEEK

     Call toll free 1-888-776-5655 any time on a touch tone telephone. There is NO CHARGE to you for the call.

     Enter the Control Number located above.

OPTION #1: To vote as the Board of Directors recommends on ALL proposals, press 1.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

OPTION #2: If you choose to vote on each proposal separately, press 0. You will hear these instructions:

     Proposal 1: To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9.

     To WITHHOLD FOR AN INDIVIDUAL nominee, press 0 and listen to the instructions.

     Proposal 2:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

     Proposal 3:  To vote FOR, press 1; AGAINST, press 9; ABSTAIN, press 0.

  WHEN ASKED, PLEASE CONFIRM YOUR VOTE BY PRESSING 1 - THANK YOU FOR VOTING.

   If you vote by telephone, DO NOT mail back the voting instruction form.

                             THANK YOU FOR VOTING!